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Index to consolidated financial statements Aspen Technology, Inc. and Subsidiaries

As filed with the Securities and Exchange Commission on April 9, 2007

Registration Statement No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ASPEN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code No.)	04-2739697 (I.R.S. Employer Identification Number)

Ten Canal Park
Cambridge, Massachusetts 02141
(617) 949-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark E. Fusco
President and Chief Executive Officer
Aspen Technology, Inc.
Ten Canal Park
Cambridge, Massachusetts 02141
(617) 949-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark L. Johnson, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Facsimile: (617) 526-5000	Frederic G. Hammond, Esq. Aspen Technology, Inc. Ten Canal Park Cambridge, Massachusetts 02141 Telephone: (617) 949-1000 Facsimile: (617) 949-1717	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000 Facsimile: (212) 474-3700

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐             .

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐             .

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐             .

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock, $0.10 par value per share(2)	20,700,000 shares	$13.08	$270,756,000	$8,313

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices of the registrant's common stock on The NASDAQ Global Market on April 5, 2007. Includes the offering price attributable to shares available for purchase by the underwriters to cover overallotments, if any.
(2)
Accompanied by the registrant's preferred stock purchase rights, which, until the occurrence of certain prescribed events, will not be exercisable or separately transferable, will be evidenced by the certificates for the common stock, and will be transferred with the common stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to completion, dated April 9, 2007

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

18,000,000 shares

ASPEN TECHNOLOGY, INC.

Common stock

The selling stockholders are selling 18,000,000 shares of common stock of Aspen Technology, Inc. The selling stockholders consist of 15 private equity funds managed by Advent International Corporation. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on The NASDAQ Global Market under the symbol "AZPN." The last reported sale price of our common stock on April 5, 2007 was $13.08 per share.

		Per share		Total

Initial price to public	$		$
Underwriting discounts and commissions	$		$
Proceeds to selling stockholders, before expenses	$		$

The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 2,700,000 additional shares of common stock to cover overallotments on the same terms and conditions set forth above.

Delivery of the shares of common stock will be made on or about                           , 2007.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

JPMorgan	Deutsche Bank Securities

                           , 2007

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders and the indemnitees have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

Except as otherwise indicated herein, or as the context may otherwise require, the words "we," "our," "us," "Aspen," "AspenTech" and "our company" refer to Aspen Technology, Inc. and its consolidated subsidiaries. Our fiscal year ends on June 30, and references to a specific fiscal year are to the twelve months ended June 30 of such year (for example, "fiscal 2006" refers to the year ended June 30, 2006).

Aspen, aspenONE, Aspen Plus, AspenTech, DMCPlus and HYSYS are registered trademarks, and Aspen Advisor, Aspen Icarus, Aspen InfoPlus21, Aspen Orion, Aspen PIMS, Aspen Plant Scheduler, AspenSmartStep, Aspen Supply Planner and Aspen Zyqad are trademarks of Aspen Technology, Inc. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

Prospectus summary

This summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 9 and our consolidated financial statements and related notes beginning on page F-1, before making an investment decision.

Aspen Technology

Overview

We are a leading supplier of integrated software and services to the process industries, which consist of oil and gas, petroleum, chemicals, pharmaceuticals and other industries that manufacture and produce products from a chemical process. We provide a comprehensive, integrated suite of engineering, plant operations and supply chain management software applications that utilizes proprietary empirical models of chemical manufacturing processes to improve plant and process design, economic evaluation, production, production planning and scheduling and operational performance. These solutions help our customers improve their competitiveness and profitability by increasing revenues, reducing operating costs and working capital requirements and decreasing capital expenditures.

For more than 25 years, we have had a track record of innovation and technology leadership in the process industries. Our customer base of over 1,500 process manufacturers includes the 32 largest petroleum companies in the world, the 50 largest chemical companies, 19 of the 20 largest pharmaceutical companies and 17 of the 20 largest engineering and construction firms that service the process industries. As of March 31, 2007, we operated globally through 29 offices in 20 countries. We sell our products primarily through a direct sales force, and we have established a number of strategic relationships to leverage our internal sales and marketing efforts, enhance the breadth of our solutions and expand our implementation capabilities. As of March 31, 2007, we had a total of 1,283 full-time employees.

Our total revenues were $293.1 million for fiscal 2006 and $160.7 million for the six months ended December 31, 2006.

Industry overview

Process industries, including oil and gas, petroleum, chemicals, pharmaceuticals and other industries that produce products from a chemical process, face significant challenges in an increasingly competitive global environment. Historically, technology solutions have played a major role in helping process companies to drive productivity improvements. Today, process manufacturers are seeking tools to help them improve their operating performance, competitive position and responsiveness to increasingly volatile raw material and end markets. Moreover, as process manufacturers have become more adept at using products that optimize individual engineering, plant operations and supply chain management business processes, they increasingly are seeking additional performance improvements by integrating these products, both with one another and with distributed control systems, enterprise resource planning, and other enterprise systems to provide real-time, intelligent decision support. To achieve these objectives, companies are implementing solutions that integrate related business processes within a single production facility and across multiple sites. In addition, by adding planning and scheduling functionality, companies are extending these solutions by optimizing their supply chains to substantially reduce cycle times, adjusting production quickly to meet changing customer requirements, synchronizing key business processes with plants and customers across numerous geographies and time zones and quoting delivery dates more accurately and reliably.

Our solution

We provide software and services designed to enable customers to optimize the profitability of their manufacturing operations. Our solutions are focused on the three primary business areas of engineering, plant operations and supply chain management. Our software products are offered both as stand-alone products and as part of our integrated aspenONE product suite. Our aspenONE offering integrates our engineering, plant operations and supply chain management software in a modular fashion so that data can be shared among the products and additional modules can be added as a customer's requirements evolve. By using aspenONE, a company gains enterprise-wide access to real-time, model-based information that enables it to forecast or simulate the economic impact of potential actions and make better, faster and more profitable operating decisions.

Engineering.    Our engineering solutions are used on a process engineer's desktop to design and improve plants and processes.

Plant operations.    Our plant operations products focus on optimizing companies' day-to-day process industry activities, enabling them to make better, more profitable decisions and improve plant performance.

Supply chain management.    Our supply chain management products enable companies to reduce inventory and increase asset efficiency by giving them the tools to optimize their supply chain decisions, from choosing the right raw materials to delivering finished product in the most cost-effective manner.

In fiscal 2006, 65% of our software license revenue was generated by our engineering software products and the remaining 35% was attributable to our plant operations and supply chain management solutions. For the six months ended December 31, 2006, 60% of our software license revenue was derived from our engineering software products and the remaining 40% was generated by our plant operations and supply chain management solutions.

We also offer professional services to provide our customers with complete solutions. These services include implementation and configuration services, consulting services and advanced modeling and design services.

Our advantage

Our competitive advantage is based on the following key attributes:

•
Substantial process industry expertise.    We believe that, by developing software for the process industries for more than 25 years, we have amassed the world's largest collection of process industry domain knowledge to develop and implement solutions for our customers.

•
Large and valuable customer base.    We view our customer base of more than 1,500 process manufacturers as an important strategic asset and as evidence of one of the strongest franchises in the industry.

•
Rapid, high return on investment.    We believe customers purchase our products because our products provide rapid, demonstrable and significant returns on investment.

•
Complete, integrated solution.    While some vendors offer stand-alone products that compete with one or more of our products, we believe we are the only provider that offers a comprehensive solution to process manufacturers that addresses key business processes in manufacturing operations across the enterprise.

Corporate information

We were founded in 1981 and reincorporated in Delaware in 1998. Our principal executive offices are located at Ten Canal Park, Cambridge, Massachusetts 02141, and our telephone number at that address is (617) 949-1000. Our website address is www.aspentech.com. The information on our website is not incorporated by reference into this prospectus.

Selling stockholders

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders named under "Principal and Selling Stockholders." The selling stockholders consist of 15 private equity funds managed by Advent International Corporation. The selling stockholders obtained the offered shares of common stock upon their conversion of shares of our Series D-1 convertible preferred stock and their exercises of related warrants.

Upon completion of this offering, the selling stockholders collectively will own 12,027,336 shares of common stock, or 13.7% of our outstanding common stock (based upon shares outstanding as of March 31, 2007). If the underwriters exercise their overallotment option in full, the selling stockholders collectively will own 9,327,336 shares of common stock, or 10.6% of our outstanding common stock (based upon shares outstanding as of March 31, 2007).

Following completion of this offering, all of the shares of common stock held by the selling stockholders will be eligible for resale in the public market, subject to volume limitations, under Rule 144 of the Securities Act and will have the benefit of demand and incidental registration rights previously granted by us. In connection with this offering, each of the selling stockholders has agreed to restrictions on transfers of our securities during the 90-day period following the date of this prospectus. See "Principal and Selling Stockholders—Selling Stockholders."

The offering

Common stock offered by the selling stockholders: 18,000,000 shares

Common stock outstanding after the offering: 87,984,498 shares

Use of proceeds

We will not receive any of the proceeds from the sale of shares of our common stock sold by the selling stockholders in this offering.

Risk factors

See "Risk Factors" for a discussion of factors you should consider carefully before deciding to invest in our common stock.

NASDAQ Global Market symbol: AZPN

The number of shares of common stock outstanding immediately after the offering is based on the number of shares outstanding as of March 31, 2007. It excludes:

•
1,819,170 shares issuable as of March 31, 2007 upon the exercise of outstanding warrants, at a weighted average exercise price of $5.30 per share;

•
5,710,283 shares issuable upon the exercise of outstanding options that had vested as of March 31, 2007, at a weighted average exercise price of $8.03 per share;

•
3,447,616 shares issuable upon the exercise of outstanding options that had not vested as of March 31, 2007, at a weighted average exercise price of $6.93 per share;

•
689,400 shares issuable upon the vesting of restricted stock units that had not vested as of March 31, 2007;

•
3,182,057 shares available as of March 31, 2007 for future issuance under our stock-based compensation plans; and

•
2,538,077 shares available as of March 31, 2007 for future issuance under our employee stock purchase plan.

Summary consolidated financial data

The following tables summarize our consolidated financial data. You should read these data together with the other financial information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and our consolidated financial statements and related notes included elsewhere herein. We restated our consolidated financial statements in March 2005, September 2006, November 2006 and March 2007, and these restatements affected certain of the periods presented below. The restatements are discussed further in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Financial Results" below and note 17 to our consolidated financial statements included elsewhere in this prospectus.

	Year ended June 30,			Six months ended December 31,
(in thousands, except per share data)
	2004	2005	2006	2005	2006

	(as restated)	(as restated)	(as restated)	(as restated)
Consolidated statement of operations data:
Revenues:
Software licenses	$158,150	$129,621	$152,773	$65,907	$88,942
Service and other	174,296	140,373	140,375	70,548	71,795
Total revenues	332,446	269,994	293,148	136,455	160,737
Cost of revenues:
Cost of software licenses	15,577	16,864	16,805	8,119	6,858
Cost of service and other	101,823	82,744	72,690	35,305	36,091
Amortization of technology related intangible assets	7,976	8,220	8,559	4,234	3,574
Total cost of revenues	128,626	107,828	98,054	47,658	46,523
Gross profit	203,820	162,166	195,094	88,797	114,214
Operating costs:
Selling and marketing	101,806	96,275	84,505	39,517	43,328
Research and development	60,111	47,276	44,322	22,009	19,219
General and administrative	34,380	49,315	42,529	20,570	23,665
Restructuring charges and FTC legal costs	20,085	24,960	3,993	3,194	2,035
Total operating costs	216,602	232,140	176,247	85,667	93,822
Income (loss) from operations	(12,782)	(69,974)	18,847	3,130	20,392
Income (loss) before provision for (benefit from) income taxes and losses in earnings from joint ventures	(5,594)	(71,539)	19,536	2,214	26,528
Net income (loss)	(26,184)	(73,570)	12,823	512	23,198
Accretion of preferred stock discount and dividend	(6,358)	(14,450)	(15,383)	(7,621)	(7,144)
Income (loss) attributable to common stockholders	(32,542)	(88,020)	(2,560)	(7,109)	16,054
Income (loss) per share attributable to common stockholders:
Basic	$(0.80)	$(2.08)	$(0.06)	$(0.16)	$0.29
Diluted	$(0.80)	$(2.08)	$(0.06)	$(0.16)	$0.26
Weighted average shares outstanding:
Basic	40,575	42,381	44,627	43,491	54,930
Diluted	40,575	42,381	44,627	43,491	90,677

The pro forma information in the following table reflects the conversion in January 2007 of all of the outstanding shares of our Series D-2 convertible preferred stock and our concurrent payment of $6.6 million in accumulated dividends on those shares.

December 31, 2006 (in thousands)	Actual	Pro forma

Consolidated balance sheet data:
Cash and cash equivalents	$92,549	$85,982
Working capital	40,323	33,756
Total assets	261,915	255,348
Long-term obligations, less current maturities	45	45
Redeemable convertible preferred stock	25,240	—
Total stockholders' equity	84,931	103,604

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks related to our business

Fluctuations in our quarterly revenues, operating results and cash flow may cause the market price of our common stock to fall.

Our revenues, operating results and cash flow have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control, including:

•
demand for our products and services;

•
our customers' purchasing patterns;

•
the length of our sales cycle;

•
the size of customer orders;

•
changes in the mix of our license revenues and service revenues;

•
the timing of introductions of new solutions and enhancements by us and our competitors;

•
seasonal weakness in the first quarter of each fiscal year (which for us is the three months ending September 30), primarily caused by a slowdown in business in some of our international markets;

•
the timing of our investments in new product development;

•
the mix of domestic and international sales;

•
our continued ability to sell long-term installments receivable;

•
changes in our operating expenses; and

•
fluctuating economic conditions, particularly as they affect companies in the oil and gas, chemicals, petrochemicals and petroleum industries.

We ship software products within a short period after receipt of an order and typically do not have a material backlog of unfilled orders for software products. Consequently, revenues from software licenses in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, a majority of each quarter's revenues from software licenses has come from license agreements that have been entered into in the final weeks of the quarter. Therefore, even a short delay in the consummation of an agreement may cause our revenues to fall below expectations of public market analysts and investors for that quarter.

Since a substantial majority of our expenses are fixed, we are not able to adjust our spending quickly enough to compensate for any revenue shortfall in any given quarter and any revenue shortfall would likely have a disproportionately adverse effect on our operating results for that quarter. We expect that the factors listed above will continue to affect our operating results for the foreseeable future. Because of the factors listed above, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

Term license renewal negotiations may be difficult and more time consuming than negotiations for new licenses. Moreover, customers may choose not to renew term licenses, resulting in reduced revenue to us. In addition, customers may wish to negotiate renewals of term licenses on terms and conditions that require us to change the way we recognize revenue under our existing revenue recognition practices at the time of such renewal with such customers. Any such changes could result in a material adverse effect on our results.

If, due to one or more of the foregoing factors or an unanticipated cause, our operating results fail to meet the expectations of public market analysts and investors in a future quarter, the market price of our common stock would likely decline.

Our lengthy sales cycle makes it difficult to predict quarterly revenue levels and operating results.

Because license and implementation fees for our software products are substantial and the decision to purchase our products typically involves members of our customers' senior management, the sales process for our solutions is lengthy and can exceed one year. Accordingly, the timing of our license revenues is difficult to predict, and the delay of an order could cause our quarterly revenues to fall substantially below our expectations and those of public market analysts and investors. Moreover, to the extent that we succeed in licensing our integrated aspenONE product suite rather than stand-alone software products, our sales cycle may lengthen, which could increase the likelihood of delays and cause the effect of a delay to become more pronounced. Delays in sales could cause significant shortfalls in our revenues and operating results for any particular period.

We derive a majority of our total revenues from customers in the oil and gas, chemicals, petrochemicals and petroleum industries, which are highly cyclical, and our operating results may suffer if these industries experience an economic downturn.

We derive a majority of our total revenues from companies in the oil and gas, chemicals, petrochemicals and petroleum industries. Accordingly, our future success depends upon the continued demand for manufacturing optimization software and services by companies in these process manufacturing industries. The oil and gas, chemicals, petrochemicals and petroleum industries are highly cyclical and highly reactive to the price of oil, as well as general economic conditions.

Adverse changes in the economy and global economic and political uncertainty have previously caused delays and reductions in information technology spending by our customers and a consequent deterioration of the markets for our products and services, particularly our manufacturing/supply chain product suites. If adverse economic conditions occur, we would likely experience reductions, delays and postponements of customer purchases that will negatively impact our revenue and operating results.

In addition, in the past worldwide economic downturns and pricing pressures experienced by oil and gas, chemical, petrochemical and petroleum companies have led to consolidations and reorganizations. These downturns, pricing pressures and restructurings have caused delays and reductions in capital and operating expenditures by many of these companies. These delays and reductions have reduced demand for products and services like ours. A recurrence of these industry patterns, as well as general domestic and foreign economic conditions and other factors that reduce spending by companies in these industries, could harm our operating results in the future.

Securities litigation and government investigations based on our restatement of our consolidated financial statements due to our prior software accounting practices may subject us to substantial damages and expenses, may require significant management time and may damage our reputation.

In March 2005, as a result of our prior accounting for certain software license and service agreements, we restated our consolidated financial statements for fiscal 1999 through 2004, including the interim quarters of fiscal 2003 and 2004.

Following this restatement, we and certain of our then-current and former officers and directors were named defendants in securities class action and derivative lawsuits filed in Massachusetts federal district court, alleging that our consolidated financial statements that were restated constituted violations of the Securities Exchange Act and claiming material misstatements concerning our financial condition and results. In March 2006, the court approved a $5.6 million settlement with the class, of which we paid $1.9 million and our insurance carrier paid $3.7 million.

Members of the class representing 1,457,969 shares of common stock, or less than 1% of the shares putatively purchased during the class action period, opted out of the March 2006 settlement and therefore may bring or have brought their own state or federal law claims against us, which we refer to as opt-out claims, based on the restated results referenced in the earlier class action. Separate opt-out claims have been filed on behalf of the holders of approximately 1.1 million shares, including claims of securities and common law fraud, breach of contract, statutory treble damages, deceptive practices and/or rescissory damages liability, based on the restated results of one or more fiscal periods included in our restated consolidated financial statements. We can provide no assurance as to the outcome of these opt-out claims or the likelihood of the filing of additional opt-out claims, and these claims may result in judgments against us for significant damages. Regardless of the outcome, such litigation has resulted in the past, and may continue to result in the future, in significant legal expenses and may require significant attention and resources of management, all of which could result in losses and damages that have a material adverse effect on our business.

In January 2007, the SEC filed a civil enforcement action in Massachusetts federal district court alleging securities fraud and other violations against three of our former executive officers, David McQuillin, Lisa Zappala and Lawrence Evans, arising out of six transactions in 1999 through 2002 that were reflected in our originally filed consolidated financial statements for fiscal 2000 through 2004, which we restated in March 2005. We and each of these former executive officers received "Wells Notice" letters of possible enforcement proceedings by the SEC. On the same day the SEC complaint was filed, the U.S. Attorney's Office for the Southern District of New York filed a criminal complaint against David McQuillin alleging criminal securities fraud violations arising out of one of these transactions. Mr. McQuillin pled guilty in March 2007 and is awaiting sentencing. The SEC enforcement action and the U.S. Attorney's Office criminal action do not involve our company or any of our current officers or directors. We can provide no assurance, however, that the U.S. Attorney's Office, the SEC or another regulatory agency will not bring an enforcement proceeding against us, our officers and employees or additional former officers and employees based on the restated consolidated financial statements. Any such proceeding would divert the resources of management and could result in significant legal expenses and judgments against us for significant damages. In addition, even if we are successful in defending against such an enforcement action, such a proceeding may cause our customers, employees and investors to lose confidence in our company, which could result in significant costs to us and adversely affect the market price of our common stock.

We are required to advance legal fees (subject to undertakings of repayment if required) and may be required to indemnify certain of our current or former directors and officers (including one or more of the three former executive officers discussed above) in connection with civil, criminal or regulatory proceedings or actions, and such indemnification commitments may be costly. Our director and officer liability insurance policies provide only limited liability protection relating to such actions against us and certain of our officers and directors and may not cover director and officer indemnification. If these policies do not adequately cover expenses and certain liabilities relating to any proceeding or lawsuit, or if we are unable to achieve a favorable settlement thereof, our financial condition could be materially harmed. Also, increased premiums could materially harm our financial results in future periods. Our inability to obtain coverage due to prohibitively expensive premiums would make it more difficult to retain and attract officers and directors and expose us to potentially self-funding any potential future liabilities ordinarily mitigated by director and officer liability insurance.

A determination that we have failed to comply with our existing consent decree with the Federal Trade Commission could have a material adverse effect on our business and financial condition.

In December 2004, we entered into a consent decree with the Federal Trade Commission, or FTC, with respect to a civil administrative complaint filed by the FTC in August 2003 alleging that our acquisition of Hyprotech in May 2002 was anticompetitive in violation of Section 5 of the Federal Trade Commission Act and Section 7 of the Clayton Act. In connection with the consent decree, we entered into an agreement with Honeywell International, Inc., which we refer to as the Honeywell agreement, pursuant to which we transferred our operator training business and our rights to the intellectual property of various legacy Hyprotech products. In addition, we transferred our AXSYS product line to Bentley Systems, Inc.

We are subject to ongoing compliance obligations under the FTC consent decree and to subpoenas and other demands for information, deposition testimony and documents from the FTC related to whether we have complied with the FTC consent decree. Ensuring our continued compliance with the FTC consent decree may subject us to increased legal fees and other expenses and obligations. If the FTC were to determine that we have not complied with our obligations under the consent decree, we could be subject to one or more of a variety of penalties, injunctive relief and other remedies, any of which might materially limit our ability to operate under our current business plan and might have a material adverse effect on our operating results and financial condition.

In March 2007, we were served with a complaint and petition to compel arbitration filed by Honeywell in New York state supreme court. The complaint alleges that we failed to comply with our obligations to deliver certain technology under the Honeywell agreement, that we owe approximately $800,000 to Honeywell under the agreement and that Honeywell is entitled to the approximately $1.2 million retained by Honeywell under the holdback provisions of the agreement, plus unspecified monetary damages arising from contracts assumed under the agreement. Any such proceeding could divert the resources of management, result in significant damages and expenses and impair our operating results.

Claims and litigation based on our restatement of our consolidated financial statements due to our prior accounting for stock-based compensation may require that we incur substantial additional expenses and expend significant additional management time.

In connection with the preparation of our consolidated financial statements for fiscal 2006, a subcommittee of independent members of the board of directors determined that certain stock option grants during fiscal 1995 through 2004 were accounted for incorrectly and concluded that stock-based compensation associated with certain grants was misstated in fiscal 1995 through 2005 and the nine months ended March 31, 2006. As a result of these errors, some of our employees realized nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, and therefore became subject to an excise tax on the value of the options in the year in which they vest.

On September 27, 2006, a derivative action lawsuit, captioned Rapine v. McCardle, et al., Civil Action No. 06-3455, was filed in Massachusetts superior court. The complaint alleges, among other things, that the former and current director and officer defendants authorized, modified or failed to halt backdating of stock options in breach of their fiduciary duties. On October 16, 2006, the defendants removed the action to Massachusetts federal district court and moved to dismiss the complaint. On October 30, 2006, the purported stockholder plaintiff filed an amended complaint, asserting derivative claims for breach of fiduciary duty, unjust enrichment, insider trading, violations of Sections 10(b), 14 and 20(a) of the Securities Exchange Act and corporate waste. On November 10, 2006, the defendants moved to dismiss the amended complaint, for, among other things, failure to make a demand on the board. The court has not ruled on the motion to dismiss.

On February 23, 2007, a purported derivative action lawsuit, captioned Risberg v. McArdle et al., 07-CV-10354, was filed in Massachusetts federal district court. The complaint alleges, among other things, that certain former and current directors and officers authorized, were aware of, or received allegedly backdated stock options. The complaint asserts claims for breach of fiduciary duty, unjust enrichment, violations of Sections 10(b), 14 and 20(a) of the Securities Exchange Act, corporate waste and breach of contract. On March 27, 2007, we filed a motion to dismiss the complaint on the grounds that the plaintiff had failed to make the requisite pre-suit demand on the board. The court has not ruled on the motion to dismiss.

We can provide no assurances as to the outcome of these lawsuits and we may be named as a defendant in additional securities litigation or derivative lawsuits by current or former stockholders based on the restated consolidated financial statements. Further, we may be subject to claims relating to adverse tax consequences with respect to stock options covered by the restatement. Defending against current and potential claims will likely require significant attention and resources of management and could result in significant legal expenses.

In preparing our consolidated financial statements for fiscal 2006 and each of the two succeeding quarters, we identified material weaknesses in our internal control over financial reporting, and our failure to remedy effectively the six material weaknesses identified as of December 31, 2006 could result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act. Our management identified six material weaknesses in our internal control over financial reporting as of December 31, 2006. A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The material weaknesses identified by management as of December 31, 2006 consisted of:

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inadequate and ineffective controls over the periodic financial close process;

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inadequate and ineffective controls in the accounts receivable function over the process to record customer invoice payments timely and accurately;

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inadequate and ineffective controls over the accounting for income taxes;

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inadequate and ineffective controls over accrual of goods and services received;

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inadequate and ineffective controls over the calculation and review of forfeiture rates affecting stock-based compensation expense; and

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inadequate and ineffective controls over the accounting for foreign currency transactions related to the consolidation of our foreign subsidiaries.

As a result of these material weaknesses, our management concluded as of December 31, 2006 that our internal control over financial reporting was not effective based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework.

Of these material weaknesses, four were initially identified during the preparation of our consolidated financial statements for fiscal 2006, one was identified during the preparation of our consolidated financial statements for the first quarter of fiscal 2007 and one was identified during the preparation of our consolidated financial statements for the second quarter of fiscal 2007. In addition to these six material weaknesses, management identified seven significant deficiencies in our internal control over financial reporting as of December 31, 2006.

We are implementing remedial measures designed to address the six material weaknesses and seven significant deficiencies identified as of December 31, 2006. If these remedial measures are insufficient to address these material weaknesses and significant deficiencies, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, we may be subject to class action litigation and our common stock may be delisted from The NASDAQ Global Market. For example, material weaknesses that remain unremediated could result in material post-closing adjustments in future financial statements. Any failure to address the identified material weaknesses or any additional material weaknesses or significant deficiencies in our internal control could also adversely affect the results of the periodic management evaluations regarding the effectiveness of our internal control over financial reporting that are required to be included in our annual reports on Form 10-K. Internal control deficiencies could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we have taken to date or any future measures will remediate the material weaknesses and significant deficiencies identified or that any additional material weaknesses and significant deficiencies or additional restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

Our international operations are complex and if we fail to manage those operations effectively, the growth of our business would be limited and our operating results would be adversely affected.

As of March 31, 2007, we had 29 offices in 20 countries. We sell our products primarily through a direct sales force located throughout the world. In the event that we are unable to adequately staff and maintain our foreign subsidiary operations, we could face difficulties managing our international operations. We also rely, to a lesser extent, on distributors and resellers to sell our products and market our services internationally, and our inability to manage and maintain those relationships would limit our ability to generate revenue outside the United States. The complexities of our operations also require us to make significant financial expenditures to ensure that our operations are compliant with regulatory requirements in numerous foreign jurisdictions. To the extent we are unable to manage the various risks associated with our complex international operations effectively, the growth and profitability of our business may be adversely affected.

Our business may suffer if we fail to address challenges associated with transacting business internationally.

Customers outside the United States accounted for approximately 60% of our total revenues in each of fiscal 2005 and 2006 and approximately 50% of our total revenues in the first six months of fiscal 2007. We anticipate that revenues from customers outside the United States will continue to account for a significant portion of our total revenues for the foreseeable future. Our operations outside the United States are subject to additional risks, including:

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unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers;

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political and economic instability;

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less effective protection of intellectual property;

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difficulties and delays in translating products and product documentation into foreign languages;

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difficulties and delays in negotiating software licenses compliant with accounting revenue recognition requirements in the United States;

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difficulties in collecting trade accounts receivable in other countries; and

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adverse tax consequences.

In addition, the impact of future exchange rate fluctuations on our operating results cannot be accurately predicted. In recent years, we have increased the extent to which we denominate arrangements with international customers in the currencies of the countries in which the software or services are provided. From time to time we have engaged in, and may continue to engage in, hedges of a significant portion of installment contracts denominated in foreign currencies. Any hedging policies implemented by us may not be successful, and the cost of these hedging techniques may have a significant negative impact on our operating results.

Competition from software offered by current competitors and new market entrants, as well as from internally developed solutions, could adversely affect our ability to sell our software products and related services and could result in pressure to price our products in a manner that reduces our margins.

Our markets in general are highly competitive.

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Our engineering software competes with products of businesses such as ABB, Chemstations, Honeywell, KBC, Shell Global Solutions, Simulation Sciences (a division of Invensys) and WinSim (formerly ChemShare).

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Our plant operations software competes with products of companies such as ABB, Honeywell, Invensys, Rockwell and Siemens and components of SAP's product offerings.

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Our supply chain management software competes with products of companies such as Honeywell, i2 Technologies, Manugistics (a subsidiary of JDA Software Group) and Infor and components of SAP's supply chain offering.

As we expand our engineering solutions into other markets we may face competition from companies that we have not typically competed against in the past or competition from companies in areas where we have not competed in the past, such as Dassault Systems, Oracle, SAP and Siemens. We also face competition in all areas of our business from large companies in the process industries that have internally developed their own proprietary software solutions.

Many of our current and potential competitors have greater financial, technical, marketing, service and other resources than we have. As a result, these companies may be able to offer lower prices, additional products or services, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond more quickly to new technologies and may be able to undertake more extensive marketing campaigns. They also may adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. In addition, many of our competitors have established, and may in the future continue to establish, cooperative relationships with third parties to improve their product offerings and to increase the availability of their products in the marketplace. Competitors with greater financial resources may make strategic acquisitions to increase their ability to gain market share or improve the quality or marketability of their products.

Competition could seriously impede our ability to sell additional software products and related services on terms favorable to us. Businesses may continue to enhance their internally developed solutions, rather than investing in commercial software such as ours. Our current and potential commercial competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. In addition, if these competitors develop products with similar or superior functionality to our products, we may need to decrease the prices for our products in order to remain competitive. If we are unable to maintain our current pricing due to competitive pressures, our margins will be reduced and our operating results will be negatively affected. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect our business, financial condition and operating results.

If we fail to develop new software products or enhance existing products and services, we will be unable to implement our product strategy successfully and our business could be seriously harmed.

Enterprises are requiring their application software vendors to provide greater levels of functionality and broader product offerings. Moreover, competitors continue to make rapid technological advances in computer hardware and software technology and frequently introduce new products, services and enhancements. We must continue to enhance our current product line and develop and introduce new products and services that keep pace with increasingly sophisticated customer requirements and the technological developments of our competitors. Our business and operating results could suffer if we cannot successfully respond to the technological advances of competitors or if our new products or product enhancements and services do not achieve market acceptance.

Under our business plan, we are investing significantly in the development of new business process products that are intended to anticipate and meet the emerging needs of our target markets. We are implementing a product strategy that unifies our software solutions under the aspenONE brand with differentiated aspenONE vertical solutions targeted at specific process industry segments. We cannot assure you that our product strategy will result in products that will meet market needs and achieve significant market acceptance.

Defects or errors in our software products could harm our reputation, impair our ability to sell our products and result in significant costs to us.

Our software products are complex and may contain undetected defects or errors. We have not suffered significant harm from any defects or errors to date, but we have from time to time found defects in our products and we may discover additional defects in the future. We may not be able to detect and correct defects or errors before releasing products. Consequently, we or our customers may discover defects or errors after our products have been implemented. We have in the past issued, and may in the future need to issue, corrective releases of our products to remedy defects or errors. The occurrence of any defects or errors could result in:

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lost or delayed market acceptance and sales of our products;
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delays in payment to us by customers;
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product returns;
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injury to our reputation;
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diversion of our resources;
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legal claims, including product liability claims, against us;
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increased service and warranty expenses or financial concessions; and
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increased insurance costs.

Defects and errors in our software products could result in an increase in service and warranty costs or claims for substantial damages against us.

We may be subject to significant damages and expenses because of product liability claims.

We may be subject to significant damages and expenses because of liability claims related to our products and services. The sale and implementation of certain of our software products and services, particularly in the areas of advanced process control, supply chain and optimization, entail the risk of product liability claims and associated damages. Our software products and services are often integrated with our customers' networks and software applications and are used in the design, operation and management of manufacturing and supply chain processes at large facilities, often for mission critical applications. Any errors, defects, performance problems or other failure of our software could result in significant liability to us for damages or for violations of other laws and regulations. We are currently defending claims that amount to approximately $10 million in the aggregate that our software products and implementation services have failed to meet customer expectations. In addition, our software products and implementation services could continue to give rise to warranty and other claims. We currently are unable to determine whether resolution of any of these matters will have a material adverse impact on our financial position or results of operations, or, in many cases, reasonably estimate the amount of the loss, if any, that may result from resolution of these matters.

Our agreements with our customers generally contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions in our agreements may not be effective as a result of federal, foreign, state or local laws or ordinances or unfavorable judicial decisions. A substantial product liability judgment against us could materially and adversely harm our operating results and financial condition. Even if our software is not at fault, a product liability claim brought against us could be time consuming, costly to defend and harmful to our operations. In addition, although we carry general liability insurance, our current insurance coverage may be insufficient to protect us from all liability that may be imposed under these types of claims.

Implementation of our products can be difficult and time-consuming, and customers may be unable to implement our products successfully or otherwise achieve the benefits attributable to our products.

Our products are intended to work with complex business processes. Some of our software, such as scheduling applications and integrated supply chain products, must integrate with the existing computer systems and software programs of our customers. This can be complex, time-consuming and expensive. As a result, some customers may have difficulty in implementing or be unable to implement these products successfully or otherwise achieve the benefits attributable to these products. Delayed or ineffective implementation of the software products or related services may limit our ability to expand our revenues and may result in customer dissatisfaction, harm to our reputation and may result in customer unwillingness to pay the fees associated with these products.

We may suffer losses on fixed-price engagements.

We derive a substantial portion of our total revenues from service engagements and a significant percentage of these engagements have been undertaken on a fixed-price basis. Under these fixed-price engagements, we bear the risk of cost overruns and inflation, and as a result, any of these engagements may be unprofitable. In the past, we have had cost overruns on fixed-price service engagements. In addition, to the extent that we are successful in shifting customer purchases to our integrated suites of software and services and we price those engagements on a fixed-price basis, the size of our fixed-price engagements may increase, which could cause the impact of an unprofitable fixed-price engagement to have a more pronounced impact on our operating results.

We may not be able to protect our intellectual property rights, which could make us less competitive and cause us to lose market share.

We regard our software as proprietary and rely on a combination of copyright, patent, trademark and trade secret laws, license and confidentiality agreements and software security measures to protect our proprietary rights. We have registered or have applied to register several of our significant trademarks in the United States and in certain other countries. We generally enter into non-disclosure agreements with our employees and customers, and historically have restricted access to our software products' source codes, which we regard as proprietary information. In a few cases, we have provided copies of the source code for some of our products to customers solely for the purpose of special product customization and have deposited copies of the source code for some of our products in third-party escrow accounts as security for ongoing service and license obligations. In these cases, we rely on non-disclosure and other contractual provisions to protect our proprietary rights.

The steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our technology or independent development by others of technologies that are substantially equivalent or superior to our technology. Any misappropriation of our technology or development of competitive technologies could harm our business and could force us to incur substantial costs in protecting and enforcing our intellectual property rights. The laws of some countries in which our products are licensed do not protect our products and intellectual property rights to the same extent as the laws of the United States.

Third-party claims that we infringe upon the intellectual property rights of others may be costly to defend or settle and could damage our business.

We cannot be certain that our software and services do not infringe issued patents, copyrights, trademarks or other intellectual property rights of third parties. Litigation regarding intellectual property rights is common in the software industry, and we may be subject to legal proceedings and claims from time to time, including claims of alleged infringement of intellectual property rights of third parties by us or our licensees concerning their use of our software products and integration technologies and services. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Because our software is integrated with our customers' networks and business processes, as well as other software applications, third parties may bring claims of infringement against us, as well as our customers and other software suppliers, if the cause of the alleged infringement cannot easily be determined. Such claims may be with or without merit.

Claims of alleged infringement may have a material adverse effect on our business and may discourage potential customers from doing business with us on acceptable terms, if at all. Defending against claims of infringement may be time-consuming and may result in substantial costs and diversion of resources, including our management's attention to our business. Furthermore, a party making an infringement claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software or require that we re-engineer some or all of our products. Claims of intellectual property infringement also might require us to enter costly royalty or license agreements. We may be unable, however, to obtain royalty or license agreements on terms acceptable to us or at all. Our business, operating results and financial condition could be harmed significantly if any of these events occurred, and the price of our common stock could be adversely affected. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our software infringes upon the intellectual property rights of others. Although we carry general liability insurance, our current insurance coverage may not apply to, and likely would not protect us from, all liability that may be imposed under any of the types of claims described above.

Because some of our software products incorporate technology licensed from, or provided by, third parties, the loss of our right to use that technology or defects in that third-party technology could harm our business.

Some of our software products contain technology that is licensed from, or provided by, third parties. Any significant interruption in the supply or support of any such third-party software could adversely affect our sales, unless and until we can replace the functionality provided by the third-party software. Because some of our software incorporates software developed and maintained by third parties, we depend on these third parties to deliver and support reliable products, enhance our current software, develop new software on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In other instances we provide third-party software with our current software, and we depend on these third parties to deliver reliable products, provide underlying product support and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

New accounting standards or interpretations of existing accounting standards could adversely affect our operating results.

Generally accepted accounting principles, or GAAP, in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.

For example, we recognize software license revenue in accordance with the Statement of Position of the American Institute of Certified Public Accountants, or SOP No. 97-2, as amended by SOP No. 98-4 and SOP No. 98-9, and in accordance with SOP No. 81-1. The accounting profession continues to discuss certain provisions of relevant accounting literature with the objective of providing additional guidance on potential interpretations related to software revenue recognition and "multiple element arrangements" in which a single contract includes a software license, a maintenance services agreement and/or other "elements" that are bundled together in a total offering to the customer. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in our current revenue accounting practices, which could change the timing of revenue recognition.

If we are not successful in attracting, integrating and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to establish and maintain a position of technology leadership in the highly competitive software market depends in large part upon our ability to attract, integrate and retain highly qualified managerial, sales, technical and accounting personnel. Competition for qualified personnel in the software industry is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Moreover, we have recently hired a significant number and percentage of the personnel in key areas of our operations, such as accounting and finance. Our management will need to devote significant attention and resources to strengthen relationships among these personnel, and our ability to grow our business will be impaired if these personnel are not able to work together effectively. Our future success will depend in large part on our ability to attract, integrate and retain a sufficient number of highly qualified personnel, and there can be no assurance that we will be able to do so.

We have experienced changes in our executive management that could affect our business and operations.

We have made significant changes in our executive management team, including most recently the hiring of a new chief financial officer in September 2006. Because of these significant changes, our management team may not be able to work together effectively to successfully develop and implement our business strategies and financial operations. In addition, management will need to devote significant attention and resources to preserve and strengthen relationships with employees, customers and the investor community. If our management team is unable to achieve these goals, our ability to grow our business and successfully meet operational challenges could be impaired.

If we are unable to develop or maintain strategic alliance relationships, our revenue growth, operating results, financial condition or cash flows may be materially and adversely affected.

An element of our growth strategy is to establish strategic alliances with selected third-party resellers, agents and systems integrators, which we refer to collectively as resellers, that market, sell and/or integrate our solutions.

It is possible that our existing relationships with resellers might be terminated by us or the resellers, or that we will not adequately train, and enter into agreements with, a sufficient number of qualified resellers, or that potential resellers may focus their efforts on marketing competing products to the process industries.

In addition, the cessation or termination of certain relationships, by us or a reseller, may subject us to material liability and/or expense. This material liability and/or expense includes potential payments due upon the termination or cessation of the relationship by us or a reseller, costs related to the establishment of a direct sales presence or development of a new agent in the territory. No such events of termination or cessation have occurred. We are not able to reasonably estimate the amount of any such liability and/or expense if such an event were to occur, given the range of factors that could affect the ultimate determination of our liability. Actual payments could be in the range of zero to $20.0 million. If any of the foregoing were to occur, our future revenue growth could be limited or we may be subject to litigation and liability claims such that our operating results, cash flows and financial condition could be materially and adversely affected.

In addition, if our resellers fail to implement our solutions for our customers properly, our reputation could be harmed and we could be subject to claims by our customers.

We intend to continue to establish business relationships with resellers to accelerate the development and marketing of our products and services. To the extent that we are unsuccessful in maintaining our existing relationships and developing new relationships, our operating results and financial condition could be materially and adversely affected.

Risks related to our common stock

Our common stock may experience substantial price and volume fluctuations.

The equity markets have from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, and those fluctuations have often been unrelated to the operating performance of particular companies. In addition, factors such as our financial performance, announcements of technological innovations or new products by us or our competitors, as well as market conditions in the computer software or hardware industries, may have a significant impact on the market price of our common stock.

In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against companies. This type of litigation could result in substantial liability and costs and divert management's attention and resources.

Future sales of our common stock by the selling stockholders may result in a decrease in the price of our common stock.

All of these shares will be eligible for resale in the public market, subject to volume limitations, pursuant to Rule 144 under the Securities Act, although each of the selling stockholders has agreed to certain restrictions on transfers of our common stock during the 90-day period following the date of this prospectus except with the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. We have granted rights to require that we register up to all of those shares under the Securities Act, although the selling stockholders will not be able to request a registration in connection with an additional underwritten public offering for a period of 18 months following completion of this offering. Sales by the selling stockholders of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that those sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from executing our business plan.

We expect that our current cash balances, future cash flows from our operations, and continued ability to sell installment receivable contracts will be sufficient to meet our anticipated cash needs for at least the next twelve months. We may need to obtain additional financing thereafter or earlier, however, if our current plans and projections prove to be inaccurate or our expected cash flows prove to be insufficient to fund our operations because of lower-than-expected revenues, fewer sales of installment contracts, unanticipated expenses or other unforeseen difficulties.

Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance, the quality of our installment contracts and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. If adequate financing is not available, or not available on acceptable terms, we may have to forego strategic acquisitions or investments, reduce or defer our development activities or delay our introduction of new products and services.

Any additional capital raised through the sale of equity or convertible debt securities may dilute the existing shareholder percentage ownership of our common stock. Furthermore, any new securities we issue could have rights, preferences and privileges superior to our common stock. Capital raised through debt financings could require us to make periodic interest payments and could impose potentially restrictive covenants on the conduct of our business.

Following completion of this offering, the selling stockholders will continue to own a substantial portion of our capital stock and may have significant influence over our affairs.

Following completion of this offering, the selling stockholders will collectively own an aggregate of 12,027,336 shares of common stock, or 13.7% of our outstanding common stock (based upon shares outstanding as of March 31, 2007), assuming no exercise of the underwriters' overallotment option. In addition, three of our seven current directors previously were elected by the selling stockholders in their prior capacities as holders of shares of Series D-1 convertible preferred stock. As a result, the selling stockholders may have the ability to exercise significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including:

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any amendment of our certificate of incorporation or bylaws;

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the approval of some mergers and other significant corporate transactions, including a sale of substantially all of our assets; or

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the defeat of any non-negotiated takeover attempt that might otherwise benefit the other stockholders.

Our corporate documents and provisions of Delaware law may prevent a change in control or management that stockholders may consider desirable.

Section 203 of the Delaware General Corporation Law, our charter and our by-laws contain provisions that might enable our management to resist a takeover of our company.

These provisions include:

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limitations on the removal of directors;

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a classified board of directors so that not all members of our board are elected at one time;

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advance notice requirements for stockholder proposals and nominations;

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the inability of stockholders to act by written consent or to call special meetings;

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the ability of our board of directors to make, alter or repeal our by-laws; and

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the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used to institute a rights plan, or a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

These provisions could:

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have the effect of delaying, deferring or preventing a change in control of our company or a change in our management that stockholders may consider favorable or beneficial;

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discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions; and

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limit the price that investors might be willing to pay in the future for shares of our common stock.

We have also adopted a stockholder rights plan that could significantly dilute the equity interests of a person seeking to acquire control of our company without the approval of the board of directors.

Cautionary note regarding forward-looking information

This prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements, other than statements of historical facts, contained or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements contained in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Use of proceeds

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. For information about the selling stockholders, see "Principal and Selling Stockholders—Selling Stockholders." We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

We are obligated to pay all expenses we incur in connection with this offering, including all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of our counsel and of one separate counsel designated by the selling stockholders (up to $50,000), and state Blue Sky fees and expenses. The selling stockholders will pay other expenses they incur in connection with this offering, including underwriting discounts and commissions.

Price range of common stock

Our common stock is listed on The NASDAQ Global Market under the symbol "AZPN." The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by The NASDAQ Global Market:

	Common stock price
	High	Low

Fiscal 2005:
First Quarter	$7.40	$4.44
Second Quarter	7.78	5.25
Third Quarter	6.78	5.08
Fourth Quarter	5.97	4.27
Fiscal 2006:
First Quarter	6.35	4.86
Second Quarter	8.42	5.46
Third Quarter	13.72	7.90
Fourth Quarter	14.80	9.86
Fiscal 2007:
First Quarter	13.49	9.28
Second Quarter	11.28	9.03
Third Quarter	14.53	10.07
Fourth Quarter (through April 5, 2007)	13.28	12.58

On March 30, 2007, the last reported sale price for our common stock on The NASDAQ Global Market was $13.00 per share and there were 1,003 holders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or "street name" accounts through brokers.

Dividend policy

We have never declared or paid cash dividends on our common stock. In accordance with our charter, upon each conversion of shares of our Series D-1 or D-2 convertible preferred stock into common stock, we paid a cash dividend in the amount of the dividends accumulated with respect to those shares from their original issue date to the conversion date. We paid to the selling stockholders a total of $2.4 million upon their conversion of 30,000 shares of Series D-1 convertible preferred stock into 3,000,000 shares of common stock in May 2006 and an additional $27.4 million upon their conversion of the remaining 270,300 shares of Series D-1 convertible preferred stock into 27,030,000 shares of common stock in December 2006. We paid $6.6 million to the holder of our Series D-2 convertible preferred stock upon conversion of all of the 63,064 outstanding shares of such preferred stock into 6,306,400 shares of common stock in January 2007. All shares of Series D-1 and D-2 convertible preferred stock were converted into common stock effective January 2007.

We currently intend to retain all of our earnings, if any, in the foreseeable future. Under the terms of our loan arrangement with Silicon Valley Bank, we generally are prohibited from paying any dividends on our stock, although we may pay dividends in common stock if we are not in default under the loan arrangement. Any future determination relating to our dividend policy will be made at the discretion of the board of directors and will depend on a number of factors, including our financial condition, operating results, cash needs and growth plans.

Capitalization

The following table describes our capitalization as of December 31, 2006 on:

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an actual basis; and

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a pro forma basis to reflect the conversion of all of our outstanding Series D-2 convertible preferred stock in January 2007 and our concurrent payment of $6.6 million in accumulated dividends on those shares.

You should read this capitalization table together with the other financial information contained or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere herein.

December 31, 2006 (in thousands)	Actual	Pro forma

Cash and cash equivalents	$92,549	$85,982

Long-term obligations, less current maturities	45	45

Redeemable convertible preferred stock:
Series D-2 redeemable convertible preferred stock, $0.10 par value:
Authorized—65,000 shares, actual; no shares, pro forma
Issued and outstanding—63,064 shares, actual; no shares, pro forma	25,240	—

Stockholders' equity:
Undesignated preferred stock, $0.10 par value
Authorized—10,000,000 shares, actual and pro forma
Issued and outstanding—no shares, actual or pro forma	—	—
Common stock, $0.10 par value
Authorized—210,000,000 shares, actual and pro forma
Issued—80,888,962 shares, actual; 87,195,362 shares, pro forma
Outstanding—80,655,498 shares, actual; 86,961,898 shares, pro forma	8,090	8,721
Additional paid-in capital	514,150	532,192
Accumulated deficit	(441,923)	(441,923)
Accumulated other comprehensive income	5,127	5,127
Treasury stock, at cost—233,464 shares, actual and pro forma	(513)	(513)

Total stockholders' equity	84,931	103,604

Total capitalization	$202,765	$189,631

The preceding table excludes:

•
3,075,798 shares issuable as of December 31, 2006 upon the exercise of outstanding warrants, at a weighted average exercise price of $5.66 per share;

•
5,726,907 shares issuable upon the exercise of outstanding options that had vested as of December 31, 2006 at a weighted average exercise price of $8.08 per share;

•
3,971,282 shares issuable upon the exercise of outstanding options that had not vested as of December 31, 2006 at a weighted average exercise price of $6.74 per share;

•
722,000 shares issuable upon the vesting of restricted stock units that had not vested as of December 31, 2006;

•
3,112,696 shares of common stock available for future issuance as of December 31, 2006 under our stock-based compensation plans; and

•
2,584,544 shares of common stock available for future issuance as of December 31, 2006 under our employee stock purchase plan.

Selected consolidated financial data

The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes included elsewhere herein, and the other financial information contained in this prospectus.

The consolidated income statement data for fiscal 2004, 2005 and 2006 and the consolidated balance sheet data as of June 30, 2005 and 2006 are derived from consolidated financial statements audited by Deloitte & Touche LLP and included elsewhere in this prospectus. The consolidated statement of operations data for fiscal 2002 and 2003 and the consolidated balance sheet data as of June 30, 2002, 2003 and 2004 are derived from unaudited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the six months ended December 31, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2006 are derived from unaudited consolidated financial statements included elsewhere in this prospectus that, in our opinion, have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. Historical results are not necessarily indicative of operating results to be expected in the future.

We restated our consolidated financial statements in March 2005, September 2006, November 2006 and March 2007, and these restatements affected certain of the periods presented in the selected consolidated financial data set forth below. The restatements to our consolidated financial statements are discussed further in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Financial Results" and note 17 to our consolidated financial statements included elsewhere in this prospectus.

Basic and diluted income (loss) per share and weighted average shares outstanding have been computed as described in note 2(j) to our consolidated financial statements included elsewhere in this prospectus.

	Year ended June 30,					Six months ended December 31,
(in thousands, expect per share data)
	2002	2003	2004	2005	2006	2005	2006

	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)
Consolidated statement of operations data:
Revenues:
Software licenses	$136,377	$162,084	$158,150	$129,621	$152,773	$65,907	$88,942
Service and other	186,005	184,102	174,296	140,373	140,375	70,548	71,795

Total revenues	322,382	346,186	332,446	269,994	293,148	136,455	160,737

Cost of revenues:
Cost of software licenses	11,830	13,916	15,577	16,864	16,805	8,119	6,858
Cost of service and other	122,893	110,249	101,823	82,744	72,690	35,305	36,091
Amortization of technology related intangible assets	5,045	8,325	7,976	8,220	8,559	4,234	3,574
Impairment of technology related intangible and computer software development assets	1,169	8,704	3,250	—	—	—	—

Total cost of revenues	140,937	141,194	128,626	107,828	98,054	47,658	46,523

Gross profit	181,445	204,992	203,820	162,166	195,094	88,797	114,214

Operating costs:
Selling and marketing	117,698	108,293	101,806	96,275	84,505	39,517	43,328
Research and development	76,119	66,738	60,111	47,276	44,322	22,009	19,219
General and administrative	32,174	31,796	34,380	49,315	42,529	20,570	23,665
Long-lived asset impairment charges	—	105,543	967	—	—	—	—
Restructuring charges and FTC legal costs	14,914	41,644	20,085	24,960	3,993	3,194	2,035
Charges for in-process research and development	14,900	—	—	—	—	—	—
Loss (gain) on sales and disposals of assets	(346)	(52)	(747)	14,314	898	377	5,575

Total operating costs	255,459	353,962	216,602	232,140	176,247	85,667	93,822

Income (loss) from operations	(74,014)	(148,970)	(12,782)	(69,974)	18,847	3,130	20,392
Interest income	6,209	8,191	7,296	6,204	5,034	2,008	4,196
Interest expense	(5,591)	(7,132)	(4,940)	(4,170)	(985)	(438)	(609)
Write-off of investments	(8,923)	—	—	—	—	—	—
Foreign currency exchange gain (loss)	1,546	1,692	4,832	(3,599)	(3,360)	(2,486)	2,549

Income (loss) before provision for income taxes and equity in losses from joint ventures	(80,773)	(146,219)	(5,594)	(71,539)	19,536	2,214	26,528
Provision for income taxes	(3,579)	(150)	(20,239)	(2,031)	(6,713)	(1,702)	(3,330)
Equity in losses from joint ventures	(166)	(514)	(351)	—	—	—	—

Net income (loss)	(84,518)	(146,883)	(26,184)	(73,570)	12,823	512	23,198
Accretion of preferred stock discount and dividend	(6,301)	(9,184)	(6,358)	(14,450)	(15,383)	(7,621)	(7,144)

Income (loss) attributable to common stockholders	$(90,819)	$(156,067)	$(32,542)	$(88,020)	$(2,560)	$(7,109)	$16,054

Income (loss) per share attributable to common stockholders
Basic	$(2.81)	$(4.06)	$(0.80)	$(2.08)	$(0.06)	$(0.16)	$0.29
Diluted	$(2.81)	$(4.06)	$(0.80)	$(2.08)	$(0.06)	$(0.16)	$0.26
Weighted average shares outstanding:
Basic	32,308	38,476	40,575	42,381	44,627	43,491	54,930
Diluted	32,308	38,476	40,575	42,381	44,627	43,491	90,677

(in thousands)	June 30, 2002	June 30, 2003	June 30, 2004	June 30, 2005	June 30, 2006	Dec. 31, 2006

	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)
Consolidated balance sheet data:
Cash and cash equivalents	$33,571	$51,567	$107,633	$68,149	$86,272	$92,549
Working capital	43,567	36,409	14,694	2,586	24,743	40,323
Total assets	538,219	377,422	354,404	246,430	274,636	261,915
Long-term obligations, less current maturities	92,135	89,911	1,952	338	149	45
Redeemable convertible preferred stock	—	57,537	106,761	121,210	125,475	25,240
Total stockholders' equity (deficit)	223,321	33,985	30,474	(46,169)	(14,555)	84,931

Management's discussion and analysis of financial
condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes thereto contained or incorporated in this prospectus. This discussion contains forward-looking statements. Please see "Risk Factors" for a discussion of certain of the uncertainties, risks and assumptions associated with these statements.

We restated our consolidated financial statements in March 2005, September 2006, November 2006 and March 2007, and these restatements affected certain of the periods discussed below. The restatements to our consolidated financial statements are discussed further under the subheading "—Restatement of Financial Results" and in note 17 to our consolidated financial statements included elsewhere in this prospectus.

Except as otherwise indicated herein, or as the context may otherwise require, the words "we," "our," "us," "Aspen" and "our company" refer to Aspen Technology, Inc. and its consolidated subsidiaries. Our fiscal year ends on June 30, and references to a specific fiscal year are the twelve months ended June 30 of such year (for example, "fiscal 2006" refers to the year ended June 30, 2006).

Overview

We are a leading supplier of integrated software and services to the process industries, which consist of oil and gas, petroleum, pharmaceuticals and other industries that manufacture and produce products from a chemical process. We provide a comprehensive, integrated suite of software applications that utilize proprietary empirical models of chemical manufacturing processes to improve plant and process design, economic evaluation, production, production planning and scheduling, and operational performance, and an array of services designed to optimize the utilization of these products by our customers.

Critical accounting estimates and judgments

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The significant accounting policies that we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

•
revenue recognition for both software licenses and fixed-fee consulting services;
•
impairment of long-lived assets, goodwill and intangible assets;
•
accounting for contingencies;
•
accounting for income taxes;
•
allowance for doubtful accounts;

•
accounting for securitization of installments receivable and subsequent valuation;
•
restructuring accruals; and
•
accounting for stock-based compensation.

Revenue recognition—software licenses

We recognize software license revenue in accordance with the Statement of Position of the American Institute of Certified Public Accountants, or SOP No. 97-2, "Software Revenue Recognition," as amended by SOP No. 98-4 and SOP No. 98-9, as well as the various interpretations and clarifications of those statements. When we provide professional services considered not essential to the functionality of the software, and for which vendor-specific objective evidence, or VSOE, of fair value has been established, we recognize revenue for the delivered software when the basic criteria of SOP No. 97-2 are met. VSOE has been established for software maintenance services, training and professional services rates. When we provide professional services that are considered essential to the functionality of the software, we recognize revenue when the basic criteria of SOP No. 97-2 are met and when the services have been completed. When we provide professional services that involve significant production, modification or customization of the licensed software, we recognize such revenue and any related software licenses in accordance with SOP No. 81-1, "Accounting for Performance of Construction Type and Certain Performance Type Contracts." These statements all require that four basic criteria must be satisfied before software license revenue can be recognized:

•
persuasive evidence of an arrangement between us and a third party exists;
•
delivery of our product has occurred;
•
the sales price for the product is fixed or determinable; and
•
collection of the sales price is reasonably assured.

Our management uses its judgment concerning the satisfaction of these criteria, particularly the criteria relating to the determination of whether the fee is fixed and determinable and the criteria relating to the collectibility of the receivables, particularly the installments receivable, relating to such sales. These two criteria are particularly relevant to reseller transactions where, specifically, revenue is only recognized upon delivery to the end user, since the determination of whether the fee is fixed or determinable and whether collection is probable is more difficult. Should changes and conditions cause management to determine that these criteria are not met for certain future transactions, all or substantially all of the software license revenue recognized for such transactions could be deferred.

Revenue recognition—fixed-fee consulting services

We recognize revenue associated with fixed-fee service contracts in accordance with the proportional performance method, measured by the percentage of costs (primarily labor) incurred to date as compared to the estimated total costs (primarily labor) for each contract. When a loss is anticipated on a contract, the full amount of the anticipated loss is provided currently. Our management uses its judgment concerning the estimation of the total costs to complete the contract, considering a number of factors including the experience of the personnel that are performing the services and the overall complexity of the project. We have a significant amount of experience in the estimation of the total costs to complete a contract and have not typically recorded material losses related to these estimates. We do not expect the accuracy of our estimates to change significantly in the future. Should changes and conditions cause actual results to differ significantly from management's estimates, revenue recognized in future periods could be adversely affected.

Impairment of long-lived assets, goodwill and intangible assets

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we review the carrying value of long-lived assets when circumstances dictate that they should be reevaluated, based upon the expected future operating cash flows of our business. These future cash flow estimates are based on historical results, adjusted to reflect our best estimate of future markets and operating conditions, and are continuously reviewed based on actual operating trends. Historically, actual results have occasionally differed from our estimated future cash flow estimates. In the future, actual results may differ materially from these estimates, and accordingly cause a full impairment of our long-lived assets.

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," we conduct at least an annual assessment on December 31 of the carrying value of our goodwill assets, which is based on either estimates of future income from the reporting units or estimates of the market value of the units, based on comparable recent transactions. These estimates of future income are based upon historical results, adjusted to reflect our best estimate of future markets and operating conditions, and are continuously reviewed based on actual operating trends. Historically, actual results have occasionally differed from our estimated future cash flow estimates. In the future, actual results may differ materially from these estimates. In addition, the relevancy of recent transactions used to establish market value for our reporting units is based on management's judgment.

During fiscal 2004, we recorded $4.2 million in charges related to the impairment of certain long-lived assets and technology related intangible and computer software development assets. The timing and size of future impairment charges involves the application of management's judgment and estimates and could result in the impairment of all or substantially all of our long-lived assets, intangible assets and goodwill, which totaled $49.0 million as of June 30, 2006 and $42.5 million as of December 31, 2006.

Accounting for contingencies

In accordance with SFAS No. 5, "Accounting for Contingencies," we accrue loss contingencies if, in the opinion of management, an adverse outcome is probable and such outcome can be reasonably estimated. Significant management judgment is required in assessing the presence of potential loss contingencies, the probability of an adverse outcome, and the amount of any such estimate of an adverse outcome.

We also accrue estimated future legal fees associated with outstanding litigation for which management has determined that it is probable that a loss contingency exists. This requires management to estimate the amount of legal fees that will be incurred in the defense of the litigation. These estimates are based heavily on our expectations of the scope, length to complete and complexity of the claims. Historically, as these factors have changed after our original estimates, we have adjusted our estimates accordingly. In the future, additional adjustments may be recorded as the scope, length or complexity of outstanding litigation changes.

Accounting for income taxes

As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liabilities together with the assessment of temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. Deferred tax assets also result from unused operating loss carryforwards, research and development tax credit carryforwards and foreign tax credit carryforwards. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, the impact will be included in the tax provision in our statement of operations.

Significant management judgment is required in determining any valuation allowance recorded against these deferred tax assets and liabilities. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods we may need to establish an additional valuation allowance which could result in a tax provision equal to the carrying value of our deferred tax assets. During fiscal 2004, we recorded a $14.6 million valuation allowance against our U.S. domiciled net deferred tax assets. Since that point, we have provided a full valuation allowance for all U.S. domiciled net deferred tax assets.

Allowance for doubtful accounts

We make judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables for which collection is doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. In determining these provisions, we analyze our historical collection experience and current economic trends. If the historical data we use to calculate the allowance provided for doubtful accounts do not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be required for all or substantially all of certain receivable balances.

Accounting for securitization of installments receivable

We made judgments with respect to several variables associated with our June 2005 and September 2006 securitization transactions that had a significant impact on the valuation of our retained interest in the sold receivables as well as the calculation of the loss on the transactions. These judgments include the discount rate used to value the retained interest in the sold receivables, timing of payments, and estimates of rates of default. In determining these factors, we considered market discount rates for comparable portfolios and analyzed our historical collection experience. If the historical collection data do not reflect the future ability to collect outstanding receivables, the value of our retained interest may fluctuate.

Accounting for restructuring accruals

We follow SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" in accounting for restructuring activities. In accounting for these obligations, we are required to make assumptions related to the amounts of employee severance, benefits and related costs and to the time period over which facilities will remain vacant, sublease terms, sublease rates and discount rates. We base our estimates and assumptions on the best information available at the time the obligation has arisen. These estimates are reviewed and revised as facts and circumstances dictate; changes in these estimates could have a material effect on the amount accrued on our balance sheet.

Accounting for stock-based compensation

We adopted SFAS No. 123(R), "Share-Based Payment," effective July 1, 2005. Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. SFAS No. 123(R) requires significant judgment and the use of estimates, particularly for assumptions such as stock price volatility and expected option lives, as well as expected option forfeiture rates, to recognize stock-based compensation costs. If actual results differ significantly from forfeiture estimates or if different assumptions were used, stock-based compensation expense and our results of operations could fluctuate significantly.

Restatements of financial results

March 2005 restatement

In October 2004, subsequent to the issuance of our consolidated financial statements for fiscal 2004, the audit committee of our board of directors commenced a detailed investigation of the accounting for certain software license and service agreement transactions entered into with certain alliance partners and other customers during fiscal 2000 through 2002. The scope of the audit committee investigation was later expanded to include certain transactions entered into during fiscal 1999, 2003 and 2004. Based upon the audit committee's investigation, the audit committee and our management determined that certain transactions entered into in fiscal 1999 through 2002 were accounted for improperly, and concluded that license revenue associated with the transactions was misstated in fiscal 1999 through 2004. Additionally, the audit committee and our management concluded, based on information discovered during the investigation, that the accounting for software license sales to resellers should have been recorded on a sell-through or consignment basis of accounting rather than a sell-in or upfront basis of accounting, resulting in the deferral of license revenue from the period in which it was originally recorded to the period in which the software licenses were sold by the reseller to end users.

In addition, we determined that our previous accounting for tax withholdings involving transactions in Japan required restatement, that the timing of certain reductions in software license revenues should be restated, and that equity in earnings from joint ventures and loss (gain) on sales and disposals of assets should be reclassified. The restatement also included the recording of previously identified errors that were previously not recorded because we believed the amount of such errors was not material to our consolidated financial statements.

As a result of the foregoing, we restated our consolidated financial statements as of June 30, 2003 and 2004 and for fiscal 2002, 2003 and 2004, including the corresponding interim quarters for fiscal 2003 and 2004. The restatement also affected periods prior to fiscal 2002, and those prior periods errors reflected in the adjustments to the fiscal 2002 beginning accumulated deficit. We refer to this as the March 2005 restatement. The foregoing restatement adjustments did not affect our reported cash, cash equivalents and short-term investments balance during the reported periods.

June 2006 restatement

In connection with the preparation of our consolidated financial statements for fiscal 2006, a subcommittee of independent members of the board of directors reviewed our accounting treatment for all stock options granted since we completed our initial public offering in fiscal 1995. Based upon the subcommittee's review, the audit committee of the board of directors and management determined that certain option grants during fiscal 1995 through 2004 were accounted for improperly, and concluded that stock-based compensation associated with those grants was misstated in fiscal 1995 through 2005 and the nine months ended March 31, 2006. The subcommittee identified errors related to the determination of the measurement dates for grants of options allocated among a pool of employees when the specific number of options to be awarded to specific employees had not yet been finalized, and other measurement date errors. As a result of the errors in determining measurement dates, we also recorded payroll withholding tax-related adjustments for certain options formerly classified as incentive stock options, or ISO, under Internal Revenue Service regulations. These options were determined to have been granted with an exercise price below the fair market value of our stock on the actual grant date, so did not qualify for ISO tax treatment. The disqualification of ISO classification and the resulting conversion to non-qualified status results in additional withholding taxes on exercise of those options. We recorded estimated payroll withholding tax charges of $0.5 million for fiscal 2004, $0.2 million for fiscal 2005, and $1.2 million for fiscal 2006 in connection with the disqualification of ISO tax treatment for such options. The stock-based compensation charges, including the aforementioned withholding tax adjustments, increased net loss by $0.2 million for fiscal 1997, $1.5 million for fiscal 1998, $10.0 million for fiscal 1999, $7.0 million for fiscal 2000, $10.4 million for fiscal 2001, $11.5 million for fiscal 2002, $9.5 million for fiscal 2003, $7.2 million for fiscal 2004, $0.5 million for fiscal 2005 and $1.0 million for the nine months ended March 31, 2006. In addition, as a result of the errors in determining measurement dates, certain options were determined to have been granted with an exercise price below the fair market value of our stock on the actual grant date. These discounted options vesting subsequent to December 2004 resulted in nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, and holders are subject to an excise tax on the value of the options in the year in which they vest. We have implemented a plan to assist the affected employees for the amount of this tax. As such, we recorded an estimated liability of approximately $1 million in three months ended June 30, 2006 in connection with this contingency.

The restatement of prior year consolidated financial statements relating to option grants also includes the adjustments for other errors identified after the applicable period had been reported. We refer to this as the June 2006 restatement. The adjustments for such other errors were not previously recorded because we believed the amount of any such errors, both individually and in the aggregate, were not material to our consolidated financial statements. These errors related to the timing of revenue recognition, losses on sales and disposals of assets, interest income and the calculation of foreign currency gains and losses.

September 2006 restatement

In the course of preparing the condensed consolidated financial statements for the three months ended September 30, 2006, we identified errors in the accounting for stock-based compensation and certain revenue transactions in fiscal 2006. The stock-based compensation error was due to a calculation error associated with forfeiture rates upon the adoption of SFAS No. 123(R), as of July 1, 2005.

In order to correct these errors, we have restated our consolidated financial statements for fiscal 2006 in order to reflect (a) additional stock-based compensation expense of approximately $1.4 million and (b) additional revenues of approximately $0.3 million. We refer to this as the September 2006 restatement. These errors had no effect on our consolidated financial statements for fiscal 2004 or 2005.

December 2006 restatement

Subsequent to our issuance of the restatement of our consolidated financial statements for fiscal 2006, and in the course of preparing the condensed consolidated financial statements for the three and six months ended December 31, 2006, we identified errors in the accounting for foreign currency denominated transactions in fiscal 2002 through 2006. We incorrectly accounted for transaction gains and losses on intercompany balances denominated in currencies other than the functional currency as if such balances were of a long term investment nature and included the impact as a component of accumulated other comprehensive income (loss) rather than earnings. These transaction gains and losses should have been included in earnings as the conditions for accounting for these intercompany balances as a long-term investment were not met. In addition, we identified errors in the recording of purchase accounting entries in other than the functional currency of the acquired entity. These purchase accounting adjustments should have been denominated in the currency of the applicable subsidiary and translated to United States dollars and were incorrectly recorded as United States dollar-denominated net assets in our consolidated financial statements. Accordingly, translation of the balance sheet position related to the purchase accounting allocations and translation impact of the amortization of intangible assets was not properly recorded.

In addition, we identified other errors in the course of preparing the condensed consolidated financial statements for the three and six months ended December 31, 2006. These errors related to the timing of recognition of service revenue and facility leasing costs, and losses on sale of assets and elimination of accounts receivable and deferred revenue for amounts due from customers that have not met revenue recognition criteria as of June 30, 2006. The tax effect of correcting all of the above errors required further adjustments.

In order to correct these errors, we restated our consolidated financial statements for fiscal 2004 through 2006 in order to reflect (a) foreign currency transaction gains of $3.8 million in fiscal 2004, foreign currency transaction losses of $3.1 million in fiscal 2005, and foreign currency transaction losses of $4.4 million in fiscal 2006, (b) additional amortization of technology related intangible assets of $0.7 million in fiscal 2004, $1.1 million in fiscal 2005, and $1.5 million in fiscal 2006, (c) additional facility lease costs of less than $0.1 million in each of fiscal 2004 through 2006, (d) a reduction in service revenues of $0.4 million in fiscal 2006, (e) an increase in loss on sales and disposals of assets of $0.1 million in fiscal 2004, (f) an income tax provision increase of $0.1 million in fiscal 2004, income tax provision decrease of

$1.5 million in fiscal 2005 and income tax provision decrease of $2.0 million in fiscal 2006, and (g) a reduction of accounts receivable, and offsetting reduction in deferred revenues, of $6.5 million at June 30, 2006 to eliminate the gross presentation of amounts due from customers that had not met revenue recognition criteria, and the related balance sheet adjustments. We refer to this as the December 2006 restatement. These errors had a cumulative effect of decreasing net loss by $2.9 million, net of income taxes, for periods prior to fiscal 2004, which is reflected in the accumulated deficit as of July 1, 2003.

Effects of restatements

The effects of the March 2005, June 2006, September 2006 and December 2006 restatements are reflected in the financial information included in this prospectus, including our consolidated financial statements included elsewhere herein.

Internal control over financial reporting

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act. Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2006 and identified six material weaknesses. A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The material weaknesses identified by management as of December 31, 2006 consisted of:

•
inadequate and ineffective controls over the periodic financial close process;

•
inadequate and ineffective controls in the accounts receivable function over the process to record customer invoice payments timely and accurately;

•
inadequate and ineffective controls over the accounting for income taxes;

•
inadequate and ineffective controls over accrual of goods and services received;

•
inadequate and ineffective controls over the calculation and review of forfeiture rates affecting stock-based compensation expense; and

•
inadequate and ineffective controls over the accounting for foreign currency transactions related to the consolidation of our foreign subsidiaries.

Because of these material weaknesses, our management concluded as of December 31, 2006, that our internal control over financial reporting was not effective based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. See "Risk Factors—In preparing our consolidated financial statements for fiscal 2006 and each of the two succeeding quarters, we identified material weaknesses in our internal control over financial reporting, and our failure to remedy effectively the six material weaknesses identified as of December 31, 2006 could result in material misstatements in our financial statements."

Summary of restructuring accruals

Restructuring charges arising from the plan initiated in the three months ended June 30, 2005

In May 2005, we initiated a plan to consolidate several corporate functions and to reduce our operating expenses. The plan to reduce operating expenses primarily resulted in headcount reductions, a termination of a contract and facilities consolidations. These actions resulted in an aggregate restructuring charge of $3.8 million recorded in the three months ended June 30, 2005. During fiscal 2006, we recorded an additional $1.8 million related to headcount reductions, relocation costs and facility consolidations associated with the May 2005 plan that are recognized in the period in which the affected employees were notified, the relocation expenses were incurred, or we ceased use of the affected facilities. During the six months ended December 31, 2006, we recorded an additional $2.2 million in severance and relocation expenses for employees that were notified or relocation expenses that were incurred during the period.

Under this restructuring plan, we have yet to incur charges related to the closure of certain offices and relocation of certain employees. We expect that these charges will be approximately $3.2 million and will be completed by September 2007.

As of December 31, 2006, there was $1.5 million remaining in accrued expenses relating to the remaining severance obligations and lease payments. The components of the restructuring plan are as follows (in thousands):

Fiscal 2005 restructuring plan	Closure/ consolidation of facilities	Employee severance, benefits, and related costs	Contract termination costs	Total

Restructuring charge	$ 84	$ 3,465	$300	$3,849
Payments in fiscal 2005	—	(1,005)	(300)	(1,305)

Accrued expenses, June 30, 2005	84	2,460	—	2,544
Restructuring charge	614	1,157	—	1,771
Restructuring charge—Accretion	1	21	—	22
Payments in fiscal 2006	(600)	(3,125)	—	(3,725)

Accrued expenses, June 30, 2006	99	513	—	612
Restructuring charge	(12)	2,176	—	2,164
Restructuring charge—Accretion	2	—	—	2
Payments in six months ended December 31, 2006	(42)	(1,283)	—	(1,325)

Accrued expenses, December 31, 2006	$ 47	$ 1,406	$—	$1,453

Expected final payment date	May 2007	June 2007

Restructuring charges arising from the plan initiated in the three months ended June 30, 2004

In June 2004, we initiated a plan to reduce our operating expenses in order to better align our operating cost structure with the then-current economic environment and to improve our operating margins. The plan to reduce operating expenses resulted in the consolidation of facilities, headcount reductions, and the termination of operating contracts. These actions resulted in an aggregate restructuring charge of $23.5 million, recorded in the three months ended June 30, 2004. During fiscal 2005, we recorded $14.4 million related to headcount reductions and facility consolidations associated with the June 2004 restructuring plan that did not qualify for accrual at June 30, 2004. In addition, we recorded $0.4 million in restructuring charges related to the accretion of the discounted restructuring accrual and a $0.8 million decrease to the accrual related to changes in estimates of severance benefits and sublease terms. During fiscal 2006, we recorded a $0.7 million increase to the accrual primarily due to a change in the estimate of future operating costs and sublease assumptions associated with the facilities.

As of December 31, 2006, there was $5.8 million remaining in accrued expenses relating to the remaining severance obligations and lease payments for charges recorded in fiscal 2004. The components of the restructuring plan are as follows (in thousands):

Fiscal 2004 restructuring plan	Closure/ consolidation of facilities and contract exit costs	Employee severance, benefits, and related costs	Asset impairments	Total

Restructuring charge	$ 20,484	$ 1,191	$1,776	$23,451
Payments in fiscal 2004	(8,435)	(280)	—	(8,715)
Impairment of assets	—	—	(1,776)	(1,776)

Accrued expenses, June 30, 2004	12,049	911	—	12,960
Restructuring charge	9,132	4,349	968	14,449
Impairment of assets	—	—	(968)	(968)
Payments in fiscal 2005	(12,915)	(4,534)	—	(17,449)
Restructuring charge—Accretion	446	3	—	449
Change in estimate—Revised assumptions	(287)	(497)	—	(784)

Accrued expenses, June 30, 2005	8,425	232	—	8,657
Change in estimate—Revised assumptions	643	27	—	670
Restructuring charge—Accretion	432	—	—	432
Payments in fiscal 2006	(2,645)	(67)	—	(2,712)

Accrued expenses, June 30, 2006	6,855	192	—	7,047
Change in estimate—Revised assumptions	(188)	5	—	(183)
Restructuring charge—Accretion	152	—	—	152
Payments in six months ended December 31, 2006	(1,171)	(79)	—	(1,250)

Accrued expenses, December 31, 2006	$ 5,648	$ 118	$—	$5,766

Expected final payment date	September 2012	June 2007

Restructuring charges arising from the plan initiated in the three months ended December 31, 2002

In October 2002, we initiated a plan to further reduce operating expenses in response to first quarter revenue results that were below expectations and to general economic uncertainties. In addition, we revised revenue expectations for the remainder of fiscal 2003 and beyond, primarily related to the manufacturing/supply chain product line, which had been affected the most by the economic conditions. The plan to reduce operating expenses resulted in headcount reductions, consolidation of facilities, and discontinuation of development and support for certain non-critical products. These actions resulted in an aggregate restructuring charge of $28.7 million. During fiscal 2004, we recorded a $4.9 million decrease to the accrual related to revised assumptions associated with lease exit costs, particularly the buyout of a remaining lease obligation, and severance obligations. During fiscal 2005 and 2006, we recorded

$7.0 million and $1.0 million increases, respectively, to the accrual primarily due to a change in the estimate of the facility vacancy term, extending to the term of the lease.

As of December 31, 2006, there was $9.0 million remaining in accrued expenses relating to the remaining lease payments for charges recorded in fiscal 2003. The components of the restructuring plan are as follows (in thousands):

Fiscal 2003 restructuring plan	Closure/ consolidation of facilities	Employee severance, benefits, and related costs	Impairment of assets and disposition costs	Total

Restructuring charge	$17,347	$10,028	$1,278	$28,653
Additional impairment of assets	—	—	302	302
Payments in fiscal 2003	(3,548)	(7,297)	—	(10,845)

Accrued expenses, June 30, 2003	13,799	2,731	1,580	18,110
Payments in fiscal 2004	(2,567)	(2,170)	(770)	(5,507)
Change in estimate—Revised assumptions	(4,507)	(269)	(134)	(4,910)

Accrued expenses, June 30, 2004	6,725	292	676	7,693
Payments in fiscal 2005	(2,266)	(63)	(403)	(2,732)
Change in estimate—Revised assumptions	7,239	(69)	(195)	6,975

Accrued expenses, June 30, 2005	11,698	160	78	11,936
Change in estimate—Revised assumptions	1,116	(95)	—	1,021
Payments in fiscal 2006	(2,848)	(65)	(78)	(2,991)

Accrued expenses, June 30, 2006	9,966	—	—	9,966
Change in estimate—Revised assumptions	(95)	—	—	(95)
Payments in six months ended December 31, 2006	(854)	—	—	(854)

Accrued expenses, December 31, 2006	$ 9,017	$—	$—	$9,017

Expected final payment date	September 2012

Restructuring charges originally arising from the plan initiated in the three months ended June 30, 2002

In the three months ended June 30, 2002, we initiated a plan to reduce operating expenses and to restructure operations around our two primary product lines, engineering software and manufacturing/supply chain software. We reduced worldwide headcount by approximately 10%, or 200 employees, closed and consolidated facilities and disposed of certain assets, resulting in an aggregate restructuring charge of $13.2 million. During fiscal 2004, we recorded a $1.5 million decrease to the accrual related to revised assumptions associated with lease exit costs, particularly the buyout of a remaining lease obligation, and severance obligations. During fiscal 2005, we recorded a $0.2 million increase to the accrual due to changes in estimates of sublease assumptions and severance settlements. During fiscal 2006, we recorded a $0.1 million increase to the accrual due to changes in estimates of sublease assumptions.

As of December 31, 2006, there was $0.5 million remaining in accrued expenses relating to the remaining severance obligations and lease payments. The components of the restructuring plan are as follows (in thousands):

Fiscal 2002 restructuring plan	Closure/ consolidation of facilities	Employee severance, benefits, and related costs	Total

Restructuring charge	$ 4,901	$ 8,285	$13,186
Payments in fiscal 2002	—	(1,849)	(1,849)

Accrued expenses, June 30, 2002	4,901	6,436	11,337
Payments in fiscal 2003	(695)	(4,748)	(5,443)

Accrued expenses, June 30, 2003	4,206	1,688	5,894
Payments in fiscal 2004	(1,302)	(1,060)	(2,362)
Change in estimate—Revised assumptions	(1,221)	(320)	(1,541)

Accrued expenses, June 30, 2004	1,683	308	1,991
Payments in fiscal 2005	(994)	(284)	(1,278)
Change in estimate—Revised assumptions.	93	87	180

Accrued expenses, June 30, 2005	782	111	893
Change in estimate—Revised assumptions	75	—	75
Payments in fiscal 2006	(375)	(66)	(441)

Accrued expenses, June 30, 2006	482	45	527

Payments in six months ended December 31, 2006	(10)	—	(10)

Accrued expenses, December 31, 2006	$ 472	$ 45	$517

Expected final payment date	September 2012	June 2007

Results of operations

The following table sets forth the percentages of total revenues represented by certain consolidated statement of operations data for the periods indicated:

	Year ended June 30,			Six months ended December 31,
	2004	2005	2006	2005	2006

Revenues:
Software licenses	47.6%	48.0%	52.1%	48.3%	55.3%
Service and other	52.4	52.0	47.9	51.7	44.7
Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of revenues:
Cost of software licenses	4.7	6.3	5.7	6.0	4.3
Cost of service and other	30.6	30.6	24.8	25.8	22.4
Amortization of technology related intangible assets	2.4	3.0	2.9	3.1	2.2
Impairment of technology related intangible and computer software development assets	1.0	—	—	—	—

Total cost of revenues	38.7	39.9	33.4	34.9	28.9

Gross profit	61.3	60.1	66.6	65.1	71.1

Operating costs:
Selling and marketing	30.6	35.7	28.9	29.0	27.0
Research and development	18.1	17.5	15.1	16.1	12.0
General and administrative	10.3	18.3	14.5	15.1	14.7
Long-lived asset impairment charges	0.3	—	—	—	—
Restructuring charges and FTC legal costs	6.0	9.2	1.4	2.3	1.2
Loss (gain) on sales and disposals of assets	(0.2)	5.3	0.3	0.3	3.5

Total operating costs	65.2	86.0	60.2	62.8	58.4

Income (loss) from operations	(3.9)	(25.9)	6.4	2.3	12.7
Interest income	2.2	2.3	1.7	1.4	2.6
Interest expense	(1.5)	(1.6)	(0.3)	(0.3)	(0.4)
Foreign currency exchange gain (loss)	1.5	(1.3)	(1.1)	(1.8)	1.6

Income (loss) before provision for income taxes and equity in losses from joint ventures	(1.7)%	(26.5)%	6.7%	1.6%	16.5%

Comparison of six months ended December 31, 2006 and 2005

Total revenues.    Total revenues for the six months ended December 31, 2006 increased 17.8% to $160.7 million from $136.5 million in the six months ended December 31, 2005. Total revenues from customers outside the United States were $82.0 million, or 51.0% of total revenues, for the six months ended December 31, 2006, as compared to $78.3 million, or 57.4% of total revenues, for the six months ended December 31, 2005. The geographical mix of revenues can vary from period to period.

Software licenses.    Software license revenues are attributable to software license renewals covering existing users and capacity, the expansion of existing customer relationships through licenses covering additional users and capacity, licenses of additional software products and, to a lesser extent, the addition of new customers. Software license revenues represented 55.3% of total revenues for the six months ended December 31, 2006 compared to 48.3% for the six months ended December 31, 2005. Revenues from software licenses in the six months ended December 31, 2006 increased 35.0% to $88.9 million from $65.9 million in the six months ended December 31, 2005, primarily as a result of increases in license revenues for the three months ended December 31, 2006. The increase in license revenues for the six-month period primarily reflected strength in our energy, chemicals and engineering and construction end-markets.

Service and other.    Revenues from service and other consist of consulting services, post-contract support on software licenses, training and sales of documentation. Revenues from service and other were relatively unchanged at $71.8 million for the six months ended December 31, 2006, as compared to $70.5 million for the six months ended December 31, 2005.

Cost of software licenses.    Cost of software licenses consists of royalties, amortization of previously capitalized software costs, costs related to delivery of software, including disk duplication and third-party software costs, printing of manuals and packaging. Cost of software licenses for the six months ended December 31, 2006 declined 15.5% to $6.9 million from $8.1 million for the six months ended December 31, 2005. Cost of software licenses as a percentage of revenues from software licenses was 7.7% for the six months ended December 31, 2006, as compared to 12.3% for the six months ended December 31, 2005. The cost reduction is primarily due to a $1.1 million decline in royalty expense for the six months ended December 31, 2006, associated with the termination of a long-term fixed royalty contract in June 2006.

Cost of service and other.    Cost of service and other consists of the cost of consulting services and the cost of maintenance and training services, each of which is principally comprised of compensation and related expenses for personnel delivering the related services. Cost of service and other for the six months ended December 31, 2006 increased 2.2% to $36.1 million from $35.3 million for the six months ended December 31, 2005. Cost of service and other as a percentage of revenues from service and other was 50.3% in the six months ended December 31, 2006, as compared to 50.0% for the six months ended December 31, 2005. The $0.8 million increase in cost of service expense for the six months ended December 31, 2006 was primarily caused by a $1.4 million increase in payroll and stock-based compensation costs from our engineers working on a customer application project, partially offset by a $0.4 million decline in rent and facilities expense.

Amortization of technology related intangible assets.    Amortization of technology related intangible assets consists of the amortization from intangible assets obtained in acquisitions. These assets are generally being amortized over a period of three to five years. Amortization of technology related intangible assets was $3.6 million for the six months ended December 31, 2006, as compared $4.2 million for the six months ended December 31, 2005. The expense decline in the six months ended December 31, 2006 was the result of certain intangible assets becoming fully amortized in a prior period.

Selling and marketing.    Selling and marketing expenses for the six months ended December 31, 2006 increased 9.6% to $43.3 million from $39.5 million for the six months ended December 31, 2005, primarily due to a $1.8 million increase in payroll and stock-based compensation costs, $1.2 million in sales conference costs, $0.3 million in consulting costs and $0.2 million in recruiting expenses. Selling and marketing expenses declined as a percentage of total revenues to 27.0% in the six months ended December 31, 2006 from 29.0% in the six months ended December 31, 2005.

Research and development.    Research and development expenses consist primarily of compensation and related expenses for personnel and outside consultancy costs required to conduct our product development efforts, net of amounts qualifying for capitalization of software development costs. Research and development expenses for the six months ended December 31, 2006 declined 12.7% to $19.2 million from $22.0 million for the six months ended December 31, 2005 and declined as a percentage of total revenue from 16.1% to 12.0%. The decrease was primarily attributable to the classification of $1.4 million of personnel costs as cost of service for engineers working on a specific customer application project and reductions of $0.8 million in rent and $0.4 million in depreciation expense from the consolidation of facilities.

We capitalized software development costs that amounted to 13.7% of our total engineering costs during the six months ended December 31, 2006, as compared to 12.1% during the six months ended December 31, 2005. These percentages may vary from period to period, depending upon the stage of development for the various projects in a given period.

General and administrative.    General and administrative expenses consist primarily of compensation and related expenses for administrative, executive, financial and legal personnel, outside professional fees and bad debt expense. General and administrative expenses for the six months ended December 31, 2006 increased 15.0% to $23.7 million from $20.6 million for the six months ended December 31, 2005. The increase is primarily due to increases of $1.3 million in payroll and stock-based compensation costs, $2.3 million in legal and audit fees and $0.5 million in consulting fees, partially offset by a $1.1 million reduction in bad debt expense.

Restructuring charges and FTC legal costs.    During the six months ended December 31, 2006, we recorded $2.0 million in restructuring charges primarily for severance and relocation expenses as part of the May 2005 restructuring plan in the period in which the employees were notified or the relocation occurred. We recorded no Federal Trade Commission, or FTC, legal costs during the six months ended December 31, 2006.

(Gain) loss on sales and disposal of assets.    Losses and gains on sales and disposals of assets primarily result from our programs to sell installment receivable contracts and from disposals of fixed assets. Loss on the sale of assets was $5.6 million during the six months ended December 31, 2006 as compared to $0.4 million during the six months ended December 31, 2005. This increase is primarily due to the loss of $5.7 million on the securitization of installments receivable in September 2006.

Interest income.    Interest income is generated from investment of cash and equivalents in interest bearing accounts, from interest earned from installment contracts on software license sales and from accretion of interest earned on the retained interest in securitized receivables.

Under our installment contracts, we offer a customer the option to make annual payments for its term licenses or to pay in full at the beginning of the license term. Historically, a majority of the asset optimization customers have elected to license these products through installment contracts. Included in the annual payment option is an implicit interest rate established at the time of the license. Interest income in future periods may vary due to changes in customers electing this payment option, market interest rates and the proportion of installment contracts that we elect to retain ownership.

We sell a portion of the installment contracts to unrelated financial institutions. The interest earned by us on the installment contract portfolio in any one year is the result of the implicit interest rate established by us on installment contracts and the size of the contract portfolio. Interest income for the six months ended December 31, 2006 increased 109% to $4.2 million from $2.0 million for the six months ended December 31, 2005. This increase primarily is due to higher interest rates received, increased accretion of our retained interest in sold receivables resulting from the transaction with Key Bank in September 2006 and higher average balances in our money market funds.

Interest expense.    Interest expense is generated from notes payable and from late customer collections on sold installment receivables where we pay a late fee to the bank. Interest expense was $0.6 million for the six months ended December 31, 2006 and $0.4 million for the six months ended December 31, 2005.

Foreign currency exchange gain (loss).    Foreign currency exchange gains and losses are primarily incurred as a result of the revaluation of intercompany accounts denominated in foreign currencies and reflect movement in period end exchange rates. The revaluation adjustments are primarily unrealized gains and losses as the related intercompany balances typically have not settled in cash. In the six months ended December 31, 2006, we recorded a gain of $2.6 million, as compared to a loss of $2.5 million in the six months ended December 31, 2005.

Income (loss) before provision for income taxes and equity in losses from joint ventures.    The provision for income taxes recorded during the six months ended December 31, 2006 and December 31, 2005 primarily relates to income taxes incurred in foreign jurisdictions and foreign withholding taxes imposed on license fees paid to us from sources outside the United States. The provision also includes a component for state income taxes. We do not record a net Federal income tax provision on our domestic earnings since we are able to reduce those earnings by net operating loss, or NOL, carryforwards that expire at various dates from 2007 through 2025. These NOL carryforwards are offset by a valuation allowance, and as a result, use of an NOL generally results in an income statement benefit to offset any federal provisions. NOLs carried forward into future periods continue to have an offsetting valuation allowance, the need for which is reassessed each reporting period. We have determined that we underwent an ownership change (as defined under section 382 of the Internal Revenue Code of 1986, as amended) during fiscal 2004. As such, the recognition of our federal NOLs and tax credits may be limited. Moreover, an ownership change might also have occurred under the laws of certain states and foreign jurisdictions in which we have generated NOLs and tax credits. Accordingly, it is possible that these NOLs and tax credits could also be limited under rules similar to those of section 382.

Comparison of fiscal 2006 to fiscal 2005

Total revenues.    Total revenues for fiscal 2006 increased 8.6% to $293.1 million from $270.0 million in fiscal 2005. Total revenues from customers outside the United States were $167.0 million or 57.1% of total revenues and $162.7 million or 60.3% of total revenues for fiscal 2006 and 2005, respectively. The geographical mix of revenues can vary from period to period.

Software licenses.    Software license revenues represented 52.1% and 48.0% of total revenues for fiscal 2006 and 2005, respectively. Revenues from software licenses in fiscal 2006 increased 17.9% to $152.8 million from $129.6 million in fiscal 2005. We believe that the increase principally reflected strength in our energy end-market, as well as continued strength in our chemicals and engineering & construction end-markets, combined with the increased efforts and time that our management were able to dedicate to software license activities, and the increased willingness of our customers to make investments in our products, following the resolution of the FTC proceedings and the audit committee investigation in fiscal 2005.

Service and other.    Revenues from service and other were relatively unchanged at $140.4 million for fiscal 2006 and fiscal 2005 as a 1.8% decline in the consulting services business was offset by an increase in maintenance and training revenues. Consulting services declined due to the December 2004 sale of a portion of our consulting business to Honeywell, as part of our settlement with the FTC.

Cost of software licenses.    Cost of software licenses for fiscal 2006 decreased to $16.8 million from $16.9 million in fiscal 2005. Cost of software licenses as a percentage of revenues from software licenses decreased to 11.0% for fiscal 2006 from 13.0% for fiscal 2005. The reduction in cost as a percentage of revenue is due to the increase in revenue over a base of costs, of which many are fixed in nature.

Cost of service and other.    Cost of service and other for fiscal 2006 decreased 12.2% to $72.7 million from $82.7 million for fiscal 2005. Cost of service and other as a percentage of revenues from service and other decreased to 51.8% for fiscal 2006 from 58.9% for fiscal 2005. The decrease in cost is primarily due to decreased payroll costs of $8.9 million and decreased rent and facility costs of $3.5 million related to reductions in headcount and facility consolidations, offset in part by increases of $3.1 million in reimbursable costs and $2.1 million in stock-based compensation costs.

Amortization of technology related intangible assets.    Amortization expense was $8.6 million and $8.2 million in fiscal 2006 and 2005, respectively. The increase is primarily the result of changes in foreign currency translation rates affecting amortization expense incurred in subsidiaries operating in currencies other than the U.S. dollar.

Selling and marketing.    Selling and marketing expenses for fiscal 2006 decreased 12.2% to $84.5 million from $96.3 million for fiscal 2005, declining as a percentage of total revenues to 28.9% from 35.7%. The reduction in cost is primarily due to a decrease in payroll costs of $4.0 million, lower rent and facility costs of $5.9 million, lower marketing and advertising costs of $2.2 million, lower travel expenses of $1.5 million and a $2.7 million decrease in advertising costs related to AspenWorld, which took place in October 2004, partially offset by a $3.1 million increase in stock-based compensation costs.

Research and development.    Research and development expenses for fiscal 2006 decreased 6.2% to $44.3 million from $47.3 million for fiscal 2005, and decreased as a percentage of total revenues to 15.1% from 17.5%. The decrease is primarily attributable to a $0.7 million decrease in payroll costs, a $1.7 million reduction in consultant costs, a $1.0 million reduction in depreciation and a $0.5 million decrease in rent and facility costs, partially offset by a $1.2 million decrease in software development costs eligible for capitalization and a $1.6 million increase in stock-based compensation costs.

We capitalized software development costs that amounted to 13.9% of our total engineering costs during fiscal 2006, as compared to 15.3% in fiscal 2005.

General and administrative.    General and administrative expenses for fiscal 2006 decreased 13.8% to $42.5 million from $49.3 million for fiscal 2005, and decreased as a percentage of total revenues to 14.5% from 18.3%. This decrease is due to a $7.1 million reduction in legal, accounting and consulting costs associated with the internal investigation by the audit committee, a $1.9 million decrease in payroll costs and a $1.0 million reduction in rent and facility costs, partially offset by a $3.3 million increase in stock-based compensation costs and increased recruiting costs of $0.7 million.

Restructuring charges and FTC legal costs.    During fiscal 2006, we recorded an additional $1.8 million related to headcount reductions, relocation costs and facility consolidations associated with the May 2005 restructuring plan that did not qualify for accrual at June 30, 2005. The remaining $2.2 million relates to revisions of estimates associated with lease exit costs and accretion of the discounted restructuring accruals under previous restructuring plans. During fiscal 2005, we recorded $25.0 million in restructuring charges and FTC legal costs. Of this amount, $14.4 million related to headcount reductions and facility consolidations associated with the June 2004 restructuring plan that did not qualify for accrual at June 30, 2004, $3.8 million related to the May 2005 restructuring charge, $0.4 million related to the accretion of discounted restructuring accruals and $6.5 million related to adjustments to prior restructuring accruals, all offset by $0.2 million in legal costs, related to the FTC challenge of our acquisition of Hyprotech.

(Gain) loss on sales and disposals of assets.    Loss on sales of assets was a $0.9 million loss in fiscal 2006 as compared to a $14.3 million loss in fiscal 2005. This decline is due to the absence of the $14.6 million loss incurred on the securitization of installments receivable in fiscal 2005.

Interest income.    Interest income was $5.0 million for fiscal 2006 as compared to $6.2 million in fiscal 2005. This decrease primarily is due to the securitization of approximately $71.2 million of our installments receivable in June 2005, which significantly lowered the average carrying balance of our installments receivable.

Interest expense.    Interest expense in fiscal 2006 decreased to $1.0 million from $4.2 million in fiscal 2005. This decrease in interest expense resulted from our retirement of our 5 1/4% convertible subordinated debentures at their stated maturity.

Foreign currency exchange gain (loss).    In fiscal 2006 we recorded a foreign currency exchange loss of $3.4 million, compared to a $3.6 million loss in fiscal 2005.

Income (loss) before provision for income taxes and equity in losses from joint ventures.    We recorded a provision for income taxes of $6.7 million for fiscal 2006, primarily related to foreign taxes. We recorded a provision for income taxes of $2.0 million for fiscal 2005 and provided a full valuation allowance against the net operating losses generated during fiscal 2005.

Comparison of fiscal 2005 to fiscal 2004

Total revenues.    Total revenues for fiscal 2005 decreased 18.8% to $270.0 million from $332.4 million in fiscal 2004. Total revenues from customers outside the United States were $162.7 million or 60.3% of total revenues and $190.8 million or 57.2% of total revenues for fiscal 2005 and 2004, respectively. The geographical mix of revenues can vary from period to period.

Software licenses.    Software license revenues represented 48.0% and 47.6% of total revenues for fiscal 2005 and 2004, respectively. Revenues from software licenses in fiscal 2005 decreased 18.0% to $129.6 million from $158.2 million in fiscal 2004. We believe that the decrease was primarily due to distractions caused by the ongoing uncertainty of the FTC proceedings, the audit committee investigation, changes in sales management and delays in purchasing from customers.

Service and other.    Revenues from service and other for fiscal 2005 decreased 19.5% to $140.4 million from $174.3 million for fiscal 2004. These decreases were attributable primarily to the consulting services business. Consulting services decreased due to the general low-level of licenses of our supply chain products during fiscal 2005 and 2006. Our consulting services are more heavily linked to the implementation of our supply chain products than they are to our other products. We believe that the decrease was also due to distractions caused by the ongoing uncertainty of the FTC proceedings and the audit committee investigation.

Cost of software licenses.    Cost of software licenses for fiscal 2005 increased 8.3% to $16.9 million from $15.6 million in fiscal 2004. Cost of software licenses as a percentage of revenues from software licenses increased to 13.0% for fiscal 2005 from 9.8% for fiscal 2004. The cost increase is primarily due to an increase in amortization of computer software development costs of $0.9 million. The increase in the amortization of computer software development costs is related to several significant product releases, including aspenONE in December 2004.

Cost of service and other.    Cost of service and other for fiscal 2005 decreased 18.7% to $82.7 million from $101.8 million for fiscal 2004. Cost of service and other as a percentage of revenues from service and other increased to 58.9% for fiscal 2005 from 58.4% for fiscal 2004. The decrease in cost is primarily due to decreased payroll costs of $10.7 million related to reductions in headcount, as well as a decrease in reimbursable expenses of $5.5 million and a $2.3 million reduction in stock-based compensation.

Amortization of technology related intangible assets.    Amortization expense for fiscal 2005 increased 3.1% to $8.2 million from $8.0 million for fiscal 2004. The increase is primarily the result of changes in foreign currency translation rates affecting amortization expense incurred in subsidiaries operating in currencies other than the U.S. dollar.

Selling and marketing.    Selling and marketing expenses for fiscal 2005 decreased 5.4% to $96.3 million from $101.8 million for fiscal 2004, while increasing as a percentage of total revenues to 35.7% from 30.6%. The decrease in cost is primarily due to a decrease in payroll costs of $6.0 million attributable to the headcount reductions effected in the June 2004 restructuring plan and a $1.7 million decrease in stock-based compensation expense, offset by an increase in advertising costs of $2.6 million related to AspenWorld, which took place in October 2004.

Research and development.    Research and development expenses for fiscal 2005 decreased 21.4% to $47.3 million from $60.1 million for fiscal 2004, and decreased as a percentage of total revenues to 17.5% from 18.1%. The decrease is primarily attributable to a $5.6 million decrease in payroll costs and a $2.7 million decrease in facilities related costs associated with the June 2004 restructuring plan, and a $2.1 million decrease in consulting costs, partially offset by a decline in stock-based compensation expense of $1.1 million.

We capitalized software development costs that amounted to 15.3% of our total engineering costs during fiscal 2005, as compared to 11.2% in fiscal 2004. This increase is primarily due to the significant amount of effort associated with the development and release of aspenONE in December 2004 and aspenONE 2004.1 in May 2005.

General and administrative.    General and administrative expenses for fiscal 2005 increased 43.4% to $49.3 million from $34.4 million for fiscal 2004, and increased as a percentage of total revenues to 18.3% from 10.3%. This increase is due to a $7.1 million increase in legal, accounting and consulting costs associated with the internal investigation by the audit committee, $3.8 million in litigation defense and settlement costs related to KBC, a $1.9 million increase in audit and consulting fees associated with the Sarbanes-Oxley Act, specifically our Section 404 efforts, and $3.4 million in contract and employment termination costs, offset in part by a $1.5 million decline in stock-based compensation expense.

Long-lived asset impairment charges.    In fiscal 2004, this amount consisted of $1.0 million in impairment charges based on our decision to discontinue certain internal capital projects that had previously been put on hold. In addition, certain fixed assets that supported research and development efforts were considered impaired as a result of the product consolidation decisions made in the April 2004 product review.

Restructuring charges and FTC legal costs.    During fiscal 2005, we recorded $25.0 million in restructuring charges and FTC legal costs. Of this amount, $14.4 million related to headcount reductions and facility consolidations associated with the June 2004 restructuring plan that did not qualify for accrual at June 30, 2004, $3.8 million related to the May 2005 restructuring plan charge, $0.4 million related to the accretion of discounted restructuring accruals, and $6.5 million related to adjustments to prior restructuring accruals, all offset by $0.2 million in FTC legal costs, related to the FTC challenge of our acquisition of Hyprotech.

In May 2005, we initiated a plan to consolidate several corporate functions and to reduce our operating expenses. The plan to reduce operating expenses primarily resulted in headcount reductions, and also included the termination of a contract and the consolidation of facilities. These actions resulted in an aggregate restructuring charge of $3.8 million, recorded in the three months ended June 30, 2005. The components of the restructuring plan are as follows:

•
Closure/consolidation of facilities. Approximately $0.1 million of the restructuring charge relates to the termination of a facility lease. The facility lease had a remaining term of two years. The amount accrued is an estimate of the remaining obligation under the lease, reduced by expected income from the sublease of the underlying properties.

•
Employee severance, benefits and related costs. Approximately $3.4 million of the restructuring charge relates to the reduction in headcount. Approximately 130 employees, or 10% of the workforce, were eliminated under the restructuring plan. The employees were primarily located in North America and Europe. All business units were affected, including services, sales and marketing, research and development, and general and administrative.

•
Contract termination costs. Approximately $0.3 million of the restructuring charge relates to charges associated with the termination of a contract for a future user conference. The contract was terminated in June 2005.

Loss (gain) on sales and disposals of assets.    Loss (gain) on sales of assets was a $14.3 million loss in fiscal 2005 as compared to $0.7 million gain in fiscal 2004. This decrease is primarily due to the loss of $14.6 million incurred on the June 2005 securitization of installments receivable.

Interest income.    Interest income was $6.2 million for fiscal 2005 as compared to $7.3 million in fiscal 2004. This decrease primarily is due to the increased sale of receivables and lower license revenues, resulting in the decrease of installments receivable balance.

Interest expense.    Interest expense in fiscal 2005 decreased to $4.2 million from $4.9 million in fiscal 2004. This decrease in interest expense results from the elimination of interest bearing debt, such as the retirement of a portion of convertible debentures in January 2004, March 2004 and May 2004, and the retirement of the remaining portion in June 2005.

Foreign currency exchange gain (loss).    In fiscal 2005 we recorded a foreign currency exchange loss of $3.6 million, compared to a $4.8 million gain in fiscal 2004. This increase was due to favorable exchange rate fluctuations.

Income (loss) before provision for income taxes and equity in losses from joint ventures.    We recorded a provision for income taxes of $2.0 million for fiscal 2005, primarily related to foreign taxes. We recorded a provision for income taxes of $20.2 million for fiscal 2004. The provision for fiscal 2004 includes a $14.6 million valuation allowance against U.S. domiciled net deferred tax assets and a $6.8 million provision primarily related to foreign taxes. Additionally, as part of a change in the Japan-U.S. tax treaty, the Japanese withholding tax law was repealed effective July 1, 2004 and provided approximately $1.5 million of income tax relief to us as of the enactment date of the tax law change which occurred in the three months ended March 31, 2004. We provided a full valuation allowance against the net operating losses generated during fiscal 2004 and 2005.

Under SFAS No. 109, a deferred tax asset related to the future benefit of a tax loss carryforward should be recorded unless we make a determination that it is "more likely than not" that such deferred tax asset would not be realized. Accordingly, a valuation allowance would be provided against the deferred tax asset to the extent that we cannot demonstrate that it is "more likely than not" that the deferred tax asset will be realized. In determining the amount of valuation allowance required, we consider numerous factors, including historical profitability, estimated future taxable income, the volatility of the historical earnings, and the volatility of earnings of the industry in which we operate. We periodically review our deferred tax asset to determine if such asset is realizable. In fiscal 2004, we concluded, in accordance with SFAS No. 109, that we should record a valuation allowance on a significant portion of our deferred tax asset under the "more likely than not" test and therefore increased the amount of the valuation allowance. See note 10 to our consolidated financial statements included elsewhere herein.

Equity in earnings from joint ventures was a $0.4 million loss in fiscal 2004. These losses relate to net losses incurred by certain joint ventures in which we have an equity interest. These investments were liquidated during fiscal 2005, and there were no material gains or losses realized.

Quarterly results

Our operating results and cash flow have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, including purchasing patterns, timing of introductions of new solutions and enhancements by us and our competitors and fluctuating economic conditions. Because license fees for our software products are substantial and the implementation of our solutions often involve the services of engineers over an extended period of time, the sales process for our solutions is lengthy and can exceed one year. Accordingly, software revenues are difficult to predict, and the delay of any order could cause our quarterly revenues to fall substantially below expectations. Moreover, to the extent that we succeed in shifting customer purchases away from point solutions and toward integrated solutions, the likelihood of delays in ordering may increase and the effect of any delay may become more pronounced.

We ship software products within a short period after receipt of an order and usually do not have a material backlog of unfilled orders of software products. Consequently, revenues from software licenses, including license renewals, in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, a majority of each quarter's revenues from software licenses has been derived from license agreements that have been consummated in the final weeks of the quarter. Therefore, even a short delay in the consummation of an agreement may cause revenues to fall below expectations for that quarter. Since our expense levels are based in part on anticipated revenues, we may be unable to adjust spending in a timely manner to compensate for any revenue shortfall and any revenue shortfall would likely have a disproportionately adverse effect on net income (loss). We expect that these factors will continue to affect our operating results for the foreseeable future.

The following tables presents previously reported and restated (if applicable) quarterly consolidated statement of operations data for fiscal 2005, fiscal 2006 and the first two quarters of fiscal 2007. These data are unaudited but, in our opinion, reflect all adjustments necessary for a fair presentation of these data in accordance with U.S. GAAP. See "—Restatements of Financial Results" above and note 17 to our consolidated financial statements included elsewhere herein for a discussion of restatements made in March 2005, September 2006, November 2006 and March 2007.

(in thousands, except per share numbers)	Sep. 30, 2004	Dec. 31, 2004	Mar. 31, 2005	June 30, 2005	Sep. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sep. 30, 2006	Dec. 31, 2006

	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)	(as restated)
Consolidated statement of operations data:
Revenues:
Software licenses	$25,053	$36,616	$30,957	$36,995	$24,037	$41,870	$42,392	$44,474	$28,076	$60,866
Service and other	37,927	34,823	32,821	34,802	35,797	34,751	34,737	35,090	36,246	35,549

Total revenues	62,980	71,439	63,778	71,797	59,834	76,621	77,129	79,564	64,322	96,415

Cost of revenues:
Cost of software licenses	3,941	4,731	4,035	4,157	3,875	4,244	4,518	4,168	3,149	3,709
Cost of service and other	22,164	21,963	19,260	19,357	17,343	17,962	18,542	18,843	17,481	18,610
Amortization of technology related intangible assets	1,979	2,097	2,081	2,063	2,106	2,128	2,162	2,163	1,902	1,672

Total cost of revenues	28,084	28,791	25,376	25,577	23,324	24,334	25,222	25,174	22,532	23,991

Gross profit	34,896	42,648	38,402	46,220	36,510	52,287	51,907	54,390	41,790	72,424

Operating costs:
Selling and marketing	22,403	23,425	24,319	26,128	18,758	20,759	21,615	23,373	21,210	22,118
Research and development	12,197	11,585	11,561	11,933	10,183	11,826	12,005	10,308	8,490	10,729
General and administrative	10,467	12,733	12,802	13,313	10,469	10,101	9,791	12,168	10,084	13,581
Restructuring charges and FTC legal costs	21,508	219	(97)	3,330	2,199	995	534	265	1,446	589
Loss (gain) on sales and disposals of assets	(362)	5	81	14,590	61	316	103	418	5,769	(194)

Total operating costs	66,213	47,967	48,666	69,294	41,670	43,997	44,048	46,532	46,999	46,823

Income (loss) from operations	(31,317)	(5,319)	(10,264)	(23,074)	(5,160)	8,290	7,859	7,858	(5,209)	25,601
Interest income, net	663	666	486	219	816	754	1,057	1,422	767	2,820
Foreign currency exchange gain (loss)	(2,594)	(277)	114	(842)	(3,297)	811	793	(1,667)	(94)	2,643

Income (loss) before provision for income taxes	(33,248)	(4,930)	(9,664)	(23,697)	(7,641)	9,855	9,709	7,613	(4,536)	31,064
Benefit from (provision for) income taxes	1,046	1,495	(1,148)	(3,424)	309	(2,011)	(3,095)	(1,916)	(881)	(2,449)

Income (loss)	(32,202)	(3,435)	(10,812)	(27,121)	(7,332)	7,844	6,614	5,697	(5,417)	28,615
Accretion of preferred stock discount and dividend	(3,528)	(3,589)	(3,630)	(3,703)	(3,778)	(3,843)	(3,888)	(3,874)	(3,736)	(3,408)

Income (loss) applicable to common stockholders	$(35,730)	$(7,024)	$(14,442)	$(30,824)	$(11,110)	$4,001	$2,726	$1,823	$(9,153)	$25,207

Basic income (loss) per share attributable to common stockholders	$(0.85)	$(0.17)	$(0.34)	$(0.72)	$(0.26)	$0.09	$0.06	$0.04	$(0.17)	$0.44
Weighted average shares outstanding—Basic	41,796	42,153	42,639	42,942	43,237	43,743	44,561	46,989	52,801	57,059
Diluted income (loss) per share attributable to common stockholders	$(0.85)	$(0.17)	$(0.34)	$(0.72)	$(0.26)	$0.08	$0.05	$0.03	$(0.17)	$0.32
Weighted average shares outstanding—Diluted	41,796	42,153	42,639	42,942	43,237	52,765	55,497	58,646	52,801	90,534

Liquidity and capital resources

Resources

Historically, we have financed our operations principally through cash generated from operating activities, public offerings of our convertible debentures and common stock, private offerings of our preferred stock and common stock, the sale of installment receivable contracts to third parties and borrowings under bank credit facilities. As of December 31, 2006, we had cash and cash equivalents totaling $92.5 million. We believe our current cash balances, future cash flows from our operations, and cash from future sales of installment receivable contracts will be sufficient to meet our anticipated cash needs for at least the next twelve months. However, we may need to obtain additional financing thereafter or earlier if our current plans and projections prove to be inaccurate or our expected cash flows prove to be insufficient to fund our operations because of lower-than-expected revenues, unanticipated expenses or other unforeseen difficulties. In addition, we may seek to take advantage of favorable market conditions by raising additional funds from time to time through public or private security offerings, debt financings, strategic alliances or other financing sources. Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, reduce or defer our development activities, or delay our introduction of new products and services. Any of these actions may seriously harm our business and operating results.

Operating cash flow

In the six months ended December 31, 2006, operating activities provided $36.0 million of cash primarily as a result of net income of $23.2 million, non-cash expenses of $15.1 million for depreciation, amortization and stock-based compensation, $5.7 million for a non-cash loss on securitization of installments receivable and $19.4 million of cash proceeds from the September 2006 securitization of installments receivable, partially offset by a non-cash transaction gain of $3.6 million and cash payments of accrued expenses and accounts payable and other working capital requirements totaling $23.6 million. In fiscal 2006, operating activities provided $19.9 million of cash as net income, excluding non-cash expenses for stock-based compensation and depreciation and amortization, was partially offset by cash payments related to restructuring, legal and financial accruals and an increase in installments receivable. In fiscal 2004 and 2005, operating activities provided $40.9 million and $25.9 million of cash, respectively.

Financing activities

During the six months ended December 31, 2006, cash used in financing activities was $25.7 million primarily due to the payment of $27.4 million of cash for accumulated dividends upon the conversion of Series D-1 preferred into common stock in December 2006, partially offset by proceeds from employee stock plans. In fiscal 2006, financing activities provided $8.5 million of cash primarily due to exercise of stock options, partially offset by payment of preferred stock dividends. In fiscal 2004 and 2005, financing activities provided $22.2 million of cash and used $53.7 million of cash, respectively.

Sales of installment receivable contracts

We historically have maintained arrangements providing for the sale of installment and other receivable contracts to financial institutions, most recently General Electric Capital Corporation, Bank of America and Silicon Valley Bank. Under these arrangements, both parties must agree to enter into each sale transaction and negotiate the price for each sold receivable. We sold certain installment receivable contracts under these arrangements for aggregate proceeds of $54.9 million in fiscal 2004, $97.6 million in fiscal 2005, $77.1 million in fiscal 2006 and $46.7 million in the six months ended December 31, 2006. As of December 31, 2006, we estimate that there was in excess of $70.0 million available under the arrangements. We expect to continue to have the ability to sell receivables, as the collection of the sold receivables will reduce the outstanding balance, and the availability under the arrangements can be increased. At December 31, 2006, we had a partial recourse obligation that was within the range of $0.1 million to $0.9 million.

In September 2006, we entered into a $75.0 million three-year revolving securitization facility and we securitized certain outstanding installment software license receivables with a net carrying value of $32.1 million. The structure of the facility is such that the securitization qualifies as a sale. We received $19.4 million of cash and retained an interest in the sold receivables valued at $8.3 million. We also retained certain limited recourse obligations relative to the receivables valued at approximately $0.5 million. Overall, the transaction resulted in a loss of $5.7 million in the three months ended September 30, 2006 and was recorded as a loss on sales and disposals of assets in the accompanying consolidated statement of operations. We estimate that we would have received approximately $5.4 million, $8.6 million and $9.0 million of cash flows from these installments receivable during fiscal 2007, 2008 and 2009, respectively, if not for the securitization of the receivables. We classify proceeds from the sale or securitization of installment contracts or accounts receivable in operating cash flows because we consider such sales to be recurring operating activities.

Credit facility

In January 2003, we executed a loan and security agreement with Silicon Valley Bank. This agreement provides a line of credit of up to the lesser of (a) $15.0 million and (b) 70% of eligible domestic receivables, and a line of credit of up to the lesser of (x) $10.0 million and (y) 80% of eligible foreign receivables. The lines of credit bear interest at the bank's prime rate (8.25% at December 31, 2006). We are required to maintain a $4.0 million compensating cash balance with the bank, or be subject to an unused line fee and collateral handling fees. The lines of credit will initially be collateralized by nearly all of our assets, and upon achieving certain net income targets, the collateral will be reduced to a lien on our accounts receivable. We are required to meet certain financial covenants, including minimum tangible net worth, minimum cash balances and an adjusted quick ratio. As of December 31, 2006, there was $8.7 million in letters of credit outstanding under the line of credit and $13.6 million available for future borrowing. As of December 31, 2006, we were in compliance with the tangible net worth covenant and adjusted quick ratio covenants. The loan agreement expires on April 16, 2007. We are currently in negotiations to either (1) extend this line of credit with our current lender and amend the terms of the facility or (2) obtain a facility from another lender.

Requirements

Capital expenditures

During the six months ended December 31, 2006, investing activities used $4.2 million of cash primarily as a result of the purchase of $1.1 million of property and leasehold improvements and the capitalization of $3.0 million of computer software development costs. In fiscal 2006, investing activities used $10.5 million of cash primarily as a result of the capitalization of computer software development costs and ordinary course purchases of property and equipment. In fiscal 2004 and 2005, investing activities used $7.6 million and $11.8 million of cash, respectively. We expect to spend an additional $3.0 million in capital expenditures in the last six months of fiscal 2007, primarily for additional purchases of software and computer equipment. We are not currently party to any purchase contracts related to future capital expenditures.

Contractual obligations and requirements

Our commitments as of December 31, 2006 consisted of debt and lease obligations primarily for our facilities. Other than these, there were no other commitments for capital or other expenditures. Our obligations related to these items at December 31, 2006 were as follows (in thousands):

	2007	2008	2009	2010	2011	Thereafter	Total

Operating leases	$4,840	$7,437	$7,570	$7,406	$6,460	$14,834	$48,547
Debt obligations	266	45	—	—	—	—	311

Total commitments	$5,106	$7,482	$7,570	$7,406	$6,460	$14,834	$48,858

Dividends

In accordance with our charter, upon each conversion of shares of our Series D-1 or D-2 convertible preferred stock into common stock, we paid a cash dividend in the amount of the dividends accumulated with respect to those shares from their original issue date to the conversion date. We paid to the selling stockholders a total of $2.4 million upon their conversion of 30,000 shares of Series D-1 convertible preferred stock into 3,000,000 shares of common stock in May 2006 and an additional $27.4 million upon their conversion of the remaining 270,300 shares of Series D-1 convertible preferred stock into 27,030,000 shares of common stock in December 2006. We paid $6.6 million to the holder of our Series D-2 convertible preferred stock upon conversion of all of the 63,064 outstanding shares of such preferred stock into 6,306,400 shares of common stock in January 2007.

Retirement of convertible debt

On June 15, 2005, we paid $58.2 million to retire all of the outstanding principal amount of our convertible debentures, together with interest accrued thereon. We funded this payment with (a) $8.6 million of our existing cash, (b) $5.8 million obtained from our sales of installments receivable under our existing receivables programs with Silicon Valley Bank and GE Capital Corporation, and (c) $43.8 million through the sale of additional installments receivable under the installment contract securitization transaction described above.

Inflation

Inflation has not had a significant impact on our operating results to date and we do not expect inflation to have a significant impact during the last six months of fiscal 2007.

Off-balance-sheet arrangements

We enter into arrangements for the sale of installment and other receivable contracts to financial institutions. These arrangements assist us in financing our operations and meeting our working capital needs. In June 2005 and September 2006 we entered into transactions in which we securitized installment software license receivable contracts with a net carrying value of $71.2 million and $32.1 million, respectively, on the date of the transaction. As part of these transactions, we formed wholly owned, unconsolidated subsidiaries to which we transferred the contracts.

Under Item 303(a)(4) of SEC Regulation S-K, the term "off-balance sheet arrangement" includes a contractual arrangement under which a company transfers assets to an unconsolidated entity but retains an interest in those assets that serves as credit, liquidity or market risk support to the unconsolidated entity with respect to those assets. In selling installment and other receivable contracts in the June 2005 and September 2006 transactions, we retained an interest in the contracts sold and also retained certain limited recourse obligations relative to those contracts. Our retained interests in those contracts may be considered to serve as credit, liquidity or market risk support to the transferee entities, in which case the June 2005 and September 2006 transactions would constitute off-balance sheet arrangements within the meaning of Item 303(a)(4).

In connection with the September 2006 transaction, we entered into a three-year revolving facility under which we can effect additional securitization transactions, subject to applicable conditions. Each such transaction may be viewed as an off-balance sheet arrangement within the meaning of Item 303(a)(4).

For a further description of the June 2005 and September 2006 securitization transactions, please see "—Liquidity and capital resources—Sales of installment receivable contracts" and note 12(b) to our consolidated financial statements included elsewhere in this prospectus.

Quantitative and qualitative disclosures about market risk

Cash and cash equivalents portfolio

We do not use derivative financial instruments in our investment portfolio. We place our investments in instruments that meet high credit quality standards, as specified in our investment policy guidelines. We do not expect any material loss with respect to our investment portfolio from changes in market interest rates or credit losses. At December 31, 2006, all of the instruments in our investment portfolio were included in cash and cash equivalents.

Principal (notional) amounts by expected maturity in U.S. dollars

(in thousands)	Fair value at December 31, 2006	Maturing in fiscal 2007

Cash and cash equivalents	$92,549	$92,549
Weighted average interest rate	1.12%	1.12%

Impact of foreign currency rate changes

During fiscal 2006, the U.S. dollar weakened against currencies for countries in which we have local operations, primarily in Europe, Canada and the Asia-Pacific region, with the exception of the Japanese Yen, against which the dollar strengthened. During the first six months of fiscal 2007, the U.S. dollar weakened against the Euro and British pound, and strengthened against the Japanese Yen and Canadian dollar. The translation of our intercompany receivables and foreign subsidiary assets and liabilities are recorded as unrealized transaction gains and losses in our statement operations as other income/expense unless such intercompany foreign currency balances qualify for accounting as a translation adjustment within stockholders' equity. Foreign exchange forward contracts are purchased to hedge certain customer accounts and installment receivable amounts (both held and sold) that are denominated in a foreign currency.

Foreign exchange hedging

We enter into foreign exchange forward contracts to reduce our exposure to currency fluctuations on customer installments receivables denominated in foreign currencies. The objective of these contracts is to mitigate the impact of foreign currency exchange rate movements on our operating results. We do not use derivative financial instruments for speculative or trading purposes. We had $29.1 million of foreign exchange forward contracts denominated in British, Japanese, Swiss, Euro and Canadian currencies, which represented underlying customer installments receivable transactions at December 31, 2006. The underlying customer installments receivable transactions consist of assets carried on our balance sheet and assets that were transferred to our subsidiaries as part of the securitizations of installments receivable for which we have retained the exposure associated with changes in foreign exchange rates. At each balance sheet date, the foreign exchange forward contracts and the related installments receivable denominated in foreign currencies are revalued based on the current market exchange rates. Resulting gains and losses are included in earnings. Gains and losses related to these instruments for the six months ended December 31, 2006 were not material. We do not anticipate any material adverse effect on our consolidated financial position, operating results or cash flows resulting from the use of these instruments. There can be no assurance, however, that these strategies will be effective or that transaction losses can be limited or forecasted accurately.

The following table provides information about our forward contracts at December 31, 2006, to sell foreign currencies for U.S. dollars. All of these contracts relate to customer accounts and installments receivable. The table presents the value of the contracts in U.S. dollars at the contract exchange rate as of the contract maturity date. The average contract rate approximates the weighted average contractual foreign currency exchange rate and the forward position in U.S. dollars approximates the fair value of the contract at December 31, 2006.

Currency (in thousands)	Average contract rate	Forward amount in U.S. dollars	Contract origination date	Contract maturity date

Euro	1.28	$17,767	Various: Feb. 2006-Dec. 2006	Various: Jan. 2007-July 2007
British Pound Sterling	1.88	4,814	Various: Mar. 2006-Dec. 2006	Various: Jan. 2007-Oct. 2007
Japanese Yen	112.68	3,818	Various: Mar. 2006-Dec. 2006	Various: Jan. 2007-Sep. 2007
Canadian Dollar	1.13	2,339	Various: Oct. 2005-Dec. 2006	Various: Jan. 2007-Oct. 2007
Swiss Franc	1.20	358	Various: May 2006-Dec. 2006	Various: Feb. 2007-May 2007

Total		$29,096

See also notes 2(d), 2(e), 2(i), 2(k) and 12 to our consolidated financial statements included elsewhere in this prospectus.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation, or FIN, No. 48, "Accounting for Uncertainty in Income Taxes," which clarifies the criteria for recognition and measurement of benefits from uncertain tax positions. Under FIN No. 48, an entity should recognize a tax benefit when it is "more-likely-than-not," based on the technical merits, that the position would be sustained upon examination by a taxing authority. The amount to be recognized should be measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Furthermore, any change in the recognition, derecognition or measurement of a tax position should be recognized in the interim period in which the change occurs. We expect to adopt FIN No. 48 as of July 1, 2007, and any change in net assets as a result of applying FIN No. 48 will be recognized as an adjustment to retained earnings on that date. We are in the process of evaluating our uncertain tax positions in accordance with FIN No. 48 and have not determined the effect that the application of FIN No. 48 will have on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin, or SAB, No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality. SAB No. 108 is effective for fiscal years beginning after November 15, 2006. We believe that the initial adoption of SAB No. 108 will not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We have not yet determined the effect, if any, that the application of SFAS No. 157 will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value and provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have not yet determined the effect, if any, that the application of SFAS No. 159 will have on our consolidated financial statements.

Business

Overview

We are a leading supplier of integrated software and services to the process industries, which consist of oil and gas, petroleum, chemicals, pharmaceuticals and other industries that manufacture and produce products from a chemical process. We provide a comprehensive, integrated suite of software applications that utilize proprietary empirical models of chemical manufacturing processes to improve plant and process design, economic evaluation, production, production planning and scheduling, and operational performance. These solutions help our customers improve their competitiveness and profitability by increasing revenues, reducing operating costs, reducing working capital requirements and decreasing capital expenditures.

We were initially incorporated in 1981 and reincorporated in Delaware in 1998. For more than 25 years, we have had a track record of innovation and technology leadership in the process industries. Our customer base of over 1,500 process manufacturers includes the 32 largest petroleum companies in the world, the 50 largest chemical companies, 19 of the 20 largest pharmaceutical companies and 17 of the 20 largest engineering and construction firms that service the process industries. We operate globally through 29 offices in 20 countries and sell our products primarily through a direct sales force. In addition, we have established a number of strategic relationships to leverage our internal sales and marketing efforts, enhance the breadth of our solutions and expand our implementation capabilities.

Industry background

The process industries consist of oil and gas, petroleum, chemicals, pharmaceuticals and other industries that produce products from a chemical process. Process manufacturers face a number of significant challenges that are specific to each industry. To succeed in an increasingly competitive global environment, process manufacturers must simultaneously reduce costs and increase efficiency, responsiveness and customer satisfaction. Because process manufacturing tends to be asset-intensive, increases in profitability in these industries depend substantially upon reducing the costs of raw materials, energy and capital. Given the large production volumes typical in the process industries and the relatively low profit margins characteristic of many sectors within the process industries, even relatively small reductions in raw material or energy requirements or small improvements in input costs, throughput or product yields can significantly increase the profitability of process manufacturers.

The process industries face significant challenges because of the complex activities and supply chains that must be managed when purchasing raw materials, manufacturing products, and delivering final products to customers. Factors that make it difficult for these companies to optimize these processes and make optimal economic decisions include the following:

•
products are manufactured in continuous processes that are unpredictable and difficult to model;

•
production sequence and raw material specification both have a major impact on feasibility and profitability;

•
multiple, interdependent products are made simultaneously, making production planning complicated;

•
manufacturing plants are sophisticated and extremely capital intensive; and

•
supply chain management is complex.

In addition to these factors that are common to most segments of the process industry, each vertical market has its own set of unique challenges that must be addressed in order to manage operations effectively.

Oil and gas

The upstream oil and gas sector is driven by the high cost of capital investment, which is being exacerbated as the search for new reserves takes companies to more remote, politically unstable locations and ever deeper oceans. The high cost of investment places a premium on getting the most out of any expenditure. An improperly placed well that fails to economically remove all surrounding reserves or a poorly designed transmission system that requires excessive pressurization or maintenance can have a significant impact on profitability for years to come. In addition, managing oil and gas assets is complicated since these assets are highly complex and interconnected. Companies must achieve high output while minimizing investment, optimize facilities to match a constantly varying slate of crudes and gases, and ensure the efficient transmission of materials through large, interconnected, and environmentally sensitive pipeline infrastructure.

To further complicate the challenge, every decision occurs against the backdrop of rapidly fluctuating open market oil and gas prices. Unlike other segments of the process industries, where raw material price movements are smoothed through long-term contracts, oil and gas prices can oscillate rapidly from week to week or even day to day. This puts enormous pressure on companies to profit from rising prices while they can. Delayed decisions and prolonged production ramp-ups can spell the difference between selling into a rising or falling market.

Specifically, oil and gas companies face the following distinct challenges in managing their operations:

•
managing assets as an interrelated system;
•
ensuring consistently profitable price nominations and product contracts;
•
maximizing production with minimal capital investment;
•
responding faster to gas and oil price fluctuations and operating disruptions; and
•
ensuring regulatory compliance without adding administrative overhead.

Petroleum

In the downstream petroleum industry, prices, capacity utilization and operating margins are all reaching record highs. As a result, there is tremendous pressure on refineries to optimize their output, maximize their product mix and minimize their inventory levels throughout the system. At the same time, petroleum companies are recognizing that the legacy IT systems that resulted from the mergers and acquisitions of the 1990s are inadequate. Instead, they are increasingly investing in integrated software suites that can provide better visibility into all aspects of the production process, from inventory levels throughout the system to quality and production information as well as market dynamics. This enables them to keep lower amounts on inventory on hand, make better buy vs. make vs. trade decisions and maximize capacity utilization at the refinery level taking into account both volume and product mix. In addition, the need for accurate integrated information is further exacerbated by a proliferation of regional product specifications, a volatile market, and increasingly stringent environmental regulations.

Running more barrels through the refinery at top capacity makes it difficult to keep the physical assets in prime condition and can create safety and reliability issues. Refiners are faced with the need to optimize the design of processes and achieve more reliable and stable operations. Process engineers are challenged with making timely business decisions while meeting the business objectives of designing and operating efficient, safe and profitable process plants. Measuring the complex interactions among equipment, feedstock, refined products and business objectives is the key to unlocking optimization at the refinery level.

Specifically, petroleum companies face the following challenges in managing their operations:

•
making timely business decisions based on volatile market conditions while at the same time operating efficient, safe and profitable refineries;

•
minimizing inventory levels throughout the system without becoming vulnerable to changes in demand or market disruptions;

•
managing the reduced supply chain flexibility created by clean fuels legislation and the proliferation of product specifications;

•
responding effectively to changing supply/demand balances and supply patterns; and

•
optimizing the use of energy to minimize the impact of high energy costs.

Chemicals

The chemical industry produces bulk chemicals that are true commodities with little or nothing to differentiate one company's offering from another. The market is global and highly competitive. Producers routinely invest to build highly specialized, continuous process plants that reduce production costs to a minimum. They must continue to invest over a plant's lifetime to ensure it remains cost-competitive with newer units. The most successful companies find ways to differentiate themselves through product quality, customer responsiveness and operating efficiency.

Chemical companies face a number of strategic challenges. They need to maximize the returns from their expensive assets. They must manage wide swings in feedstock (raw material) costs and high energy costs. Due to global industrial consolidation, they face increasingly concentrated and powerful competitors and customers, placing enormous pressures on their operating margins. This pressure has eroded the advantages once enjoyed by companies with established market, technology or regional positions. In the face of such intense pressure, producers have only a limited ability to raise prices and must instead focus on optimizing their product mix and minimizing their costs throughout the production process.

To respond to these pressures many large chemical manufacturers are looking to replace the "patchwork" of point solutions that they currently use to design facilities and optimize production with solutions that can address operational costs as a single, interrelated whole, much in the same way that enterprise resource planning, or ERP, systems squeezed costs from the interrelated transactions that define back office business processes.

Specifically, chemical producers face the following challenges in managing their operations:

•
identifying and correcting cost variations when they occur;
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operating assets as one interrelated system rather than as individual components;
•
reducing plant lifecycle costs while improving operating performance;
•
minimizing inventory without hurting customer service;
•
responding more quickly and profitably to unexpected opportunities and disruptions; and
•
ensuring regulatory compliance without adding administrative overhead.

Pharmaceuticals

Changing industry dynamics and increasing competition from generic drug products are driving pharmaceutical companies to improve their operational capabilities to ensure future profitability. As a result, many pharmaceutical companies are now viewing manufacturing and distribution not only as a means of meeting demanding quality and supply criteria but also as a means of achieving competitive advantage by reducing manufacturing costs.

Pharmaceutical companies face a number of strategic challenges. Regulatory agencies are demanding strict, detailed material, process, and personnel tracking. At the same time, companies are facing increased competition from generic drugs and must increasingly speed products to market to maximize profits. To respond to these pressures, pharmaceutical companies are looking to implement solutions that can help them meet their regulatory requirements, reduce their time to market and decrease their production costs.

Specifically, pharmaceutical companies face the following challenges in managing their operations:

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complying with strict regulatory requirements;
•
improving manufacturing agility to take advantage of new approaches and processes;
•
reduce time required to scale-up production;
•
improving customer service; and
•
reducing the complexity of IT systems.

Process industry technology

Historically, technology solutions have played a major role in helping process companies to drive productivity improvements. In the 1980s, this increase in efficiency came from the use of distributed control systems, or DCS, to automate the management of plant hardware. These systems utilized computer hardware, communication networks and industrial instruments to measure, record and automatically control process variables. However, although DCS and ERP solutions are important components of a solution to improve manufacturing enterprise performance, they do not incorporate either the detailed chemical engineering knowledge essential to optimize the design and operation of related manufacturing processes or the plant performance data required to support more intelligent real-time decision making and therefore their influence on day-to-day operational activities is limited.

Today, process manufacturers are seeking tools to help them improve their operating performance, competitive position and responsiveness to increasingly volatile raw material and end markets. For example, while rising oil prices provide an opportunity for petroleum refiners to raise their prices, they also increase the cost of operating energy-intensive manufacturing facilities. These dynamics are creating demand for intelligent decision-support products that can provide an accurate real-time understanding of a plant's capabilities, as well as accurate planning and collaborative forecasting information.

Moreover, as process manufacturers have become more adept at using products that optimize individual engineering, plant operations and supply chain management business processes, they increasingly are seeking additional performance improvements by integrating these products, both with one another and with DCS, ERP and other enterprise systems, to provide real-time, intelligent decision support. To achieve these objectives, companies are implementing solutions that integrate related business processes within a single production facility and across multiple sites. In addition, by adding planning and scheduling functionality, companies are extending these solutions by optimizing their supply chains to substantially reduce cycle times, adjusting production quickly to meet changing customer requirements, synchronizing key business processes with plants and customers across numerous geographies and time zones, and quoting delivery dates more accurately and reliably. Traditional solutions and emerging software integration vendors lack the deep process knowledge necessary to solve the complex problems faced by process manufacturers attempting to achieve true optimization of their enterprises, from design to production to management of the extended supply chain.

The AspenTech advantage

Process manufacturers use our solutions to improve their profitability and competitiveness, not only by reducing raw material and energy use, cycle time, inventory cost and time to market, but increasingly by synchronizing and streamlining key business processes. Our competitive advantage is based on the following key attributes:

Substantial process industry expertise.    By developing software for the process industries for more than 25 years, we believe we have amassed the world's largest collection of process industry domain knowledge to develop and implement software solutions for our customers. Our employees have pioneered many of the most significant advances that today are considered industry-standard software applications across a wide variety of engineering, plant operations and supply chain applications. Our services and development staff are recognized experts in delivering value to our customers based on the practical experience they have gained from supporting IT installations for more than 1,500 process manufacturers worldwide.

This significant base of chemical engineering expertise, process manufacturing experience and industry know-how serves as the foundation for the proprietary solution methods, physical property models and data estimation techniques embedded in our software solutions. We continually enhance our software applications through extensive interaction with our customers, some of which have worked with our products for more than twenty years. To complement our software expertise, we have assembled a staff of approximately 225 project engineers to provide implementation, advanced process control, real-time optimization, supply chain management and other consulting services. We believe this consulting team is one of the largest and most experienced collection of experts on process manufacturing operations in the world.

Large and valuable customer base.    We view our customer base of more than 1,500 process manufacturers as an important strategic asset and as evidence of one of the strongest franchises in the industry. We count among our customers the world's 50 largest chemical companies, the world's 32 largest petroleum refiners, and 19 of the world's 20 largest pharmaceutical companies. We also have numerous leading customers in other vertical markets. In addition, 17 of the 20 largest engineering and construction firms that serve the process industries use our design software. These relationships enable us to identify and develop or acquire solutions that best meet the needs of our customers, and they are a valuable part of our efforts to penetrate the process industries with new software solutions. We believe significant opportunities exist for continued penetration of strategic enterprise-wide products, particularly for our plant operations and supply chain management products. As process manufacturers increasingly focus on integration and optimization of their operations, we expect many of our existing customers to be among the first to implement our newly-developed enterprise solutions.

Rapid, high return on investment.    We believe that customers purchase our products because our products provide rapid, demonstrable and significant returns on investment. Because of the large production volumes and relatively low profit margins typical in many of the process industries, even small improvements in productivity can generate substantial recurring benefits. First-year savings can exceed the software and implementation costs of our products. Our integrated solutions, whether applied across a plant, an enterprise or an extended supply chain, can yield even greater returns. In addition, our products generate important organizational efficiencies and operational improvements, the dollar benefits of which can be difficult to quantify.

Complete, integrated solution.    While some vendors offer stand-alone products that compete with one or more of our products, we believe we are the only provider that offers a comprehensive solution to process manufacturers that addresses key business processes in manufacturing operations across the enterprise. Our solutions can be used on a stand-alone basis, integrated with one another or integrated with third-party applications. Customers can initially choose to implement a point solution or our integrated solution, which is scalable as the customer's needs evolve. The breadth of our solutions expands the overall value we can bring to our customers and represent an important source of competitive differentiation.

Strategy

Our strategy is to build on our position as a market and technology leader by continuing to enhance and integrate our broad portfolio of engineering, plant operations and supply chain management solutions and to deliver new solutions targeted to the specific needs of the vertical industries we serve. To implement this strategy we intend to:

Build on our technology leadership by delivering an integrated suite of scalable vertical industry solutions.    We intend to build on our proven technology leadership and installed base by delivering integrated solutions targeted at specific vertical segments, which provide a broader set of capabilities and deliver a higher value proposition to existing and prospective customers. With the October 2004 release of aspenONE, we became the first software vendor to provide an integrated suite of engineering, plant operations and supply chain management software applications for process manufacturing. The aspenONE framework provides an integration layer that enables our products to work together to provide our customers with access to critical operational information more immediately. As a result, aspenONE has been adopted by a number of leading chemical and energy companies.

Maintain and strengthen our market leadership for stand-alone solutions.    We intend to maintain and strengthen our competitive position for stand-alone applications in engineering, plant operations and supply chain management by continuing to develop and enhance our existing offerings to respond to competitive pressures and our customers' needs. During fiscal 2006 we delivered substantial new functionality in each major product area, and further enhancements are planned for forthcoming product releases.

Invest selectively in new, high-value solutions.    We intend to invest in a few specific modules that we believe will unlock new sources of value for customers in selected segments of the process industries. These investments are intended to accelerate the development and commercialization of highly focused modules that incorporate technology from our engineering, plant operations and supply chain management products. These applications include:

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aspenONE Planning, Scheduling & Blending: an integrated solution that improves planning and scheduling production at refineries;

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aspenONE Inventory Management & Operations Scheduling: a solution that helps petroleum companies manage the operational risk and financial exposure that result from lack of visibility into current and projected inventories, and allowing them to make the best buy vs. make vs. trade operational decisions.

•
aspenONE Ethylene Scheduling: an integrated solution that optimizes the business process of procuring feedstocks and scheduling ethylene plants.

Leverage strategic alliance relationships.    Alliances are an important part of our strategy to help us accelerate the time it takes to bring products to market and provide us with additional resources to implement enterprise solutions. We have technology alliances with Accenture, Intergraph, Microsoft and Schlumberger. We intend to continue to work with a select number of strategic alliances that will help us increase our sales and implementation effectiveness.

Products: software and services

We provide software and services that enable our customers to optimize the profitability of their manufacturing operations. Our software is based upon proprietary empirical models of chemical manufacturing processes and the equipment used in those processes that provide highly accurate representations of the chemical and physical properties of a broad range of materials typically encountered in the process industries. These models and the associated knowledge captured in the supporting IT systems provide real-time, intelligent decision support across the entire process manufacturing enterprise.

Our solutions are focused on three primary business areas: engineering, plant operations, and supply chain management, and are delivered both as stand-alone solutions and as part of the integrated aspenONE product suite. The aspenONE framework provides an integration layer that enables our engineering, plant operations and supply chain products to be integrated in modular fashion so that data can be shared among them and additional modules can be added as the customer's requirements evolve. The result is enterprise-wide access to real-time, model-based information that enables manufacturers to forecast or simulate the economic impact of potential actions and make better, faster and more profitable operating decisions.

Engineering.    In the process industries, maximizing profit begins with optimal design. Process manufacturers must be able to address a variety of challenging questions relating to strategic planning, collaborative engineering and debottlenecking and process improvement—from where they should locate their facilities, to how they can make their products at the lowest cost, to what is the best way to operate for maximum efficiency. To address these issues, they must improve asset optimization to enable faster, better execution of complex projects. Our engineering solutions help companies maximize their return on plant assets and enable collaboration with engineers on common models and projects.

Our engineering solutions are used on the process engineer's desktop to design and improve plants and processes. Our customers use our engineering software and services during both the design and ongoing operation of their facilities to model and improve the way they develop and deploy manufacturing assets. Our products enable our customers to improve their return on capital, improve physical plant operating performance and bring new products to market more quickly. See below for a listing of our principal engineering products.

Our engineering tools are based on an open environment and are implemented on Microsoft's operating systems. Implementation of our engineering products does not typically require substantial consulting services, although services may be provided for customized model designs and process synthesis.

Plant operations.    Our plant operations products focus on optimizing companies' day-to-day process industry activities, enabling them to make better, more profitable decisions and improve plant performance. The process industries' typical production cycle offers many opportunities for optimizing profits. Process manufacturers must be able to address a wide range of issues driving execution efficiency and cost, from selecting the right feedstock and raw materials, to production scheduling, to identifying the right balance among customer satisfaction, costs and inventory. Our plant operations products support the execution of the optimal operating plan in real time. Our plant operations solutions include desktop applications, IT infrastructure and services that enable companies to model, manage and control their plants more efficiently, helping them to make better-informed, more profitable decisions. These solutions help companies make decisions that can reduce fixed and variable costs in the plant, improve product yields, procure the right raw materials and evaluate opportunities for cost savings and efficiencies in their operations. See below for a listing of our principal plant operations products.

Supply chain management.    Our supply chain management products enable companies to reduce inventory and increase asset efficiency by giving them the tools to optimize their supply chain decisions from choosing the right raw materials to delivering finished product in the most cost-effective manner. The ever-changing nature of the process industries means new profit opportunities can appear at any time. To identify and seize these opportunities, process manufacturers must be able to increase their access to data and information across the value chain, optimize planning and collaborate across the value chain, and detect and exploit supply chain opportunities. Our supply chain management solutions include desktop applications, IT infrastructure and services that enable manufacturers to operate their plants and supply chains more efficiently, from customer demand through manufacturing to delivery of the finished product. These solutions help companies to reduce inventory carrying costs, respond more quickly to changes in market conditions and improve customer service. See below for a listing of our principal supply chain products.

Our engineering software products represented 65% of our fiscal 2006 software license revenue and 60% of our software license revenue during the six months ended December 31, 2006, while our plant operations and supply chain management solutions represented 35% of our fiscal 2006 software license revenue and 40% of our software license revenue during the six months ended December 31, 2006.

The following table highlights examples of the integrated aspenONE modules we have developed within each business area as well as the products that those modules are built on and typical customer benefits.

Business area	Sample aspenONE modules	Related products	Typical customer benefits

Engineering and Innovation	• Simulation & Optimization • Conceptual Design • Economic Evaluation • Integrated Engineering • Equipment Design & Rating	• Aspen Plus • Aspen HYSYS • Aspen Icarus	• Reduced capital and operating costs
• Reduced time to ramp-up manufacturing
• Lowered manufacturing costs
• Increased asset utilization
• Increased production flexibility and agility
• More efficient execution of capital projects
Plant Operations	• Production Management & Execution • Planning, Scheduling & Blending • Advanced Process Control • Real-Time Optimization • Performance Management	• Aspen DMCPlus • Aspen SmartStep • Aspen PIMS • Aspen Orion • Aspen InfoPlus.21 • Aspen Advisor
• Improved asset efficiency
• Reduced energy costs
• Reduced costs of regulatory compliance
• Increased throughput
• Improved product consistency
• Decreased planning costs
• Reduced inventory carrying costs
Supply Chain Management	• Sales & Operations Planning • Plant Planning & Scheduling • Collaborative Demand Management • Inventory Management & Operations Scheduling	• Aspen Plant Scheduler • Aspen Supply Planner • Aspen PIMS • Aspen Orion	• Improved asset efficiency • Improved responses to customer requirements • Improved responses to changes in market conditions • Reduced inventory carrying costs

Our software products can be linked with a customer's existing ERP products and DCS to further improve a customer's ability to gather, analyze and use the resulting information across the process manufacturing lifecycle. Our products provide decision support tools that use real-time plant information to determine the best economic alternative for the enterprise. These decisions cannot be adequately made by simply analyzing historical data from ERP systems or from disparate software applications that are not integrated. By modeling future operational behavior, using consistent data and models of their facilities, our products provide our customers with a path to capturing economic value and materially improving profitability.

Professional services

We offer professional services to provide our customers with complete solutions. These services include implementation and configuration services, consulting services and advanced modeling and design services. Our implementation and configuration services are primarily associated with the deployment of our plant operations and supply chain management solutions. Customers have historically used our engineering and innovation solutions without implementation assistance.

Customers who obtain consulting services from us typically engage us to provide such services over periods of up to 24 months. We generally charge customers for consulting services, ranging from supply chain to on-site advanced process control and optimization services, on a fixed-price basis or time-and-materials basis.

As of March 31, 2007, we employed a staff of approximately 225 project engineers to provide consulting services to our customers. We believe this large team of experienced and knowledgeable project engineers provides an important source of competitive differentiation. We primarily hire as project engineers individuals who have obtained doctoral or master's degrees in chemical engineering or a related discipline or who have significant relevant industry experience. Our employees include experts in fields such as thermophysical properties, distillation, adsorption processes, polymer processes, industrial reactor modeling, the identification of empirical models for process control or analysis, large-scale optimization, supply distribution systems modeling and scheduling methods.

Historically, most licensees of our planning and scheduling products and a limited number of licensees of our process information management and supply chain management systems have obtained implementation consulting services from third-party vendors. Our strategy is to continue to develop and expand relationships with third-party consultants in order to provide a secondary channel of consulting services.

Strategic alliances

We have established strategic alliances with a few select companies that offer a complementary set of technologies, services and industry expertise that help us commercialize and accelerate the adoption of our integrated solutions, including aspenONE. These alliances include relationships with Accenture, Intergraph, Microsoft and Schlumberger.

In addition to these strategic alliances, we are focused on developing new channel partners, including resellers, agents and systems integrators, that can help us increase sales in regions and markets that we do not effectively reach with our direct sales force. Historically, most of our license sales have been generated through our direct sales force.

Technology and product development

Our base of chemical engineering expertise, process manufacturing experience and industry know-how serves as the foundation for the proprietary solution methods, physical property models and industry-specific business process knowledge embedded in our software solutions. Our software and services solutions combine three of our core competencies:

•
We support sophisticated empirical models generated from advanced mathematical algorithms developed by our employees. In addition, we support rigorous models of chemical manufacturing processes and the equipment used in those processes. We have used these advanced algorithms to develop proprietary models that provide highly accurate representations of the chemical and physical properties of a broad range of materials typically encountered in the chemicals, petroleum and other process industries.

•
We develop software that models key customer manufacturing and business processes and automates the workflow of these processes. This software integrates our broad product line so that the data used in manufacturing processes are seamlessly passed between the applications used in each step of the business processes.

•
We have invested significantly in supply chain software, which embeds sophisticated technology allowing customers to optimize their extended supply chain activities. In addition, this software embeds key knowledge about the details of how manufacturing and supply chain operations function in the process industries.

Our product development activities are currently focused on strengthening the integration between our applications and adding new capabilities that address specific mission-critical operational business processes in each industry. We intend to continue to increase the efficiency of our research and development operations through the consolidation of research and development locations and increased use of shared components across our applications. In addition, we will continue to enhance our integrated industry-specific aspenONE solutions by adding new functionality, and more standardized integration with third-party applications.

During fiscal 2004, 2005 and 2006 and the six months ended December 31, 2006, we incurred research and development costs of $60.1 million, $47.3 million, $44.3 million and $19.2 million, respectively, which represented 18.1%, 17.5%, 15.1% and 12.0% of total revenues, respectively. As of March 31, 2007, we employed a product development staff of approximately 350 people.

Customers

Our software solutions are installed at the facilities of more than 1,500 customers worldwide. These customers include process manufacturers and the engineering and construction firms that provide services to them. The following table sets forth a partial selection of our customers from which we generated at least $300,000 of revenues in fiscal 2005 or 2006. For fiscal 2006, the percentages of our license revenue derived from specific vertical markets were approximately as follows: 40% from oil and gas and petroleum, 25% from chemicals, 20% from engineering and construction design firms, and 15% from other segments of the process industries, the largest of which were pharmaceutical and consumer packaged goods.

Oil and gas / petroleum
BP
Chevron Corporation
Citgo Petroleum Corporation
ENI
Exxon Mobil
PDVSA
Petrobas
Petro-Canada
Reliance Industries.
Repsol YPF
Saudi Aramco
Shell Oil Company
SK Corp
Sinopec
StatOil
Sunoco
Total
Valero
Engineering and construction
Bechtel Group Chiyoda Corporation Fluor Enterprises Foster Wheeler Jacobs Engineering Group, Lurgi Parsons Worley International
Chemicals
Air Liquide DSM BASF BP Braskem The Dow Chemical Company Eastman Mitsubishi Rayon Engineering Mitsui Chemicals Nova Chemicals Owens Corning Shell Sumitomo Chemicals
Pharmaceuticals
Aventis Pharma Bayer Corporation GlaxoSmithKline Merck & Co. Novartis Pfizer
Consumer goods
Cargil PepsiCo Procter & Gamble

No customer accounted for 10% or more of our total revenue in fiscal 2004, 2005 or 2006.

Sales and marketing

We employ a value-based sales approach, offering our customers a comprehensive suite of software and service products that enhance the efficiency and productivity of their process manufacturing operations. We have increasingly focused on selling our products as a strategic investment for our customers and therefore devote an increasing portion of our sales efforts at senior management levels, including senior decision makers in manufacturing, operations and technology. Our aspenONE solution strategy supports this value-based approach by broadening the scope of optimization across the entire spectrum of operations and expanding the use of process models in the operations environment by linking engineering, plant and business systems to improve our customers' visibility into their manufacturing operations. We believe our development of new vertical-specific integrated solutions will help us to better address the top concerns of senior executives.

Because the complexity and cost of our products often result in extended sales cycles, we believe that the development of long-term, consultative relationships with our customers is essential to a successful selling strategy. To develop these relationships, we focus our worldwide sales force on a defined set of strategic accounts. In North America we have organized our sales force around specific vertical markets. In the rest of the world the sales force is organized around specific countries or regions.

In order to market the specific functionality and other complex technical features of our software products, each sales account manager and global account manager works with specialized teams of technical sales engineers and product specialists organized for each sales and marketing effort. Our technical sales engineers typically have advanced degrees in chemical engineering or related disciplines and actively consult with a customer's plant engineers. Product specialists share their detailed knowledge of the specific features of our software solutions as they apply to the unique business processes of different vertical industries.

Our overall sales force, which consists of quota carrying sales account managers, sales services personnel, business support engineers, partner organization personnel, industry business unit professionals, marketing personnel and support staff, consisted of approximately 290 people on March 31, 2007.

We supplement our direct sales efforts with a variety of marketing initiatives, including public relations activities, customer relationship programs, internet marketing, campaigns to promote awareness among industry analysts, user groups and events.

We also license our software products at a substantial discount to universities that agree to use our products in teaching and research. We believe that students' familiarity with our products will stimulate future demand once the students enter the workplace. More than 500 universities use our software products in undergraduate instruction.

Competition

Our markets in general are highly competitive and are characterized by rapid technological change. We expect the intensity of competition in our markets to increase in the future as existing competitors enhance and expand their product and service offerings and as new participants enter the market. Increased competition may result in price reductions, reduced profitability and loss of market share. We cannot assure you that we will be able to compete successfully against existing or future competitors. Some of our customers and companies with which we have strategic relationships also are, or in the future may be, competitors of ours.

Many of our current and potential competitors have greater financial, technical, marketing, service and other resources than we have in a particular market segment or overall. Companies with greater financial resources may be able to offer lower prices, additional products or services, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. They also may adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners.

Many of our competitors have established, and in the future may establish, cooperative relationships with third parties to improve their product offerings and to increase the availability of their products to the marketplace. In addition, competitors may make strategic acquisitions to increase their ability to gain market share or improve the quality or marketability of their products. These cooperative relationships and strategic acquisitions could reduce our market share, require us to lower our prices, or both.

Our primary competitors differ between our three principal product areas:

•
Our engineering software competes with products of businesses such as ABB, Chemstations, Honeywell, KBC, Shell Global Solutions, Simulation Sciences (a division of Invensys) and WinSim (formerly ChemShare). As we expand our product line, we may face competition from companies that we have not typically competed against in the past, such as Dassault Systemes, Oracle, SAP and Siemens.

•
Our plant operations software competes with products of companies such as ABB, Honeywell, Invensys, Rockwell and Siemens and components of SAP's offering.

•
Our supply chain management software competes with products of companies such as Honeywell, i2 Technologies, Manugistics (a subsidiary of JDA Software Group) and Infor and components of SAP's supply chain offering.

In addition, we face competition in all areas of our business from large companies in the process industries that have internally developed their own proprietary software solutions.

We believe the key competitive differentiator in our industry is the value, or return on investment, that our software and services provide. We seek to develop and offer an integrated suite of targeted, high-value vertical industry solutions that can be implemented with relatively limited service requirements. We believe this approach provides us with an advantage over many of our competitors, which offer software products that are more service-based. The principal competitive factors in our industry also include:

•
breadth and depth of software offerings;
•
domain expertise of sales and service personnel;
•
extent of consistent global support;
•
performance and reliability;
•
price; and
•
time to market.

Intellectual property

We regard our software as proprietary and rely on a combination of copyright, patent, trademark and trade secret laws, license and confidentiality agreements, and software security measures to protect our proprietary rights. We have obtained or applied for patent protection in the United States with respect to some of our intellectual property, but generally do not rely on patents as a principal means of protecting intellectual property. We have registered or applied to register some of our significant trademarks in the United States and in selected other countries.

We generally enter into non-disclosure agreements with our employees and customers, and historically have restricted access to our software products' source codes, which we regard as proprietary information. In a few cases, we have provided copies of the source codes for products to customers solely for the purpose of special product customization and have deposited copies of the source codes for products in third-party escrow accounts as security for ongoing service and license obligations. In these cases, we rely on non-disclosure and other contractual provisions to protect our proprietary rights.

The laws of many countries in which our products are licensed may not protect our products and intellectual property rights to the same extent as the laws of the United States. The laws of many countries in which we license our products protect trademarks solely on the basis of registration. We currently possess a limited number of trademark registrations in selected foreign jurisdictions and have applied for certain foreign copyright and patent registrations to protect our products in foreign jurisdictions where we conduct business.

The steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our technology or independent development by others of technologies that are substantially equivalent or superior to our technology. Any misappropriation of our technology or development of competitive technologies could harm our business. We could incur substantial costs in protecting and enforcing our intellectual property rights.

Moreover, from time to time third parties may assert patent, trademark, copyright and other intellectual property rights to technologies that are important to our business. In such an event, we may be required to incur significant costs in litigating a resolution to the asserted claims. The outcome of any litigation might require that we pay damages or obtain a license of a third party's proprietary rights in order to continue licensing our products as currently offered. If such a license were required, it might not be available on terms acceptable to us, or at all.

We believe that the success of our business depends more on the quality of our proprietary software products, technology, processes and know-how than on trademarks, copyrights or patents. While we consider our intellectual property rights to be valuable, we do not believe that our competitive position in the industry is dependent simply on obtaining legal protection for our software products and technology. Instead, we believe that the success of our business depends primarily on our ability to maintain a leadership position in developing our proprietary software products, technology, information, processes and know-how. Nevertheless, we attempt to protect our intellectual property rights with respect to our products and development processes through trademark, copyright and patent registrations, both foreign and domestic, whenever appropriate as part of our ongoing research and development activities.

Employees

As of March 31, 2007, we had a total of 1,283 full-time employees. Of this total, 724 were located in the United States and 559 were located internationally. None of our employees is represented by a labor union, except that approximately 12 employees of Hyprotech UK Ltd belong to Prospect Union. We have experienced no work stoppages and believe that our employee relations are satisfactory.

Facilities

Our principal offices occupy approximately 110,000 square feet of office space in Cambridge, Massachusetts. The lease of this office space expires on September 30, 2012. We have agreements to sublease approximately 50,000 square feet of this space that expire through

2012. We are actively seeking to sublease an additional 10,000 square feet of this space. We also lease space for our Houston, Texas facilities. This lease encompasses approximately 90,000 square feet and expires in July 2016. We have an agreement to sublease approximately 8,000 square feet of this space that expires in 2016. We are actively seeking to sublease approximately 15,000 square feet of this space. In addition to these two facilities we and our subsidiaries also lease office space in Gaithersburg, Maryland; New Providence, New Jersey; Bothell, Washington; Buenos Aires, Argentina; LaHulpe, Belgium; Sao Paulo, Brazil; Calgary, Alberta, Canada; Beijing, China; Shanghai, China; Reading, England; Warrington, England; Dusseldorf, Germany; Wiesbaden, Germany; Pune, India; Pisa, Italy; Tokyo, Japan; Kuala Lumpur, Malaysia; Mexico City, Mexico; Best, The Netherlands; Singapore; Seoul, South Korea; Barcelona, Spain; and other locations where additional sales and customer support offices are located. We believe that our existing and planned facilities are adequate for our needs for the foreseeable future and that, if additional space is needed, such space will be available on acceptable terms.

Legal proceedings

SEC action and U.S. Attorney's office criminal complaint

In January 2007, the SEC filed a civil enforcement action in Massachusetts federal district court alleging securities fraud and other violations against three of our former executive officers, David McQuillin, Lisa Zappala and Lawrence Evans, arising out of six transactions in 1999 through 2002 that were reflected in our originally filed financial statements, the accounting for which we restated in March 2005. We and those former executive officers received "Wells Notice" letters of possible enforcement proceedings by the SEC. On the same day the SEC complaint was filed, the U.S. Attorney's Office for the Southern District of New York filed a criminal complaint against David McQuillin alleging criminal securities fraud violations arising out of one of those transactions. Mr. McQuillin pled guilty in March 2007 and is awaiting sentencing. The SEC enforcement action and the U.S. Attorney's Office criminal action do not involve our company or any of our current officers or directors. We are unable to state whether any enforcement or other action will be commenced against us. We have cooperated and will continue to cooperate fully with the subpoena requests and in the investigations by the U.S. Attorney's Office and the SEC.

Class action and opt-out claims

In March 2006, we settled class action litigation, including related derivative claims, arising out of our restated consolidated financial statements that include the periods referenced in the SEC complaint and the criminal complaint discussed above. Members of the class who opted out of the settlement (representing 1,457,969 shares of common stock, or less than 1% of the shares putatively purchased during the class action period) may bring or have brought their own state or federal law claims against us, which we refer to as opt-out claims. Separate opt-out claims have been filed on behalf of the holders of approximately 1.1 million shares, including claims of securities and common law fraud, breach of contract, statutory treble damages, deceptive practices, and/or rescissory damages liability, based on the restated results of one or more fiscal periods included in our restated consolidated financial statements referenced in the class action. If not dismissed or settled on terms acceptable to us, we plan to defend the opt-out claims vigorously.

Derivative suits

On December 1, 2004, a derivative action lawsuit was filed in Massachusetts federal district court as a related action to the first filed of the putative class actions subsequently consolidated into the class action (described above), captioned Caviness v. Evans, et al., Civil Action No. 04-12524, which we refer to as the Derivative Action. The complaint, as subsequently amended, alleged, among other things, that the former and current director and officer defendants caused us to issue false and misleading financial statements, and brought derivative claims for the following: breach of fiduciary duty for insider trading, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. On August 18, 2005, the court granted the defendants' motion to dismiss the Derivative Action for failure of the plaintiff to make a pre-suit demand on the board of directors to take the actions referenced in the Derivative Action complaint, and the Derivative Action was dismissed with prejudice.

On April 12, 2005, we received a letter on behalf of another purported stockholder, demanding that the board take actions substantially similar to those referenced in the Derivative Action. On February 28, 2006, we received a letter on behalf of the plaintiff in the Derivative Action, demanding that we take actions referenced in the Derivative Action complaint. The board responded to both of the foregoing letters that the board has taken the letters under advisement pending further regulatory investigation developments, which the board continues to monitor and with which we continue to cooperate. In its responses, the board also requested confirmation of each person's status as one of our stockholders and, with respect to the most recent letter, also referred the purported stockholder to the March 2006 settlement in the class action.

On September 27, 2006, a derivative action lawsuit court, captioned Rapine v. McCardle, et al., Civil Action No. 06-3455, was filed in Massachusetts superior court. The complaint alleges, among other things, that the former and current director and officer defendants authorized, modified, or failed to halt backdating of stock options in breach of their fiduciary duties. On October 16, 2006, defendants removed the action to Massachusetts federal district court and moved to dismiss the complaint. On October 30, 2006, the purported stockholder plaintiff filed an amended complaint, asserting derivative claims for breach of fiduciary duty, unjust enrichment, insider trading, violation of Sections 10(b), 14 and 20(a) of the Securities Exchange Act and corporate waste. On November 10, 2006, defendants moved to dismiss the amended complaint, for, among other things, failing to make a demand on the board. The court has not ruled on the motion to dismiss.

On February 23, 2007, a purported derivative action lawsuit, captioned Risberg v. McArdle et al.,07-CV-10354, was filed in Massachusetts federal district court. The complaint alleges, among other things, that certain former and current directors and officers authorized, were aware of, or received allegedly backdated stock options. The complaint asserts claims for breach of fiduciary duty, unjust enrichment, violations of Sections 10(b), 14 and 20(a) of the Securities Exchange Act, corporate waste and breach of contract. On March 27, 2007, we filed a motion to dismiss the complaint on the grounds that the plaintiff had failed to make the requisite pre-suit demand on the board. The court has not ruled on the motion to dismiss.

Other

In March 2007, we were served with a complaint and petition to compel arbitration filed by Honeywell in New York state supreme court. The complaint alleges that we failed to comply with our obligations to deliver certain technology to Honeywell under a purchase and sale agreement whereby we divested our operator training business and our rights to the intellectual property of various legacy Hyprotech products to Honeywell pursuant to a consent decree issued by the Federal Trade Commission. The complaint also alleges that we owe approximately $800,000 to Honeywell under the agreement and that Honeywell is entitled to the approximately $1.2 million retained by Honeywell under the holdback provisions of the agreement, plus unspecified monetary damages arising from contracts assumed under the agreement. Such a proceeding could divert the resources of management, result in significant damages and expenses and impair our operating results.

We are currently defending claims that certain of our software products and implementation services have failed to meet customer expectations. These claims amount to approximately $10 million in the aggregate. We believe these claims to be without merit, and are defending the claims vigorously. Furthermore, we are involved, from time to time, in various legal proceedings arising in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we do not expect resolution of these matters to have a material adverse impact on our consolidated results of operations, cash flows or financial position. However, an unfavorable resolution of such a proceeding could, depending on its amount and timing, materially affect our results of operations, cash flows or financial position in a future period. Regardless of the outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors.

Management

Executive officers and directors

The following table sets forth information regarding our executive officers and directors, including their ages, as of March 31, 2007:

Name	Age	Position

Mark E. Fusco	46	President, Chief Executive Officer and Director
Bradley T. Miller	45	Senior Vice President, Finance and Chief Financial Officer
Frederic G. Hammond	47	Senior Vice President, General Counsel and Secretary
Manolis E. Kotzabasakis	47	Senior Vice President, Sales and Business Development
C. Steven Pringle	53	Senior Vice President, Global Consulting Services
Blair F. Wheeler	49	Senior Vice President, Marketing
Donald P. Casey	60	Director
Gary E. Haroian	55	Director
Stephen M. Jennings	46	Director
Joan C. McArdle	55	Director
David M. McKenna	39	Director
Michael Pehl	45	Director

Mr. Casey, Mr. Haroian and Ms. McArdle are members of the audit committee. Mr. Casey and Mr. Jennings are members of the compensation committee. Mr. Casey, Mr. Haroian, Mr. Jennings and Ms. McArdle are members of the nominating and corporate governance committee.

Background information

Mark E. Fusco has served as our President and Chief Executive Officer since January 2005 and as one of our directors since December 2003. From May 2002 to January 2005, Mr. Fusco served as president and chief operating officer of Ajilon Consulting, an information technology consulting firm, and as its executive vice president from 1999 to May 2002. Mr. Fusco was a co-founder of Software Quality Partners, an information technology consulting firm specializing in software quality assurance and testing that was acquired by Ajilon Consulting in 1999, and served as president of Software Quality Partners from 1994 to 1999. From 1994 to 1999, Mr. Fusco also served as president of Analysis and Computer Systems Inc., a producer of simulation and test equipment for digital communications in the defense industry. Prior to his business career, Mr. Fusco was a professional ice hockey player for the National Hockey League team the Hartford Whalers and was a member of the 1984 U.S. Olympic Ice Hockey Team. Mr. Fusco holds a B.A. in Economics from Harvard College and an M.B.A from Harvard Graduate School of Business Administration.

Bradley T. Miller has served as our Senior Vice President, Finance and Chief Financial Officer since September 2006. From September 2005 to September 2006, Mr. Miller served as Senior Vice President and Chief Financial Officer of Viisage Technology, Inc., an identity solutions technology company. From May 2004 to September 2005, Mr. Miller was Vice President of Finance, Corporate Controller and Chief Accounting Officer for Sonus Networks, Inc., a provider of voice infrastructure products. From March 2000 through May 2004, Mr. Miller was with Sapient Corporation, an information technology and business consulting firm, initially as Corporate Controller, and was subsequently appointed Vice President in August 2001 and Chief Accounting Officer in November 2002. Mr. Miller previously was a member of the audit practice with Coopers & Lybrand, where he earned his C.P.A. license. Mr. Miller has a B.A. from the College of William and Mary, and an M.B.A. from the University of New Hampshire.

Frederic G. Hammond has served as our Senior Vice President, General Counsel and Secretary since July 2005. From February to June 2005, Mr. Hammond was a partner at the law firm of Hinckley, Allen & Snyder LLP in Boston, Massachusetts. From 1999 through 2004, Mr. Hammond served as Vice President, Business Affairs and General Counsel of Gomez Advisors, Inc., a performance management and benchmarking technology services firm. From 1992 to March 1999, Mr. Hammond served as General Counsel of Avid Technology, Inc., a provider of digital media creation, management and distribution solutions. Prior to Avid Technology, Mr. Hammond was an attorney in the law firm of Ropes & Gray in Boston, Massachusetts. Mr. Hammond holds a B.A. from Yale College and a J.D. from Boston College Law School.

Manolis E. Kotzabasakis has served as our Senior Vice President, Sales and Business Development since December 2004. From July to December 2004, Mr. Kotzabasakis served as our Senior Vice President, Strategy and Marketing, and from September 2002 to July 2004, he served as our Senior Vice President, Engineering Business Unit. Mr. Kotzabasakis served as Vice President of our Aspen Engineering Suite of Products, R&D from 1998 to August 2002 and as Director of our Advanced Process Design Group from 1997 to 1998. Mr. Kotzabasakis holds a BSc in Chemical Engineering from the National Technical University of Athens, Greece and an MSc and Ph.D. in Chemical Engineering from the University of Manchester Institute of Science and Technology in the United Kingdom.

C. Steven Pringle has served as our Senior Vice President, Global Consulting Services, since April 2005. From July 2004 to March 2005, Mr. Pringle served as our Senior Vice President, Products. Prior to that, Mr. Pringle served as our Senior Vice President Manufacturing and Supply Chain, from July 2002 to June 2004, Enterprise Solutions Software Development, from February 2001 to June 2002, as our Vice President of Consulting Services from July 1997 to January 2001 and as Sales Manager from 1996 to July 1997. Mr. Pringle holds B.S. and M.S. degrees from Louisiana Tech University.

Blair F. Wheeler has served as our Senior Vice President, Marketing since February 2005. From December 2000 to January 2005, Mr. Wheeler served as vice president, marketing of Relicore, Inc., a provider of enterprise IT infrastructure management software which he co-founded. From 1998 to November 2000, Mr. Wheeler served as vice president, business development for Webline Communications, Corp., an Internet communications infrastructure and applications company, which was acquired by Cisco Systems, Inc. in November 1999. From 1993 to 1998, Mr. Wheeler was head of product marketing and business development for the broadcast products division of Avid Technology, Inc., a leading provider of computer based video and audio editing, special effects, and production systems. Mr. Wheeler was also previously a management consultant with the Boston Consulting Group and a geologist for Amoco Production Company International. Mr. Wheeler holds a B.S. in Geology and Geophysics from Yale College and an M.B.A. from Harvard Graduate School of Business Administration.

Donald P. Casey has served as one of our directors since April 2004. Since August 2004, Mr. Casey has served as chairman of Mazu Networks, Inc., a network security software company. From April 2001 to August 2004, Mr. Casey served as an information strategy and operations consultant to technology and financial services companies. From June 2000 to April 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, an internet infrastructure services provider. From October 1991 to April 1999, Mr. Casey served as chief technology officer and president of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. Mr. Casey holds a B.S. in Mathematics from St. Francis College.

Gary E. Haroian has served as one of our directors since December 2003. Mr. Haroian is currently a consultant to emerging technology companies. From April 2000 to October 2002, Mr. Haroian served in various positions at Bowstreet, Inc., a provider of software application tools, including as chief financial officer, chief operating officer and chief executive officer. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, a network management software company. From 1983 to 1996, Mr. Haroian served in various positions at Stratus Computer, including as chief financial officer, president and chief operating officer and as chief executive officer. Mr. Haroian is a Certified Public Accountant and is a member of the board of directors and chairman of the audit committee of Network Engines, Inc., a provider of server appliance software solutions, Embarcadero Technologies, Inc., a provider of data lifecycle management solutions, and Lightbridge, Inc., a provider of transaction and payment processing services. Mr. Haroian holds a B.S. in Economics and Accounting from the University of Massachusetts, Amherst.

Stephen M. Jennings has served as our Chairman of the Board since January 2005 and as one of our directors since July 2000. Mr. Jennings has been a director of The Monitor Group, a strategy consulting firm, since 1988. Mr. Jennings serves as a member of the board of directors of LTX Corporation, a semiconductor test equipment manufacturer. Mr. Jennings holds a B.A. in Economics from Dartmouth College and a M.A. Oxon from Oxford University, where he studied PP&E as a Marshall Scholar.

Joan C. McArdle has served as one of our directors since 1994. Since January 2001, Ms. McArdle has served as senior vice president of Massachusetts Capital Resource Company, an investment company, and from 1986 to January 2001, she served as a vice president of Massachusetts Capital Resource Company. Ms. McArdle holds an A.B. in English from Smith College.

David M. McKenna has served as one of our directors since September 2006. Since 2003, Mr. McKenna has been a partner of Advent International, a global private equity firm. Prior to returning to Advent International, Mr. McKenna was a principal at Bain Capital from 2000 to 2003. From 1992 to 2000, Mr. McKenna held various positions with Advent International. Mr. McKenna holds a B.A. in English from Dartmouth College.

Michael Pehl has served as one of our directors since August 2003. Mr. Pehl has been a partner of NorthBridge Growth Equity, a growth equity firm, since February 2007. From 2001 to December 2006, Mr. Pehl served as an operating partner of Advent International, a global private equity firm. From November 1999 to August 2000, Mr. Pehl held various positions, including president, chief operating officer and director, at Razorfish, Inc., a strategic, creative and technology solutions provider for digital businesses. From July 1996 through October 1999, Mr. Pehl was chairman and chief executive officer of International Integration, Inc. (i-Cube), which was acquired by Razorfish. Prior to working at i-Cube, Mr. Pehl was a founder of International Consulting Solutions, an SAP implementation and business process consulting firm. Mr. Pehl also serves as a director of MTI Technology Corporation, a multi-national storage solutions and services company.

Compensation committee interlocks and insider participation

Neither Donald P. Casey nor Stephen M. Jennings, the members of the compensation committee, has ever been an employee of our company or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the board of directors or compensation committee.

Director compensation

We pay our non-employee directors an annual fee of $25,000 for their services as directors. In addition, we pay the chairs of the audit committee, compensation committee and nominating and corporate governance committee annual retainers of $15,000, $7,500 and $7,500, respectively. All annual retainers are payable in quarterly installments. We also pay each director $2,500 for participation in our quarterly board meetings and $2,000 for participation in all other board of directors or committee meetings of at least one hour duration. During fiscal 2006, we paid the following aggregate fees to directors: Donald P. Casey, $127,500; Gary E. Haroian, $125,000; Stephen M. Jennings, $98,500; Douglas A. Kingsley, who served on the board of directors from August 2003 to January 2006, $27,889; Joan C. McArdle, $114,000; Michael Pehl, $60,000; and Christopher Pike, who served on the board from January 2006 to September 2006, $30,111.

We grant to each non-employee director, upon his or her initial election to the board, an option to purchase 24,000 shares of our common stock at the fair market value of our common stock on the date of grant, provided such non-employee director was not, within the twelve months preceding his or her election as a director, an officer or employee of our company or any of our subsidiaries. Any such option vests quarterly over a three-year period, beginning on the last day of the calendar quarter following the grant date. Beginning with the first annual meeting following a non-employee director's election to the board and on a quarterly basis thereafter, we grant each non-employee director an option to purchase 3,000 shares of our common stock. Each option is fully exercisable at the time of grant and has an exercise price equal to the fair market value of our common stock at the time of grant. Options granted to non-employee directors have terms of ten years.

Executive officer compensation

Summary compensation

The following table summarizes information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons, whom we refer to as our named executive officers:

•
Mark E. Fusco, who has served as our President and Chief Executive Officer since January 3, 2005;

•
Charles F. Kane, who served as our Senior Vice President, Finance and Chief Financial Officer from July 1, 2003 to May 18, 2006; and

•
Frederic G. Hammond, C. Steven Pringle, Blair F. Wheeler and Manolis E. Kotzabasakis, our four most highly compensated executive officers (other than Mr. Fusco) who served as executive officers as of June 30, 2006.

Summary compensation table

Long-term compensation awards
Annual compensation
Securities underlying options(#)
Name and principal position	Year	Salary($)	Bonus($)

Mark E. Fusco President and Chief Executive Officer	2006 2005	$400,000 200,000	$900,000 200,000	500,000 1,100,000
Charles F. Kane Senior Vice President, Finance and Chief Financial Officer	2006 2005 2004	231,298 250,000 250,000	— 75,000 42,769	100,000 100,000 339,216
Frederic G. Hammond Senior Vice President, General Counsel and Secretary	2006	224,839	140,300	200,000
C. Steven Pringle Senior Vice President, Global Consulting Services	2006 2005 2004	230,000 230,000 230,000	198,488 20,000 44,266	80,000 80,000 245,008
Blair F. Wheeler Senior Vice President, Marketing	2006 2005	225,000 94,615	160,125 43,750	100,000 125,000
Manolis E. Kotzabasakis Senior Vice President, Sales and Business Development	2006 2005 2004	230,000 230,000 230,000	169,730 75,000 44,266	80,000 60,000 298,488

Bradley T. Miller became our Senior Vice President, Finance and Chief Financial Officer on September 19, 2006. Mr. Miller currently has an annual salary of $275,000.

Each of the options granted to the named executive officers has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date.

Option/SAR grants in fiscal 2006

The following table sets forth information regarding options we granted to the named executive officers during fiscal 2006.

Option grants in last fiscal year

	Individual grants
					Potential realizable value at assumed annual rates of stock price appreciation for option term
	Number of securities underlying options granted(#)	Percent of total options granted to employees in fiscal year(%)
			Exercise price($/sh)	Expiration date
Name					5%($)	10%($)

Mark E. Fusco	500,000	15.94%	$5.27	09/15/2015	$1,644,921	$4,180,058
Charles F. Kane	100,000	3.19	5.27	08/16/2006	24,775	51,050
Frederic G. Hammond	200,000	6.37	5.27	09/15/2015	657,968	1,672,023
C. Steven Pringle	80,000	2.55	5.27	09/15/2015	263,187	668,809
Blair F. Wheeler	100,000	3.19	5.27	09/15/2015	328,984	836,012
Manolis E. Kotzabasakis	80,000	2.55	5.27	09/15/2015	263,187	668,809

The amounts shown as potential realizable values represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five and ten percent, compounded annually from the date the options were granted to the date of their expiration. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses that may be associated with exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

Aggregated option/SAR exercises during fiscal 2006 and fiscal year-end option/SAR values

The following table sets forth information as to options exercised during fiscal 2006, and unexercised options held at the end of such fiscal year, by the named executive officers.

Aggregated option exercises in last fiscal year and fiscal year-end option values

			Number of unexercised options at fiscal year-end(#)		Value of unexercised in-the-money options at fiscal year-end($)
	Shares acquired on exercise (#)
		Value realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Mark E. Fusco	—	—	801,250	822,750	$5,780,350	$6,117,570
Charles F. Kane	271,385	$1,828,767	—	—	—	—
Frederic G. Hammond	—	—	68,750	131,250	528,000	1,008,000
C. Steven Pringle	160,317	1,225,239	193,845	194,065	1,330,366	1,643,838
Blair F. Wheeler	65,000	465,241	16,256	143,744	120,243	1,075,207
Manolis E. Kotzabasakis	39,627	210,680	289,505	195,903	2,514,462	1,706,094

The value realized represents the amount by which (a) the sales prices at which shares of common stock acquired on exercise were sold on the exercise date exceeded (b) the applicable option exercise prices.

The value of any unexercised in-the-money option equals (a) the amount by which $12.95, which was the average of the high and low sales prices per share of our common stock on June 30, 2006 as reported by The NASDAQ Global Market, exceeds the exercise price of the option, multiplied by (b) the number of shares of common stock underlying the option.

Employment and change in control agreements

On December 7, 2004, we entered into an employment agreement with Mark E. Fusco, pursuant to which Mr. Fusco agreed to serve as our President and Chief Executive Officer at an annual salary of $400,000. Mr. Fusco received a guaranteed bonus of $200,000 upon completion of six months of service with us and an additional guaranteed bonus of $200,000 following completion of twelve months of service with us. Additional bonuses payable to Mr. Fusco will be based on a review by the compensation committee of the board of directors of Mr. Fusco's performance against established performance targets and will be payable at such time as other executive bonuses are paid.

Under the terms of the employment agreement, Mr. Fusco received an option to purchase 1,100,000 shares of our common stock, 500,000 of which were immediately vested upon grant and 600,000 of which vest in sixteen equal quarterly installments beginning June 30, 2005.

In the event of termination of Mr. Fusco's employment (other than for the reasons set forth below), including termination of his employment after a change in control (as defined below) or termination of employment by Mr. Fusco for "good reason" (which includes constructive termination, relocation, or reduction in salary or benefits), Mr. Fusco will be entitled to a lump sum severance payment equal to two times the sum of:

•
the amount of Mr. Fusco's annual base salary in effect immediately prior to notice of termination (or in the event of termination after a change in control, then the amount of his annual base salary in effect immediately prior to the change in control, if higher); and

•
the amount of the average of the annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately preceding the notice of termination (or in the event of termination after a change in control, then the amount of the average annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately prior to the change in control, if higher) or the occurrence of a change in control, as the case may be.

In addition, in lieu of any further life, disability, and accident insurance benefits otherwise due to Mr. Fusco following his termination (other than for the reasons set forth below), including termination after a change in control, we will pay Mr. Fusco a lump sum amount equal to the estimated cost (as determined in good faith by us) to Mr. Fusco of providing such benefits, to the extent that Mr. Fusco is eligible to receive such benefits immediately prior to notice of termination, for a period of two years commencing on the date of termination. We will also pay all health insurance due to Mr. Fusco for a period of two years commencing on the date of termination.

Mr. Fusco's employment agreement provides that the payments received by him relating to termination of his employment will be increased in the event that these payments would subject him to excise tax as a parachute payment under Section 4999 of the Internal Revenue Code. The increase would be equal to an amount necessary for Mr. Fusco to receive, after payment of such tax, cash in an amount equal to the amount he would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount. We have indemnified Mr. Fusco for the amount of any penalty applicable to any payments Mr. Fusco receives from us as a result of his termination that are imposed by Section 409A of the Internal Revenue Code.

However, in the event that Mr. Fusco's employment is terminated for one or more of the following reasons, then Mr. Fusco will not be entitled to the severance payments described above:

•
by us for "cause" (as defined below);

•
by reason of Mr. Fusco's death or disability;

•
by Mr. Fusco without good reason (unless such resignation occurs within six months following a change in control); or

•
after Mr. Fusco shall have attained age 70.

Under the terms of Mr. Fusco's employment agreement, in the event of a "potential change in control" (as defined below), Mr. Fusco agrees to remain in our employment until the earliest of:

•
three months after the date of such potential change in control;

•
the date of a change in control;

•
the date of termination by Mr. Fusco of his employment for good reason or by reason of death or retirement; and

•
our termination of Mr. Fusco's employment for any reason.

For the purposes of Mr. Fusco's employment agreement, "cause" for our terminating Mr. Fusco means:

•
the willful and continued failure by Mr. Fusco to substantially perform his duties after written demand by the board;

•
willful engagement by Mr. Fusco in gross misconduct materially injurious to us; or

•
a plea by Mr. Fusco of guilty or no contest to a felony charge.

For the purposes of Mr. Fusco's employment agreement, a "change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

•
continuing directors cease to constitute more than two-thirds of the membership of the board;

•
any person or entity acquires, directly or indirectly, beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities;

•
a change in control occurs of a nature that we would be required to report on a current report on Form 8-K or pursuant to Item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Securities Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirement, including our merger or consolidation with any other corporation, other than:

  •
  a merger or consolidation where (1) our voting securities outstanding immediately prior to such transaction continue to represent 51% or more of the combined voting power of the voting securities of the surviving or resulting entity outstanding immediately after such transaction, and (2) our directors immediately prior to such merger or consolidation continue to constitute more than two-thirds of the membership of the board of directors of the surviving or combined entity following such transaction; or

  •
  a merger or consolidation effected to implement our recapitalization of (or similar transaction) in which no person or entity acquires 25% or more of the combined voting power of our then outstanding securities; or

  •
  our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets (or any transaction having a similar effect).

For the purposes of Mr. Fusco's employment agreement, a "potential change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

•
we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

•
we or anyone else publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control;

•
any person or entity becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of our then outstanding securities (entitled to vote generally for the election of directors); or

•
the board adopts a resolution to the effect that, for purposes of Mr. Fusco's employment agreement, a "potential change in control" has occurred.

On October 28, 2005, we entered into an amendment to our employment agreement with Mr. Fusco. This amendment provides that in the event Mr. Fusco becomes entitled, on the terms and conditions set forth in the employment agreement, to receive a severance payment upon termination of his employment, such a payment must be made within 30 days after the Date of Termination (as defined in the employment agreement). Notwithstanding the foregoing, if the severance payment will constitute "nonqualified deferred compensation" subject to the provisions of Section 409A of the Internal Revenue Code, then the payment instead will be due within 15 days after the earlier of (i) the expiration of six months and one day following the Date of Termination or (ii) Mr. Fusco's death following the Date of Termination.

On September 26, 2006, we entered into executive retention agreements with the following executive officers: Frederic G. Hammond, our Senior Vice President and General Counsel; Manolis E. Kotzabasakis, our Senior Vice President, Sales and Business Development; Bradley T. Miller, our Senior Vice President, Finance and Chief Financial Officer; C. Steven Pringle, our Senior Vice President, Global Consulting Services; and Blair F. Wheeler, our Senior Vice President, Marketing, each of whom we refer to as an executive.

Pursuant to the terms of each executive's agreement, if the executive's employment is terminated prior to a change in control without cause, the executive will be entitled to the following:

•
payment of an amount equal to the executive's annual base salary then in effect, payable over twelve months;

•
payment of an amount equal to the executive's total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in one lump sum;

•
payment of an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in one lump sum, for a period of one year; and

•
continuation of medical, dental and vision insurance coverage to which the executive was entitled prior to termination for a period of one year.

In the event the executive's employment is terminated within twelve months following a change in control without cause or by the executive for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, or our breach of any employment agreement with the executive or a failure to pay benefits when due), then the executive shall be entitled to the following:

•
payment of an amount equal to the sum of the executive's annual base salary then in effect and the executive's target bonus for the then-current fiscal year, payable in a single installment;

•
payment of an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in a single installment, for a period of one year;

•
continuation of medical, dental and vision insurance coverage to which the executive was entitled prior to termination for a period of one year; and

•
full vesting of (a) all of the executive's options to purchase shares of our stock, which options may be exercised by the executive for a period of twelve months following the date of termination and (b) all restricted stock and restricted stock units then held by the executive.

Each executive's agreement provides that the total payments received by the executive relating to termination of his employment will be reduced to an amount equal to the highest amount that could be paid to the executive without subjecting such payment to excise tax as a parachute payment under Section 4999 of the Internal Revenue Code, provided that no reduction shall be made if the amount by which these payments are reduced exceeds 110% of the value of any additional taxes that the executive would incur if the total payments were not reduced.

For the purposes of each agreement:

•
"change in control" means (a) the acquisition of 50% or more of either the then-outstanding shares of our common stock or the combined voting power of our then-outstanding securities, (b) such time as the members of the board immediately prior to the change in control do not continue to constitute the majority of our directors following the change in control, (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving our company, unless the transaction would not result in a change in ownership of 50% or more of both our then-outstanding common stock and the combined voting power of our then-outstanding securities; or (d) our liquidation or dissolution;

•
"cause" means (a) the willful and continued failure by an executive to substantially perform his duties for us after delivery by the board of a written demand for performance (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a notice of termination for good reason) and a failure by the executive to cure the performance failure within 30 days or (b) the willful engaging by the executive in gross misconduct that is demonstrably and materially injurious to us; and

•
"good reason" means constructive termination of the executive, relocation, a reduction in the executive's salary or benefits, our breach of any employment agreement with the executive or our failure to pay benefits when due.

Each executive retention agreement terminates on the earliest to occur of (a) July 31, 2007, (b) the first anniversary of a change in control, and (c) our payment of all amounts due to the executive following a change in control. Each agreement is subject to automatic renewal annually beginning August 1, 2007, unless we give notice of termination at least seven days prior to the renewal date.

Principal and selling stockholders

The following table sets forth certain information, as of March 31, 2007, with respect to the beneficial ownership of our common stock by:

•
each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of any class of our voting securities;

•
each of our executive officers and directors;

•
our executive officers and directors as a group; and

•
each of the selling stockholders.

As of March 31, 2007, a total of 87,984,498 shares of common stock were outstanding. In the following table, (a) shares under "Right to Acquire" include shares subject to options or warrants that were vested as of March 31, 2007 or will vest within 60 days of March 31, 2007 and (b) unless otherwise noted, each person identified possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. The address of all of our executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141.

	Prior to offering					After offering
			Beneficially owned					Beneficially owned
	Out- standing shares					Out- standing shares
		Right to acquire			Shares offered		Right to acquire
Name of stockholder			Number	%				Number	%

5% stockholders
Entities affiliated with
Advent International Corporation 75 State Street, 29th Floor Boston, MA 02109	30,027,336	—	30,027,336	34.1%	18,000,000	12,027,336	—	12,027,336	13.7%
Ivy Investment Management Company 6300 Lamar Avenue Overland Park, KS 66202	6,623,000	—	6,623,000	7.5	—	6,623,000	—	6,623,000	7.5
State Street Research & Management Company One Financial Center 31st Floor Boston, MA 02111	3,513,227	—	3,513,227	4.0	—	3,513,227	—	3,513,227	4.0
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	3,437,557	—	3,437,557	3.9	—	3,437,557	—	3,437,557	3.9
Alydar Partners, LLC and affiliates 222 Berkeley Street 17th Floor Boston, MA 02116	2,800,000	—	2,800,000	3.2	—	2,800,000	—	2,800,000	3.2

	Prior to offering					After offering
			Beneficially owned					Beneficially owned
	Out- standing shares					Out- standing shares
		Right to acquire			Shares offered		Right to acquire
Name of stockholder			Number	%				Number	%

Executive Officers and Directors
Mark E. Fusco	11,500	1,036,500	1,048,000	1.2%	—	11,500	1,036,500	1,048,000	1.2
Frederic G. Hammond	1,259	105,500	106,759	*	—	1,259	105,500	106,759	*
Bradley T. Miller	—	6,250	6,250	*	—	—	6,250	6,250	*
Manolis E. Kotzabasakis	1,709	378,597	380,306	*	—	1,709	378,597	380,306	*
C. Steven Pringle	—	279,784	279,784	*	—	—	279,784	279,784	*
Blair F. Wheeler	—	61,444	61,444	*	—	—	61,444	61,444	*
Donald P. Casey	—	46,000	46,000	*	—	—	46,000	46,000	*
Gary E. Haroian	—	48,000	48,000	*	—	—	48,000	48,000	*
Stephen M. Jennings	—	100,298	100,298	*	—	—	100,298	100,298	*
Joan C. McArdle	175,000	117,298	292,298	*	—	175,000	117,298	292,298	*
David M. McKenna	2,322	4,000	6,322	*			4,000
Michael Pehl	15,013	60,000	75,103	*			60,000
All executive officers and directors as a group (12 persons)	206,803	2,243,671	2,450,474	2.7	—	206,803	2,243,671	2,450,474	2.7
Selling Stockholders
Advent Energy II Limited Partnership	1,981,825	—	1,981,825	2.3%			—
Advent PGGM Global Limited Partnership	420,361	—	420,361	*			—
Digital Media & Communications III Limited Partnership	1,940,927	—	1,940,927	2.2			—
Digital Media & Communications III-A Limited Partnership	960,915	—	960,915	1.1			—
Digital Media & Communications III-B Limited Partnership	240,177	—	240,177	*			—
Digital Media & Communications III-C Limited Partnership	3,843,561	—	3,843,561	4.4			—
Digital Media & Communications III-D C.V.	720,635	—	720,635	*
Digital Media & Communications III-E C.V.	480,458	—	480,458	*
Global Private Equity III Limited Partnership	4,203,828	—	4,203,828	4.8
Global Private Equity IV Limited Partnership	14,678,203	—	14,678,203	16.7%
Advent Partners (NA) GPE III Limited Partnership	10,697	—	10,697	*
Advent Partners DMC III Limited Partnership	111,389	—	111,389	*
Advent Partners GPE-III Limited Partnership	35,996	—	35,996	*
Advent Partners GPE-IV Limited Partnership	185,783	—	185,783	*
Advent Partners II Limited Partnership	212,581	—	212,581	*

*
Less than 1.0%

See "—Selling Stockholders" below for information with respect to Advent International Corporation and each of the selling stockholders.

The number of shares reflected as beneficially owned by Ivy Investment Management Company ("IICO"), an investment advisory subsidiary of Waddell & Reed Financial, Inc. ("WDR") or Waddell & Reed Investment Management Company ("WRIMCO"), an investment advisory subsidiary of Waddell & Reed, Inc. ("WRI") are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO and/or WRIMCO, based upon information provided in a Schedule 13G/A filed by IICO with the SEC on February 9, 2007. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner.

The shares reflected as beneficially owned by State Street Research & Management Company are owned of record by certain mutual funds and/or institutional accounts managed by State Street Research as investment advisor, based upon a Schedule 13G filed by State Street Research with the SEC on January 27, 2005. State Street Research disclaims any beneficial interest in these shares.

The number of shares reflected as beneficially owned by FMR Corp. is based upon information provided in a Schedule 13G/A filed by FMR Corp. with the SEC on December 11, 2006.

The number of shares reflected as beneficially owned by Alydar Capital, LLC and its affiliates is based upon information provided in a Schedule 13G filed by Alydar Capital, LLC and its affiliates on February 16, 2007.

The number of shares reflected as beneficially owned by Joan C. McArdle includes 175,000 shares held by Massachusetts Capital Resource Company. Ms. McArdle serves as senior vice president of Massachusetts Capital Resource Company and may be deemed to share voting and investment power with respect to the shares held by such entity. Ms. McArdle disclaims beneficial ownership of the shares held by Massachusetts Capital Resource Company except to the extent of her pecuniary interest therein, if any.

The number of shares reflected as beneficially owned by David M. McKenna includes 2,322 shares which are indirectly beneficially owned as a limited partner of Advent Partners GPE-IV Limited Partnership ("Advent Partners GPE-IV"). Mr. McKenna is a limited partner of Advent Partners GPE-IV and may be deemed to share voting and investment power with respect to the shares held by such entity. Mr. McKenna disclaims beneficial ownership of the shares held by Advent Partners GPE-IV expect to the extent of his pecuniary interest therein, if any.

The number of shares reflected as beneficially owned by Michael Pehl includes 15,013 shares which are indirectly beneficially owned as a limited partner of Advent Partners II Limited Partnership ("Advent Partners II"). Mr. Pehl is a limited partner of Advent Partners II and may be deemed to share voting and investment power with respect to the shares held by such entity. Mr. Pehl disclaims beneficial ownership of the shares held by Advent Partners II except to the extent of his pecuniary interest therein, if any.

Selling stockholders

Advent International Corporation is a global private equity firm. Advent International Corporation is the General Partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership and Advent International Limited Partnership, which is in turn the general partner of Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership. These funds are the selling stockholders in this offering.

The selling stockholders purchased an aggregate of 300,300 shares of our Series D-1 convertible preferred stock, or Series D-1 preferred, and related warrants in August 2003. They have converted all of the shares of Series D-1 preferred and have exercised all of the related warrants.

Shares available for future sale

Following completion of this offering, the shares of common stock held by the selling stockholders, will be eligible for resale in the public market, subject to volume limitations, under Rule 144 of the Securities Act and will have the benefit of demand and incidental registration rights granted by us. In connection with this offering, however, each of the selling stockholders has entered into a lock-up agreement as described below.

Rule 144.    In general, under Rule 144, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•
1% of the number of shares of common stock then outstanding, which will equal approximately 879,845 shares immediately after this offering (based on shares outstanding as of March 31, 2007), and

•
the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration rights.    Under an investor rights agreement that we entered into as of August 14, 2003, we granted the selling stockholders, as the holders of Series D-1 preferred, registration rights with respect to the shares of common stock issued upon conversion of the Series D-1 preferred. We have filed the registration statement for this offering pursuant to an exercise of demand registration rights granted to the selling stockholders. Following the completion of this offering, we will be required to file up to three additional demand registration statements with the SEC upon the written request of one or more selling stockholders that request registration of securities having an aggregate market value of at least $10,000,000. We are required to use our best efforts to cause any such registration statement to be declared effective for a period ending on the earlier of 180 days from the date the registration statement is declared effective and the date on which all shares of common stock registered pursuant to such registration statement have been sold. The selling stockholders may not deliver a notice requesting a demand registration of any underwritten offering until at least 18 months after the closing of any prior underwritten offering, including this offering, registered pursuant to a demand registration request.

Under the investor rights agreement, we also have granted to the selling stockholders unlimited incidental, or "piggyback," registration rights to have the securities listed above included in any registration statement, subject to certain restrictions, which we propose to file (other than in connection with registration rights granted to other holders of our securities, or to register shares issued in an acquisition or in certain equity financings).

Under the investor rights agreement, we are obligated to pay all expenses we incur in connection with each registration, including all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of our counsel and of one separate counsel designated by the selling stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and commissions.

Lock-up agreements.    Each of the selling stockholders has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. for a period of 90 days after the date of this prospectus.

Relationships between AspenTech and selling stockholders

The selling stockholders, as holders of shares of Series D-1 preferred, previously had the right to elect a number of our directors. Three of our seven current directors previously were elected by the selling stockholders in their capacities as holders of such shares of Series D-1 preferred.

Except for the foregoing, none of the selling stockholders or their affiliates has held any position or office with, or has otherwise had a material relationship with, our company or any of our subsidiaries within the past three years.

Description of capital stock

The following description summarizes the material terms of common and preferred stock, as well as relevant provisions of our charter, which includes certificates of designations relating to each series of our preferred stock, and bylaws and the Delaware General Corporation Law. For a complete description of the terms of our common and preferred stock, please refer to our charter and bylaws. While the terms summarized below will apply generally to any shares of common or preferred stock that we may offer in the future, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus relating to the offering of these securities. The terms of any common or preferred stock that we offer pursuant to a prospectus may differ from the terms described below, and any such additional or different terms will be set forth in that prospectus.

Our authorized capital stock consists of 220,000,000 shares. These shares consist of 210,000,000 shares of common stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share, of which 400,000 shares have been designated as Series A participating cumulative preferred stock, or Series A preferred, 60,000 shares were designated as Series C preferred stock, 302,000 shares have been designated as Series D-1 preferred and 65,000 shares have been designated as Series D-2 convertible preferred stock. No shares of our preferred stock are outstanding. The Series A preferred is issuable as described below under "—Rights Plan and Series A Preferred." No additional shares of the Series C preferred stock, Series D-1 convertible preferred stock or Series D-2 convertible preferred stock may be issued under our charter. As of March 31, 2007, we had 87,984,498 shares of common stock outstanding.

Common stock

Voting.    Each holder of common stock is entitled to one vote on all matters to be voted upon by stockholders for each share held on the record date for such vote.

Dividends.    Subject to any preference rights of holders of preferred stock, holders of common stock are entitled to receive dividends, when, as and if declared by the board of directors, out of funds legally available for dividends.

Liquidation.    Upon liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after our payment of liabilities. Holders of preferred stock will receive their preferential share of our assets before the holders of common stock receive any assets.

Other rights.    Holders of common stock have no right to:

•
convert the common stock into any other security,

•
have the common stock redeemed or

•
purchase additional shares of common stock to maintain their proportionate ownership interest.

The common stock does not have any cumulative voting rights, which means that the holders of a majority of the shares can elect all the directors to be elected by common stockholders and that the holders of the remaining shares will not be able to elect any of those directors. All outstanding shares of common stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we have designated and issued or may designate and issue in the future.

Undesignated preferred stock

Our charter authorizes the board of directors to issue, without any further action by the stockholders, preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof, including voting rights, dividend rights, conversion rights, liquidation preferences, redemption privileges and sinking fund terms. The rights, preferences and restrictions of the preferred stock of each series are or will be fixed by the certificate of designations relating to that series. Any or all of the rights of a series of preferred stock may be greater than the rights of the common stock. In addition, a series of preferred stock may have other rights, including economic rights senior to our common stock, so that the issuance of such preferred stock would adversely affect the market value of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without any action by the stockholders.

Certain provisions of our charter and by-laws

We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" includes a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. The existence of this provision generally will have an anti-takeover effect for transaction not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our charter provides for the division of the board into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our charter provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under our charter, any vacancy on the board however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Our charter also provides that any action required or permitted to be taken by our stockholders at any annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written consent in lieu of a meeting. Our charter further provides that special meetings of the stockholders may only be called by our chairman of the board, our chief executive officer or, if none, our president, or by the board. Under our bylaws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person from making a tender offer for our common stock, because such person, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's charter or by-laws, unless a corporation's charter or bylaws, as the case may be, requires a greater percentage. Our charter and bylaws require the affirmative vote of the holders of at least 75% of the voting power of all the shares of our capital stock issued, outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Our charter contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rights plan and series A preferred

On March 12, 1998, the board of directors adopted a stockholder rights agreement and distributed one right for each then-outstanding share of common stock. The rights were issued to holders of record of common stock outstanding on March 12, 1998. Each share of common stock issued after March 12, 1998 will also include one right, subject to certain limitations. Each right, when it becomes exercisable, will initially entitle the registered holder to purchase from us one one-hundredth (1/100th) of a share of Series A preferred at a purchase price of $175.00.

Currently the rights are attached to our outstanding shares of common stock. The rights are not now exercisable and cannot be transferred separately. The rights will become exercisable and separately transferable when we learn that any person or group, other than an exempt person, has acquired beneficial ownership of 20% or more of the outstanding common stock or on such other date as may be designated by the board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for our outstanding common stock that could result in the offeror becoming the beneficial owner of 20% or more of our outstanding common stock. In such circumstances, holders of the rights will be entitled to purchase, at the purchase price, a number of hundredths of a share of Series A preferred equivalent to the number of shares of common stock (or, in certain circumstances, other equity securities) having a market value of twice the purchase price. Beneficial holders of 20% or more of the outstanding common stock, however, would not be entitled to exercise their rights in such circumstances. As a result, their voting and equity interests in us would be substantially diluted if the rights were to be exercised.

The rights expire in March 2008, but we may redeem them earlier at a price of $0.01 per right, in accordance with the stockholder rights agreement.

Material U.S. federal income and estate tax considerations
for non-U.S. holders

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. The discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. The discussion is limited to non-U.S. holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code—generally, property held for investment. As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States;

•
a corporation or partnership, including any entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia, other than a partnership treated as foreign under U.S. Treasury regulations;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•
U.S. federal gift tax consequences, U.S. federal alternative minimum tax or U.S. state or local or non-U.S. tax consequences;

•
specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•
the tax consequences for partnerships or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•
the tax consequences for the stockholders or beneficiaries of a non-U.S. holder;

•
all of the U.S. federal tax considerations that may be relevant to a non-U.S. holder in light of its particular circumstances or to non-U.S. holders that may be subject to special treatment under U.S. federal tax laws, such as financial institutions, insurance companies, tax-exempt organizations, certain trusts, hybrid entities, certain former citizens or residents of the United States, broker-dealers, traders in securities, pension plans and regulated investment companies; or

•
special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations with respect to owning and disposing of shares of our common stock.

Dividends

As previously discussed, we do not anticipate paying dividends on our common stock in the foreseeable future. See "Dividend Policy." If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital and first reduce the non-U.S. holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, if an income tax treaty applies, attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States. Under applicable U.S. Treasury regulations, a non-U.S. holder, including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities, will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

In order to claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, the non-U.S. holder must provide a properly executed IRS Form W-8BEN, for treaty benefits, or W-8ECI, for effectively connected income, respectively, or such successor forms as the IRS designates prior to the payment of dividends. These forms must be periodically updated.

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•
the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition in the manner and at the regular graduated U.S. federal income tax rates applicable to United States persons, as defined in the Code, and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•
our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation," or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date of such disposition or the period that the non-U.S. holder held our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code, however, such common stock will be treated as United States real property interests only if a non-U.S. holder owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock is not "regularly traded on an established securities market," then a non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at the regular graduated U.S. federal income tax rates applicable to United States persons, as defined in the Code.

Federal estate tax

Common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions paid to that holder and the tax withheld from those distributions. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those distributions and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident or incorporated.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate, currently 28%. Dividends paid to non-U.S. holders subject to the U.S. withholding tax at a rate of 30%, described above in "Dividends," generally will be exempt from U.S. backup withholding.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder effected by or through a non-U.S. office of a non-U.S. broker generally will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock effected by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice and is not based on an opinion of counsel. Accordingly, each prospective non-U.S. holder of our common stock should consult that holder's own tax advisor with respect to the federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

Underwriting

The selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Deutsche Bank Securities, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.

Total	18,000,000

The underwriters are committed to purchase all the shares of common stock offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 2,700,000 additional shares of common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per share	$	$
Total	$	$

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $             . In accordance with the investor rights agreement dated as of August 14, 2003 between us and the selling stockholders, we are obligated to pay all expenses we incur in connection with this offering, including all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of our counsel and of one separate counsel designated by the selling stockholders (up to $50,000), and state Blue Sky fees and expenses. The selling stockholders will pay other expenses they incur in connection with this offering, including underwriting discounts and commissions.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. for a period of 90 days after the date of this prospectus. These restrictions will not apply to (1) shares issued upon the exercise of options or warrants issued by us and outstanding on the date hereof, or (2) securities issued or granted pursuant to our employee stock incentive or stock purchase plans as in effect on the date hereof. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We, the selling stockholders, and our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of

J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•
to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running mangers for any such offer; or

•
in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the common stock offered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP.

Experts

The financial statements as of June 30, 2006 and 2005, and for each of the three years in the period ended June 30, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to restatements of the consolidated financial statements and the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment"), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

Index to consolidated financial statements

Aspen Technology, Inc. and Subsidiaries

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Balance Sheets (Restated) as of June 30, 2005 and 2006 and December 31, 2006 (unaudited)	F-3
Statements of Operations (Restated) for the years ended June 30, 2004, 2005 and 2006 and the six months ended December 31, 2005 and 2006 (unaudited)	F-4
Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss) (Restated) for the years ended June 30, 2004, 2005 and 2006 and the six months ended December 31, 2006 (unaudited)	F-5
Statements of Cash Flows (Restated) for the years ended June 30, 2004, 2005 and 2006 and the six months ended December 31, 2005 and 2006 (unaudited)	F-8
Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
    of Aspen Technology, Inc.
Cambridge, Massachusetts

We have audited the accompanying consolidated balance sheets of Aspen Technology, Inc. and subsidiaries (the "Company") as of June 30, 2005 and 2006, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2005 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17, the accompanying consolidated financial statements have been restated.

As discussed in Note 8 to the consolidated financial statements, effective July 1, 2005 the Company adopted Statement of Financial Accounting Standards No. 123(R) Share-Based Payment, based on the modified prospective application transition method.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report (not included herein) dated September 28, 2006 (November 14, 2006 as to the effects of the material weakness related to forfeiture rates used to calculate stock-based compensation expense and March 14, 2007 as to the effects of the material weakness related to accounting for foreign currency transactions discussed in Management's Report on Internal Control over Financial Reporting (as revised)) expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses.

/s/  DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 28, 2006 (November 14, 2006 as to the effects of
the restatement discussed in Note 17 under the caption
"Second Restatement" and March 14, 2007 as to the effects
of the restatement discussed in Note 17 under the caption
"Third Restatement")

Aspen Technology, Inc. and Subsidiaries
Consolidated balance sheets

	June 30,		December 31,
(In thousands, except share data)	2005 (As restated, see Note 17)	2006 (As restated, see Note 17)	2006 (Unaudited)

Assets
Current assets:
Cash and cash equivalents	$68,149	$86,272	$92,549
Accounts receivable, net of allowance for doubtful accounts of $4,653 as of June 30, 2005, $5,110 as of June 30, 2006 and $4,966 as of December 31, 2006	51,528	49,163	51,248
Unbilled services	9,826	8,518	10,128
Current portion of long-term installments receivable, net of unamortized discount of $345 as of June 30, 2005, $650 as of June 30, 2006 and $295 as of December 31, 2006	5,355	12,123	6,593
Deferred tax assets	692	—	—
Prepaid expenses and other current assets	11,156	9,179	8,537

Total current assets	146,706	165,255	169,055
Long-term installments receivable, net of unamortized discount of $2,846 as of June 30, 2005, $7,786 as of June 30, 2006 and $2,729 as of December 31, 2006	18,445	35,681	15,409
Retained interest in sold receivables	16,667	19,010	29,173
Property and leasehold improvements, at cost:
Computer equipment	12,033	11,213	11,411
Purchased software	25,725	20,552	20,946
Furniture and fixtures	7,143	6,960	7,062
Leasehold improvements	5,723	6,046	6,067

	50,624	44,771	45,486
Less—Accumulated depreciation and amortization	39,433	36,097	38,460

	11,191	8,674	7,026
Computer software development costs, net of accumulated amortization of $37,734 as of June 30, 2005, $46,891 as of June 30, 2006 and $50,952 as of December 31, 2006	17,411	15,456	14,682
Purchased intellectual property, net of accumulated amortization of $1,531 as of June 30, 2005, $2,096 as of June 30, 2006 and $2,261 as of December 31, 2006	730	165	—
Other intangible assets, net of accumulated amortization of $39,189 as of June 30, 2005, $50,221 as of June 30, 2006 and $52,375 as of December 31, 2006	14,371	6,711	3,014
Goodwill	16,899	18,035	17,826
Deferred tax assets	1,354	3,097	3,133
Other assets	2,656	2,552	2,597

	$246,430	$274,636	$261,915

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current portion of long-term obligations	$1,042	$247	$266
Accounts payable	5,086	4,613	4,231
Accrued expenses	80,720	77,716	69,748
Deferred revenue	57,272	57,936	54,487

Total current liabilities	144,120	140,512	128,732
Long-term obligations, less current portion	338	149	45
Deferred revenue, less current portion	2,093	2,609	4,558
Deferred tax liabilities	1,695	—	—
Other liabilities	23,143	20,446	18,409
Commitments and contingencies (Notes 11, 12 and 13)	—	—	—
Series D redeemable convertible preferred stock, $0.10 par value—
Authorized—367,000 shares
Issued and outstanding—363,364 shares as of June 30, 2005, 333,364 shares as of June 30, 2006 and 63,064 shares as of December 31, 2006 (Liquidation preference of $27,456 as of December 31, 2006)	121,210	125,475	25,240
Stockholders' equity (deficit):
Common stock, $0.10 par value—
Authorized—210,000,000 shares
Issued—43,299,816 shares as of June 30, 2005, 49,090,499 shares as of June 30, 2006 and 80,888,962 shares as of December 31, 2006
Outstanding—43,066,352 shares as of June 30, 2005, 48,857,035 shares as of June 30, 2006 and 80,655,498 shares as of December 31, 2006	4,330	4,909	8,090
Additional paid-in capital	402,799	430,811	514,150
Accumulated deficit	(455,417)	(457,977)	(441,923)
Deferred compensation	(414)	—	—
Accumulated other comprehensive income	3,046	8,215	5,127
Treasury stock, at cost—233,464 shares of common stock as of June 30, 2005 and 2006 and December 31, 2006	(513)	(513)	(513)

Total stockholders' equity (deficit)	(46,169)	(14,555)	84,931

	$246,430	$274,636	$261,915

The accompanying notes are an integral part of these consolidated financial statements

Aspen Technology, Inc. and Subsidiaries
Consolidated statements of operations

	Years ended June 30,			Six months ended December 31,
(In thousands, except per share data)
	2004	2005	2006	2005	2006

	(As restated, see Note 17)	(As restated, see Note 17)	(As restated, see Note 17)	(As restated, see Note 17)
				(Unaudited)	(Unaudited)
Revenues:
Software licenses	$158,150	$129,621	$152,773	$65,907	$88,942
Service and other	174,296	140,373	140,375	70,548	71,795

Total revenues	332,446	269,994	293,148	136,455	160,737
Cost of revenues:
Cost of software licenses	15,577	16,864	16,805	8,119	6,858
Cost of service and other	101,823	82,744	72,690	35,305	36,091
Amortization of technology related intangible assets	7,976	8,220	8,559	4,234	3,574
Impairment of technology related intangible and computer software development assets	3,250	—	—	—	—

Total cost of revenues	128,626	107,828	98,054	47,658	46,523
Gross profit	203,820	162,166	195,094	88,797	114,214
Operating costs:
Selling and marketing	101,806	96,275	84,505	39,517	43,328
Research and development	60,111	47,276	44,322	22,009	19,219
General and administrative	34,380	49,315	42,529	20,570	23,665
Long-lived asset impairment charges	967	—	—	—	—
Restructuring charges and FTC legal costs	20,085	24,960	3,993	3,194	2,035
Loss (gain) on sales and disposals of assets	(747)	14,314	898	377	5,575

Total operating costs	216,602	232,140	176,247	85,667	93,822
Income (loss) from operations	(12,782)	(69,974)	18,847	3,130	20,392
Interest income	7,296	6,204	5,034	2,008	4,196
Interest expense	(4,940)	(4,170)	(985)	(438)	(609)
Foreign currency exchange gain (loss).	4,832	(3,599)	(3,360)	(2,486)	2,549

Income (loss) before provision for income taxes and equity in losses from joint ventures	(5,594)	(71,539)	19,536	2,214	26,528
Provision for income taxes	(20,239)	(2,031)	(6,713)	(1,702)	(3,330)
Equity in losses from joint ventures	(351)	—	—	—	—

Net income (loss)	(26,184)	(73,570)	12,823	512	23,198
Accretion of preferred stock discount and dividend	(6,358)	(14,450)	(15,383)	(7,621)	(7,144)

Income (loss) attributable to common shareholders	$(32,542)	$(88,020)	$(2,560)	$(7,109)	$16,054

Basic income (loss) per share attributable to common shareholders	$(0.80)	$(2.08)	$(0.06)	$(0.16)	$0.29

Basic weighted average shares outstanding	40,575	42,381	44,627	43,491	54,930

Diluted income (loss) per share attributable to common shareholders	$(0.80)	$(2.08)	$(0.06)	$(0.16)	$0.26

Diluted weighted average shares outstanding	40,575	42,381	44,627	43,491	90,677

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Technology, Inc. and Subsidiaries
Consolidated statements of stockholders' equity (deficit)
and comprehensive income (loss)

	Common stock
							Treasury stock
		$0.10 par value	Additional paid-in capital			Accumulated other comprehensive income (loss)			Stockholders' equity (deficit)	Total comprehensive income (loss)
(In thousands, except share data)	Number of shares			Accumulated deficit	Deferred compensation		Number of shares	Cost

Balance, June 30, 2003 (as previously reported)	39,279,268	$3,929	$315,726	$(286,742)	$—	$(1,445)	233,464	$(513)	$30,955
Adjustments to beginning stockholders' equity in connection with restatement (see Note 17)	—	—	56,214	(48,113)	(6,163)	1,092	—	—	3,030
Balance, June 30, 2003 (as restated, See Note 17)	39,279,268	3,929	371,940	(334,855)	(6,163)	(353)	233,464	(513)	33,985
Issuance of common stock under employee stock purchase plans	976,960	98	2,924	—	—	—	—	—	3,022
Exercise of stock options	1,321,997	132	3,989	—	—	—	—	—	4,121
Unearned stock-based compensation (as restated, See Note 17)	—	—	1,197	—	(1,197)	—	—	—	—
Stock-based compensation expense (as restated, see Note 17)	—	—	110	—	6,593	—	—	—	6,703
Exercise of warrant to purchase common stock	17,922	2	(2)	—	—	—	—	—	—
Issuance of common stock in settlement of Series B redeemable convertible preferred stock dividend	120,740	12	(12)	—	—	—	—	—	—
Accrual of Series B redeemable convertible preferred stock dividend	—	—	296	(296)	—	—	—	—	—
Accretion of discount on Series B redeemable convertible preferred stock	—	—	—	(643)	—	—	—	—	(643)
Payment of dividend on Series B redeemable convertible preferred stock	—	—	(296)	—	—	—	—	—	(296)
Gain on retirement of Series B redeemable preferred stock	—	—	—	6,452	—	—	—	—	6,452
Record value of warrants issued in conjunction with the issuance of Series D redeemable convertible preferred stock	—	—	16,179	—	—	—	—	—	16,179
Accrual of Series D redeemable convertible preferred stock dividend	—	—	—	(8,690)	—	—	—	—	(8,690)
Accretion of discount on Series D redeemable convertible preferred stock	—	—	—	(3,181)	—	—	—	—	(3,181)
Translation adjustment, not tax effected	—	—	—	—	—	(994)	—	—	(994)	$(994)
Net loss (as restated, see Note 17)	—	—	—	(26,184)	—	—	—	—	(26,184)	(26,184)

Comprehensive loss for the year ended June 30, 2004 (as restated, see Note 17)										$(27,178)

	Common stock
							Treasury stock
		$0.10 par value	Additional paid-in capital			Accumulated other comprehensive income (loss)			Stockholders' equity (deficit)	Total comprehensive income (loss)
(In thousands, except share data)	Number of shares			Accumulated deficit	Deferred compensation		Number of shares	Cost

Balance, June 30, 2004 (as restated, see Note 17)	41,716,887	$4,173	$396,325	$(367,397)	$(767)	$(1,347)	233,464	$(513)	$30,474
Issuance of common stock under employee stock purchase plans	315,751	31	1,822	—	—	—	—	—	1,853
Exercise of stock options	1,267,178	126	3,481	—	—	—	—	—	3,607
Stock-based compensation (as restated, see Note 17)	—	—	1,171	—	353	—	—	—	1,524
Accrual of Series D redeemable convertible preferred stock dividend	—	—	—	(10,692)	—	—	—	—	(10,692)
Accretion of discount on Series D redeemable convertible preferred stock	—	—	—	(3,758)	—	—	—	—	(3,758)
Translation adjustment, not tax effected	—	—	—	—	—	4,393	—	—	4,393	$4,393
Net loss (as restated, see Note 17)	—	—	—	(73,570)	—	—	—	—	(73,570)	(73,570)

Comprehensive loss for the year ended June 30, 2005 (as restated, see Note 17)										$(69,177)

Balance, June 30, 2005 (as restated, see Note 17)	43,299,816	4,330	402,799	(455,417)	(414)	3,046	233,464	(513)	(46,169)
Issuance of common stock under employee stock purchase plans	188,119	19	820	—	—	—	—	—	839
Exercise of stock options	2,602,564	260	10,729	—	—	—	—	—	10,989
Conversion of Series D redeemable convertible preferred stock	3,000,000	300	8,380	—	—	—	—	—	8,680
Accrual of Series D redeemable convertible preferred stock dividend	—	—	—	(11,518)	—	—	—	—	(11,518)
Accretion of discount on Series D redeemable convertible preferred stock	—	—	—	(3,865)	—	—	—	—	(3,865)
Elimination of deferred compensation upon the adoption of SFAS 123(R)	—	—	(414)	—	414	—	—	—	—
Stock-based compensation (as restated, see Note 17)	—	—	8,378	—	—	—	—	—	8,378
Tax benefit from stock options	—	—	119	—	—	—	—	—	119
Translation adjustment, not tax effected	—	—	—	—	—	5,169	—	—	5,169	$5,169
Net income (as restated, see Note 17)	—	—	—	12,823	—	—	—	—	12,823	12,823

Comprehensive income for the year ended June 30, 2006 (as restated, see Note 17)										$17,992

	Common stock
							Treasury stock
		$0.10 par value	Additional paid-in capital			Accumulated other comprehensive income (loss)			Stockholders' equity (deficit)	Total comprehensive income (loss)
(In thousands, except share data)	Number of shares			Accumulated deficit	Deferred compensation		Number of shares	Cost

Balance, June 30, 2006 (as restated, see Note 17)	49,090,499	$4,909	$430,811	$(457,977)	$—	$8,215	233,464	$(513)	$(14,555)
Issuance of common stock under employee stock purchase plans (unaudited)	61,395	6	417	—	—	—	—	—	423
Exercise of stock options (unaudited)	337,732	35	1,279	—	—	—	—	—	1,314
Exercise of warrant to purchase common stock (unaudited)	4,369,336	437	(437)	—	—	—	—	—	—
Conversion of Series D redeemable convertible preferred stock (unaudited)	27,030,000	2,703	77,285	—	—	—	—	—	79,988
Accrual of Series D redeemable convertible preferred stock dividend (unaudited)	—	—	—	(5,387)	—	—	—	—	(5,387)
Accretion of discount on Series D redeemable convertible preferred stock (unaudited)	—	—	—	(1,757)	—	—	—	—	(1,757)
Stock-based compensation (unaudited)	—	—	4,795	—	—	—	—	—	4,795
Translation adjustment, not tax effected (unaudited)	—	—	—	—	—	(3,088)	—	—	(3,088)	$(3,088)
Net income (unaudited)	—	—	—	23,198	—	—	—	—	23,198	23,198

Comprehensive income for the six months ended December 31, 2006 (unaudited)										$20,110

Balance, December 31, 2006 (unaudited)	80,888,962	$8,090	$514,150	$(441,923)	$—	$5,127	233,464	$(513)	$84,931

The accompanying notes are an integral part of these consolidated financial statements.

Aspen Technology, Inc. and Subsidiaries
Consolidated statements of cash flows

	Years ended June 30,			Six months ended December 31,
(in thousands)	2004	2005	2006	2005	2006

	(As restated, see note 17)	(As restated, see note 17)	(As restated, see note 17)	(As restated, see note 17) (unaudited)
					(unaudited)
Cash flows from operating activities:
Net income (loss)	$(26,184)	$(73,570)	$12,823	$512	$23,198
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	27,569	25,999	23,870	12,439	10,350
Transaction (gains) losses on intercompany accounts	(3,823)	3,118	4,436	3,337	(3,614)
Loss on securitization of installments receivable	—	14,585	—	—	5,672
Stock-based compensation	6,703	1,524	8,230	4,185	4,738
Accretion of discount on retained interest in sold receivables.	—	(40)	(2,343)	(1,420)	(1,872)
Asset impairment charges and write-offs under restructuring charges	6,018	1,190	—	—	—
(Gain) loss on the disposal of property	(170)	(271)	898	377	(97)
Gain on repurchase of convertible debt	(299)	—	—	—	—
Deferred income taxes	4,285	(2,744)	(2,992)	100	—
Changes in assets and liabilities:
Accounts receivable	27,057	(1,230)	(4,540)	7,246	(1,796)
Unbilled services	604	5,704	1,168	168	(1,539)
Prepaid expenses and other current assets	3,476	(1,374)	1,649	2,099	695
Long-term installments receivable, including proceeds from securitization	15,233	39,735	(23,729)	(14,909)	12,731
Accounts payable and accrued expenses	5,623	(2,042)	(3,903)	(19,932)	(8,998)
Deferred revenue	(20,718)	3,697	7,047	(1,678)	(1,457)
Other liabilities	(4,482)	11,651	(2,697)	(906)	(2,037)

Net cash provided by (used in) operating activities	40,892	25,932	19,917	(8,382)	35,974

Cash flows from investing activities:
Purchase of property and leasehold improvements	(2,711)	(5,160)	(3,457)	(1,344)	(1,071)
Proceeds from sale of property	1,096	1,954	—	—	—
Capitalized computer software development costs	(8,247)	(8,545)	(7,111)	(3,040)	(3,040)
(Increase) decrease in other assets	2,432	(59)	104	119	(45)
Cash used in the purchase of businesses, net of cash acquired	(200)	—	—	—	—

Net cash used in investing activities	(7,630)	(11,810)	(10,464)	(4,265)	(4,156)

Cash flows from financing activities:
Issuance of Series D redeemable convertible preferred stock and common stock warrants, net of issuance costs	89,341	—	—	—	—
Retirement of Series B redeemable convertible preferred stock	(30,000)	—	—	—	—
Payment of convertible preferred stock dividends	(296)	—	(2,439)	—	(27,391)
Payment of amounts owed to Accenture	(10,068)	—	—	—	—
Issuance of common stock under employee stock purchase plans	3,022	1,853	839	445	423
Exercise of stock options and warrants	4,121	3,607	10,989	2,276	1,314
Tax benefit from stock options.	—	—	119	—	—
Payments of long-term debt and capital lease obligations	(4,733)	(2,436)	(984)	(644)	(85)
Repayment of convertible debt	(29,196)	(56,745)	—	—	—

Net cash provided by (used in) financing activities	22,191	(53,721)	8,524	2,077	(25,739)

Effect of exchange rate changes on cash and cash equivalents	613	115	146	(121)	198

Increase (decrease) in cash and cash equivalents	56,066	(39,484)	18,123	(10,691)	6,277
Cash and cash equivalents, beginning of year	51,567	107,633	68,149	68,149	86,272

Cash and cash equivalents, end of year	$107,633	$68,149	$86,272	$57,458	$92,549

Supplemental disclosure of cash flow information:
Income taxes paid	$6,569	$2,700	$7,821	$1,721	$4,689
Interest paid	$5,967	$4,116	$1,240	$438	$591
Supplemental disclosure of non-cash financing activities:
Accretion of discount on Series D redeemable convertible preferred stock	$3,181	$3,758	$3,865	$1,949	$1,757
Accrual of dividend on Series D redeemable convertible preferred stock	$8,690	$10,692	$11,518	$5,672	$5,387
Issuance of common stock in settlement of Series B convertible preferred stock dividend	$598	$—	$—	$—	$—
Issuance of common stock in conversion of Series D redeemable convertible preferred stock	$—	$—	$8,680	$—	$79,988
Non-cash purchases of property	$96	$72	$107	$64	$2
Supplemental disclosure of cash flows related to acquisition:
Fair value of assets acquired, excluding cash	$525	$—	$—	$—	$—
Payment in connection with the acquisition, net of cash acquired	(200)	—	—	—	—

Liabilities assumed	$325	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

Aspen Technology, Inc. and Subsidiaries
Notes to consolidated financial statements
(including data applicable to unaudited periods)

(1)   Operations

Aspen Technology, Inc. (the Company) and its subsidiaries are a leading supplier of integrated software and services to the process industries, which consist of oil and gas, petroleum, chemicals, pharmaceutical and other industries that manufacture and produce products from a chemical process. The Company develops software to design, operate, manage and optimize its customers' key business processes.

(2)   Significant accounting policies

(a) Principles of consolidation

The accompanying consolidated financial statements include the results of operations of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

(b) Management estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Interim consolidated financial statements

The accompanying consolidated balance sheet as of December 31, 2006, the consolidated statements of operations and cash flows for the six months ended December 31, 2005 and 2006, and the consolidated statements of stockholders equity (deficit) and comprehensive income (loss) for the six months ended December 31, 2006 are unaudited. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, in compliance with the rules and regulations of the U.S Securities and Exchange Commission (the SEC). The results of operations for the six months ended December 31, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year.

(d) Cash and cash equivalents

Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. Cash and cash equivalents as of June 30, 2005 and 2006 and December 31, 2006 were as follows (in thousands):

	June 30, 2005		June 30, 2006		December 31, 2006
Description	Fair value	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost

					(Unaudited)
Cash and cash equivalents	$57,127	$57,127	$37,220	$37,220	$72,152	$72,152
Money market funds	11,022	11,022	49,052	49,052	20,397	20,397

Total cash and cash equivalents	$68,149	$68,149	$86,272	$86,272	$92,549	$92,549

(e) Derivative instruments and hedging

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 138, requires that all derivatives, including foreign currency exchange contracts, be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is recognized in earnings in each period reported. The Company does not account for any derivatives under hedge accounting treatment.

Forward foreign exchange contracts are used primarily by the Company to offset certain balance sheet exposures resulting from changes in foreign currency exchange rates. Such exposures have historically resulted from portions of the Company's installments receivable that are denominated in currencies other than the U.S. dollar, primarily the Euro, Japanese Yen, Canadian Dollar and the British Pound Sterling. In addition, the Company incurred exposures as part of the June 2005 and September 2006 securitization of installments receivable, in that the Company is obligated, in the form of a guarantee, to cover the exposure in the installments receivable that were transferred to its subsidiary, resulting from changes in foreign currency exchange rates.

The foreign exchange contracts are entered into to offset recorded installments receivable, both held and securitized, made in the normal course of business, and accordingly are not speculative in nature. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, the Company hedges the majority of its installments receivable denominated in foreign currencies.

The Company's guarantee to cover the exposure to changes in foreign currency exchange rates in the securitized installments receivable is a derivative. The Company calculates the value of this guarantee at each balance sheet date, and if the value of the guarantee represents an obligation, the fair value is recorded as a liability. As of June 30, 2005 and 2006 and December 31, 2006, no loss on this obligation existed, and as such, no value was recorded.

At June 30, 2006 and December 31, 2006, the Company had economic hedges with notional forward exchange contracts of $27.3 million and $29.1 million, respectively, of held or securitized installments receivable and accounts receivable denominated in foreign currency. The gross value of the held and securitized long-term installments receivable that were denominated in foreign currency was $28.5 million at June 30, 2005, $40.3 million at June 30, 2006, and $33.8 million at December 31, 2006. The installments receivable held as of June 30, 2006 and December 31, 2006 mature at various times through December 2011.

The Company records its foreign currency exchange contracts at fair value in its consolidated balance sheet and the related gains or losses on these hedge contracts are recognized in earnings. During the years ended June 30, 2004, 2005 and 2006, the net gain or loss recognized in the consolidated statements of operations was not material. During the six months ended December 31, 2005 and 2006 the net loss recognized in the consolidated statements of operations was $0.2 million and $1.0 million, respectively.

The following table provides information about the Company's foreign currency derivative financial instruments outstanding as of June 30, 2006 and December 31, 2006. The information is provided in U.S. dollar amounts, as presented in the Company's consolidated financial statements. The table presents the notional amount (at contract exchange rates) and the weighted average contractual foreign currency rates (dollars in thousands):

	As of June 30, 2006			As of December 31, 2006
Currency	Notional contract amount	Estimated fair value*	Average contract rate	Notional contract amount	Estimated fair value*	Average contract rate

				(unaudited)
Euro	$17,021	$17,746	1.25	$17,767	$18,612	1.28
British Pound Sterling	3,603	3,704	1.82	4,814	5,111	1.88
Japanese Yen	3,501	3,360	111.18	3,818	3,679	112.68
Canadian Dollar	2,819	2,890	1.14	2,339	2,282	1.13
Swiss Franc	345	327	1.22	358	355	1.20

Total	$27,289	$28,027		$29,096	$30,039

* The estimated fair value is based on the estimated amount at which the contracts could be settled based on the forward rates as of June 30, 2006 and December 31, 2006, as applicable. The Company bears risk in that the banking counterparties may be unable to meet the terms of the agreements and manages such risk by limiting its counterparties to multiple major financial institutions. Management does not expect any loss as a result of default by counter-parties. However, there can be no assurances that the Company will be able to mitigate the risks described above.

(f) Depreciation and amortization

The Company provides for depreciation and amortization, primarily computed using the straight-line method, by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives, as follows:

Asset classification	Estimated useful life

Computer equipment	3 years
Purchased software	3-5 years
Furniture and fixtures	3-10 years
Leasehold improvements	Life of lease or asset, whichever is shorter

Depreciation expense was $13.0 million, $9.7 million and $5.7 million for the years ended June 30, 2004, 2005 and 2006, respectively.

(g) Revenue recognition

The Company recognizes revenue in accordance with Statement of Position (SOP) No. 97-2, "Software Revenue Recognition," as amended and interpreted. License revenue, including license renewals, consists principally of revenue earned under fixed-term and perpetual software license agreements and is generally recognized upon shipment of the software if collection of the resulting receivable is probable, the fee is fixed or determinable, and vendor-specific objective evidence (VSOE) of fair value exists for all undelivered elements. The Company determines VSOE based upon the price charged when the same element is sold separately. Maintenance and support VSOE represents a consistent percentage of the license fees charged to customers. Consulting services VSOE represents standard rates that the Company charges its customers when the Company sells its consulting services separately. For an element not yet being sold separately, VSOE represents the price established by management having the relevant authority when it is probable that the price, once established, will not change before the separate introduction of the element into the marketplace. Revenue under license arrangements, which may include several different software products and services sold together, are allocated to each element based on the residual method in accordance with SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized when earned. The Company has established sufficient VSOE for professional services, training and maintenance and support services. Accordingly, software license revenues are recognized under the residual method in arrangements in which software is licensed with professional services, training and maintenance and support services. Consulting services do not generally involve customizing or modifying the licensed software, but rather involve helping customers deploy the software to their specific business processes. As the services provided are not essential to the functionality of the software and are described in the agreement such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services, the Company accounts separately for the services element of the arrangement. Occasionally, the Company provides professional services considered essential to the functionality of the software and recognizes revenue for such professional services and any related software licenses when the basic criteria of SOP 97-2 are met and when the services has been completed. When the Company provides professional services, which involve significant production, modification or customization of the licensed software, it recognizes such revenue and any related software licenses in accordance with SOP 81-1, "Accounting for Performance of Construction Type and Certain Performance Type Contracts" using either the percentage-of-completion method using zero estimate of profit methodology until such service project is complete or the completed-contract method. The Company uses installment contracts as a standard business practice and has a history of successfully collecting under the original payment terms without making concessions on payments, products or services.

The Company has a practice of licensing its products through resellers in certain regions. For software licensed through these distribution channels, revenue is recognized at the time of delivery to the end customer, when persuasive evidence of an arrangements exists, the fee is fixed or determinable and collection is reasonably assured.

Maintenance and support services are recognized ratably over the life of the maintenance and support contract period. Maintenance and support services include telephone support and unspecified rights to product upgrades and enhancements. These services are typically sold for a one-year term and are sold either as part of a multiple element arrangement with software licenses or are sold independently at time of renewal. The Company generally does not provide specified upgrades to its customers in connection with the licensing of its software products.

Service revenues from fixed-price contracts where the services are not essential to the functionality of the software are recognized using the proportional performance method, measured by the percentage of costs (primarily labor) incurred to date as compared to the estimated total costs (primarily labor) for each contract. When a loss is anticipated on a contract, the full amount thereof is provided currently. Service revenues from time and expense contracts and consulting and training revenue are recognized as the related services are performed. Services that have been performed but for which billings have not been made are recorded as unbilled services, and billings that have been recorded before the services have been performed are recorded as unearned revenue in the accompanying consolidated balance sheets. In accordance with the Emerging Issues Task Force (EITF) Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket' Expenses Incurred," reimbursement received for out-of-pocket expenses is recorded as revenue and not as a reduction of expenses.

(h) Computer software development costs

Certain computer software development costs are capitalized in the accompanying consolidated balance sheets. Capitalization of computer software development costs begins upon the establishment of technological feasibility. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or otherwise Marketed," the Company defines the establishment of technological feasibility as the completion of a detail program design. Amortization of capitalized computer software development costs is provided on a product-by-product basis using the straight-line method, beginning upon commercial release of the product, and continuing over the remaining estimated economic life of the product, not to exceed three years. Total amortization expense charged to operations was approximately $6.5 million, $8.0 million and $9.2 million in the years ended June 30, 2004, 2005 and 2006, respectively. During the year ended June 30, 2004, the Company recorded impairment charges of $3.3 million associated with the capitalized computer software development costs of certain products (see Note 2(n)).

(i) Foreign currency translation

The financial statements of the Company's foreign subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation." The determination of functional currency is based on the subsidiaries' relative financial and operational independence from the Company. Foreign currency exchange gains or losses for certain wholly owned subsidiaries are credited or charged to the accompanying consolidated statements of operations since the functional currency of the subsidiaries is the U.S. dollar. Gains and losses from foreign currency translation related to entities whose functional currency is their local currency are credited or charged to the accumulated other comprehensive income (loss) account, included in stockholders' equity (deficit) in the accompanying consolidated balance sheets. All foreign currency transaction gains or losses are included in the foreign currency exchange gain (loss) line item in the accompanying consolidated statements of operations.

(j) Net income (loss) per share

Basic earnings per share was determined by dividing income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share was determined by dividing income (loss) attributable to common shareholders by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of potential common shares. To the extent their effect is dilutive, potential common shares include common stock options and warrants, based on the treasury stock method, convertible debentures and preferred stock, based on the if-converted method if the impact is dilutive. In the application of the if-converted method for the six months ended December 31, 2006, the Company excluded the possible settlement of preferred stock dividends with common shares as the Company intended to settle such dividends with cash (and was currently entitled to cash settlement under the terms of the preferred stock). In December 2006 and January 2007, the Company paid all accrued dividends on preferred stock in cash. The calculations of basic and diluted net income (loss) per share attributable to common shareholders and basic and diluted weighted average shares outstanding are as follows (in thousands, except per share data):

	Years ended June 30,			Six months ended December 31,
	2004	2005	2006	2005	2006

				(Unaudited)
Income (loss) attributable to common shareholders	$(32,542)	$(88,020)	$(2,560)	$(7,109)	$16,054
Plus: Impact of assumed conversion of Series D preferred stock	—	—	—	—	7,144

	(32,542)	(88,020)	(2,560)	(7,109)	23,198
Basic weighted average common shares outstanding	40,575	42,381	44,627	43,491	54,930
Common stock equivalents	—	—	—	—	4,173
Incremental shares from assumed conversion of preferred stock	—	—	—	—	31,574

Diluted weighted average common shares outstanding	40,575	42,381	44,627	43,491	90,677
Basic income (loss) per share attributable to common shareholders	$(0.80)	$(2.08)	$(0.06)	$(0.16)	$0.29

Diluted income (loss) per share attributable to common shareholders	$(0.80)	$(2.08)	$(0.06)	$(0.16)	$0.26

The following potential common shares were excluded from the calculation of dilutive weighted average shares outstanding as their effect would be anti-dilutive (in thousands):

	Years ended June 30,			Six months ended December 31,
	2004	2005	2006	2005	2006

				(Unaudited)
Convertible preferred stock	36,336	36,336	33,336	36,336	—

Options and warrants	21,457	20,129	18,542	21,424	2,640
Convertible debt	1,071	—	—	—	—
Preferred stock dividend, to be settled in common stock	1,197	3,727	2,169	3,192	—

Total	60,061	60,192	54,047	60,952	2,640

(k) Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents, accounts receivable and installments receivable. The Company places its cash and cash equivalents and investments in highly rated institutions. Concentration of credit risk with respect to receivables is limited to certain customers (end users and distributors) to which the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and routinely sells its installments receivable to financial institutions with limited recourse and without recourse. As a result, the Company believes that the accounts and installments receivable credit risk exposure is limited. As of June 30, 2005 and 2006, the Company had no customers that represented 10% of total accounts and installments receivable.

(l) Allowance for doubtful accounts

The Company makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when it is probable that a loss has been incurred. Provisions are made based upon a specific review of all significant outstanding invoices and an analysis of historical write-off rates. In determining these provisions, the Company analyzes its historical collection experience and current economic trends.

The following table summarizes allowance for doubtful accounts activity for the years ended June 30, 2004, 2005 and 2006:

(In thousands)	2004	2005	2006

Balance, beginning of year	$2,503	$3,697	$4,653
Provision for bad debts	2,404	2,223	2,180
Write-offs	(1,210)	(1,267)	(1,723)

Balance, end of year	$3,697	$4,653	$5,110

(m) Financial instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, installments receivable, accounts payable, long-term obligations and foreign exchange contracts. The estimated fair value of these financial instruments approximates their carrying value.

(n) Intangible assets, goodwill and impairment of long-lived assets

Intangible assets subject to amortization consist of the following at June 30, 2005 and 2006 (in thousands):

		June 30, 2005		June 30, 2006
Asset class	Estimated useful life	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization

Acquired technology	3-5 years	$50,321	$36,038	$53,586	$46,896
Uncompleted contracts	4 years	2,249	2,228	2,356	2,356
Trade name	10 years	758	720	758	758
Other	3-12 years	232	203	232	211

		$53,560	$39,189	$56,932	$50,221

Aggregate amortization expense for intangible assets subject to amortization was $8.0 million, $8.2 million and $8.6 million for the years ended June 30, 2004, 2005 and 2006, respectively, and is expected to be $6.7 million during the year ending June 30, 2007.

The changes in the carrying amount of the goodwill by reporting unit for the years ended June 30, 2005 and 2006 were as follows (in thousands):

	Reporting unit
Asset class	License	Consulting services	Maintenance and training	Total

Carrying amount as of June 30, 2004	$2,364	$513	$13,316	$16,193
Effect of exchange rates used for translation	(1)	—	707	706

Carrying amount as of June 30, 2005	2,363	513	14,023	16,899
Effect of exchange rates used for translation	(5)	—	1,141	1,136

Carrying amount as of June 30, 2006	$2,358	$513	$15,164	$18,035

The Company tests goodwill for impairment annually at the reporting unit level using a fair value approach in accordance with the provisions of SFAS 142, "Goodwill and other Intangible Assets." The Company conducted its annual impairment test at December 31, 2004, 2005 and 2006 and determined that goodwill was not impaired. The Company's next annual impairment test will occur on December 31, 2007. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, goodwill will be evaluated for impairment between annual tests.

The Company evaluates it long-lived assets, which include property and leasehold improvements, intangible assets and capitalized software development costs for impairment as events and circumstances indicate that the carrying amount may not be recoverable and at a minimum at each balance sheet date. The Company evaluates the realizability of its long-lived assets based on profitability and undiscounted cash flow expectations for the related asset or subsidiary.

Fiscal 2004    During the fourth quarter of fiscal 2004, the Company completed a comprehensive review of its product offerings, in an effort to reduce duplicative efforts and cut costs. As a result, management decided to discontinue development of certain products, which resulted in an impairment of technology related intangible and computer software development assets of $3.3 million, related to the impairment of certain computer software development costs. These products were considered part of the next-generation manufacturing/supply chain products. Management's decision was based on concerns about the future revenue projections for these products, and the assessment of costs remaining to bring these products to market.

During the fourth quarter of fiscal 2004, the Company recorded long-lived asset impairment charges of $1.0 million. This was partially due to management's decision, as part of the Company's June 2004 cost-cutting initiatives that resulted in the June 2004 restructuring plan, to discontinue certain internal capital projects that had previously been put on hold. In addition, certain fixed assets that supported research and development efforts were considered impaired as a result of the consolidation decisions made in the fourth quarter product offering review.

(o) Comprehensive income (loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) is disclosed in the accompanying consolidated statements of stockholders' equity (deficit) and comprehensive income (loss). The components of accumulated other comprehensive income (loss) as of June 30, 2005 and 2006 and December 31, 2006 are made up of cumulative translation adjustments.

(p) Accounting for stock-based compensation

The Company adopted SFAS No. 123 (revised 2004), "Share-Based Payment," (SFAS 123(R)) effective July 1, 2005. Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. SFAS 123(R) requires significant judgment and the use of estimates, particularly for assumptions such as stock price volatility and expected option lives, as well as expected option forfeiture rates to record stock-based compensation cost.

(q) Income taxes

Deferred income taxes are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the statutory tax rates and laws expected to apply to taxable income in the years in which the temporary differences are expected to reverse. Valuation allowances are provided against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the timing of the temporary differences becoming deductible. Management considers, among other available information, scheduled reversals of deferred tax liabilities, projected future taxable income, limitations of availability of net operating loss carryforwards, and other matters in making this assessment.

Income taxes are provided on undistributed earnings of foreign subsidiaries where such earnings are expected to be remitted to the U.S. parent company. The Company determines annually the amount of unremitted earnings of foreign subsidiaries to invest indefinitely in its non-U.S. operations. Unrecognized provisions for taxes on undistributed earnings of foreign subsidiaries, which are considered permanently invested, are not material to the Company's consolidated financial position or results of operations.

Income tax provisions for the six months ended December 31, 2005 and 2006 are based on the expected annual tax rate for each respective fiscal year. The tax provision for the six months ended December 31, 2006 is not necessarily indicative of the results to be expected for the entire fiscal year.

(r) Legal fees

The Company accrues estimated future legal fees associated with outstanding litigation for which management has determined that it is probable that a loss contingency exists. Liabilities for loss contingencies arising from claims, assessments, litigation and other sources are recorded when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated.

(s) Advertising costs

The Company charges advertising costs to expense as the costs are incurred. The Company recorded advertising expenses of $4.0 million, $7.3 million and $2.0 million during the years ended June 30, 2004, 2005 and 2006, respectively. As of June 30, 2005 and 2006, the Company had no prepaid advertising on the accompanying consolidated balance sheets.

(t) Accounting for restructuring accruals

The Company follows SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." In accounting for these obligations, we are required to make assumptions related to the amounts of employee severance, benefits, and related costs and to the time period over which facilities will remain vacant, sublease terms, sublease rates and discount rates. We base our estimates and assumptions on the best information available at the time the obligation has arisen. These estimates are reviewed and revised as facts and circumstances dictate; changes in these estimates could have a material effect on the amount accrued on the balance sheet.

(u) Recently issued accounting pronouncements

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertain Tax Positions," an Interpretation of FAS 109 (FIN 48), which clarifies the criteria for recognition and measurement of benefits from uncertain tax positions. Under FIN 48, an entity should recognize a tax benefit when it is "more-likely-than-not" based on the technical merits, that the position would be sustained upon examination by a taxing authority. The amount to be recognized should be measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Furthermore, any change in the recognition, derecognition or measurement of a tax position should be recognized in the interim period in which the change occurs. The Company expects to adopt FIN 48 as of July 1, 2007, and any change in net assets as a result of applying FIN 48 will be recognized as an adjustment to retained earnings on that date. The Company is in the process of evaluating its uncertain tax positions in accordance with FIN 48 and has not determined the effect that application of FIN 48 will have on its financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108), which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality. SAB 108 is effective for fiscal years beginning after November 15, 2006. The Company believes that the initial adoption of SAB 108 will not have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the effect, if any, that the application of SFAS No. 157 will have on its consolidated financial statements.

In February 2007 the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the effect, if any, that the application of SFAS No. 159 will have on its consolidated financial statements.

(3)   Restructuring charges and FTC legal costs

Restructuring charges and FTC legal costs consist of the following (in thousands):

	Years ended June 30,			Six months ended December 31,
	2004	2005	2006	2005	2006

				(unaudited)
Restructuring charges	$15,193	$25,118	$3,993	$3,194	$2,035
FTC legal costs	4,892	(158)	—	—	—

	$20,085	$24,960	$3,993	$3,194	$2,035

During fiscal 2006, the Company recorded $4.0 million in restructuring charges. Of this amount, $1.8 million related to headcount reductions, relocation costs and facility consolidation costs associated with the May 2005 plan that did not qualify for accrual at June 30, 2005, $1.7 million from adjustments to prior restructuring accruals and $0.5 million from the accretion of discounted restructuring accruals.

During the six months ended December 31, 2006, the Company recorded $2.0 million in restructuring charges primarily related to severance and relocation expenses under the May 2005 restructuring plan discussed below which are recognized in the period in which the affected employees were notified or the relocation expenses were incurred.

(a) Restructuring charges arising from the Q4 FY05 plan

In May 2005, the Company initiated a plan to consolidate several corporate functions and to reduce its operating expenses. The plan to reduce operating expenses primarily resulted in headcount reductions, and also included the termination of a contract and the consolidation of facilities. These actions resulted in an aggregate restructuring charge of $3.8 million, recorded in the fourth quarter of fiscal 2005. During the year ended June 30, 2006, the Company recorded an additional $1.8 million related to headcount reductions, relocation costs and facility consolidations associated with the May 2005 plan that were recognized in the period in which the affected employees were notified, the relocation expenses were incurred, or the Company ceased use of the affected facilities. During the six months ended December 31, 2006, the Company recorded an additional $2.2 million in severance and relocation expenses for employees that were notified or relocation expenses that were incurred during the period.

Under this restructuring plan, the Company has yet to incur charges related to the closure of certain offices and relocation of certain employees. The Company expects that these charges will be approximately $3.2 million and will be completed by September 2007.

As of December 31, 2006, there was $1.5 million remaining in accrued expenses relating to the remaining severance obligations and lease payments. The components of the restructuring plan are as follows (in thousands):

Fiscal 2005 restructuring plan	Closure/ consolidation of facilities	Employee severance, benefits, and related costs	Contract termination costs	Total

Restructuring charge	$84	$3,465	$300	$3,849
Fiscal 2005 payments	—	(1,005)	(300)	(1,305)

Accrued expenses, June 30, 2005	84	2,460	—	2,544
Restructuring charge	614	1,157	—	1,771
Restructuring charge—Accretion	1	21	—	22
Fiscal 2006 payments	(600)	(3,125)	—	(3,725)

Accrued expenses, June 30, 2006	99	513	—	612
Restructuring charge (unaudited)	(12)	2,176	—	2.164
Restructuring charge—Accretion (unaudited)	2	—	—	2
Payments in the six months ended December 31, 2006 (unaudited)	(42)	(1,283)	—	(1,325)

Accrued expenses, December 31, 2006 (unaudited)	$47	$1,406	$—	$1,453

Expected final payment date	May 2007	June 2007

Closure/consolidation of facilities:    Approximately $0.1 million and $0.6 million of the restructuring charges recorded in fiscal 2005 and 2006, respectively, related to the termination of a facility lease. The facility lease had a remaining term of two years. The amount accrued is an estimate of the remaining obligation under the lease, reduced by expected income from the sublease of the underlying properties.

Employee severance, benefits and related costs:    Approximately $3.5 million, $1.2 million and $2.2 million of the restructuring charges recorded in the years ended June 30, 2005 and 2006 and six months ended December 31, 2006, respectively, related to the reduction in headcount. Approximately 130 employees, or 10% of the workforce, were eliminated under the restructuring plan. The employees were primarily located in North America and Europe. All business units were affected, including services, sales and marketing, research and development, and general and administrative.

Contract termination costs:    Approximately $0.3 million of the restructuring charge related to charges associated with the termination of a contract for a future user conference. The contract was terminated in June 2005.

(b) Restructuring charges arising from the Q4 FY04 plan

During fiscal 2004, the Company recorded $15.2 million in net restructuring charges. Of this amount, $23.5 million is associated with a June 2004 restructuring plan, which is offset by $8.3 million in adjustments to prior restructuring accruals and deferred rent balances.

In June 2004, the Company initiated a plan to reduce its operating expenses in order to better align its operating cost structure with the current economic environment and to improve operating margins. The plan to reduce operating expenses resulted in the consolidation of facilities, headcount reductions, and the termination of operating contracts. These actions resulted in an aggregate restructuring charge of $23.5 million, recorded in the fourth quarter of fiscal 2004. During the year ended June 30, 2005, the Company recorded $14.4 million related to headcount reductions and facility consolidations associated with the June 2004 restructuring plan that did not qualify for accrual at June 30, 2004. In addition, the Company recorded $0.4 million in restructuring charges related to the accretion of the discounted restructuring accrual and a $0.8 million decrease to the accrual related to changes in estimates of severance benefits and sublease terms. During the year ended June 30, 2006 the Company recorded a $0.7 million increase to the accrual primarily due to a change in the estimate of future operating costs and sublease assumptions associated with the facilities.

As of December 31, 2006, there was $5.8 million remaining in accrued expenses relating to the remaining severance obligations and lease payments. The components of the restructuring plan are as follows (in thousands):

Fiscal 2004 restructuring plan	Closure/ consolidation of facilities and contract exit costs	Employee severance, benefits, and related costs	Asset impairments	Total

Restructuring charge	$ 20,484	$ 1,191	$1,776	$23,451
Fiscal 2004 payments	(8,435)	(280)	—	(8,715)
Impairment of assets	—	—	(1,776)	(1,776)

Accrued expenses, June 30, 2004	12,049	911	—	12,960
Restructuring charge	9,132	4,349	968	14,449
Impairment of assets	—	—	(968)	(968)
Fiscal 2005 payments	(12,915)	(4,534)	—	(17,449)
Restructuring charge—Accretion	446	3	—	449
Change in estimate—Revised assumptions	(287)	(497)	—	(784)

Accrued expenses, June 30, 2005	8,425	232	—	8,657
Change in estimate—Revised assumptions	643	27	—	670
Restructuring charge—Accretion	432	—	—	432
Fiscal 2006 payments	(2,645)	(67)	—	(2,712)

Accrued expenses, June 30, 2006	6,855	192	—	7,047
Change in estimate—Revised assumptions (unaudited)	(188)	5	—	(183)
Restructuring charge—Accretion (unaudited)	152	—	—	152
Payments in six months ended December 31, 2006 (unaudited)	(1,171)	(79)	—	(1,250)

Accrued expenses, December 31, 2006 (unaudited)	$ 5,648	$ 118	$—	$5,766

Expected final payment date	September 2012	June 2007

Closure/consolidation of facilities:    Approximately $20.5 million and $9.1 million of the fiscal 2004 and 2005 restructuring charges, respectively, related to the termination of facility leases and other lease related costs. The costs recorded in fiscal 2005 related to termination activities did not qualify for accrual as of June 30, 2004. The facility leases had remaining terms ranging from several months to eight years. The amount accrued is an estimate of the remaining obligation under the lease or actual costs to buy-out leases, reduced by expected income from the sublease of the underlying properties.

Employee severance, benefits and related costs:    Approximately $1.2 million and $4.4 million of the fiscal 2004 and 2005 restructuring charges, respectively, related to the reduction in headcount. In the aggregate, approximately 147 employees, or 9% of the workforce, were eliminated under the restructuring plan implemented by management. The fiscal 2005 restructuring charge related to employees had not been notified in a manner that would allow for accrual as of June 30, 2004. Such notification occurred in Q1, 2005. A majority of the employees were located in North America, although Europe was affected as well. All business units were affected, including services, sales and marketing, research and development, and general and administrative.

Impairment of assets:    Approximately $1.8 million and $1.0 million of the fiscal 2004 and 2005 restructuring charges, respectively, related to charges associated with the impairment of fixed assets associated with the closed and consolidated facilities. These assets were reviewed for impairment in accordance with SFAS No. 144, and were considered to be impaired because their carrying values were in excess of their fair values.

(c) Restructuring charges arising from the Q2 FY03 plan

In October 2002, management initiated a plan to further reduce operating expenses in response to first quarter revenue results that were below expectations and to general economic uncertainties. The plan to reduce operating expenses resulted in headcount reductions, consolidation of facilities, and discontinuation of development and support for certain non-critical products. These actions resulted in an aggregate restructuring charge of $28.7 million. During fiscal 2004, the Company recorded a $4.9 million decrease to the accrual related to revised assumptions associated with lease exit costs, particularly the buyout of a remaining lease obligation, and severance benefit obligations. During fiscal 2005 and fiscal 2006, the Company recorded $7.0 million and $1.0 million increases, respectively to the accrual primarily due to a change in the estimate of the facility vacancy term, extending to the term of the lease.

As of December 31, 2006, there was $9.0 million remaining in accrued expenses relating to the remaining lease payments. The components of the restructuring plan are as follows (in thousands):

Fiscal 2003 restructuring plan	Closure/ consolidation of facilities	Employee severance, benefits, and related costs	Impairment of assets and disposition costs	Total

Restructuring charge	$17,347	$10,028	$1,278	$28,653
Additional impairment of assets	—	—	302	302
Fiscal 2003 payments	(3,548)	(7,297)	—	(10,845)

Accrued expenses, June 30, 2003	13,799	2,731	1,580	18,110
Fiscal 2004 payments	(2,567)	(2,170)	(770)	(5,507)
Change in estimate—Revised assumptions	(4,507)	(269)	(134)	(4,910)

Accrued expenses, June 30, 2004	6,725	292	676	7,693
Fiscal 2005 payments	(2,266)	(63)	(403)	(2,732)
Change in estimate—Revised assumptions.	7,239	(69)	(195)	6,975

Accrued expenses, June 30, 2005	11,698	160	78	11,936
Change in estimate—Revised assumptions.	1,116	(95)	—	1,021
Fiscal 2006 payments	(2,848)	(65)	(78)	(2,991)

Accrued expenses, June 30, 2006	9,966	—	—	9,966
Change in estimate—Revised assumptions (unaudited).	(95)	—	—	(95)
Payments in six months ended December 31, 2006 (unaudited)	(854)	—	—	(854)

Accrued expenses, December 31, 2006 (unaudited)	$ 9,017	$—	$—	$9,017

Expected final payment date	September 2012

Closure/consolidation of facilities:    Approximately $17.4 million of the restructuring charge related to the termination of facility leases and other lease related costs. Of this amount, approximately $8.7 million was recorded in the three months ended December 31, 2002 and approximately $8.7 million was recorded as a result of the June 2003 increase to the accrual. The facility leases had remaining terms ranging from several months to eight years. The amount accrued is an estimate of the remaining obligation under the lease or actual costs to buy-out leases, reduced by expected income from the sublease of the underlying properties. The June 2003 increase to the accrual is primarily due to revised estimates related to sublease assumptions, as actual sublease rates have been significantly less than originally estimated and the Company has experienced delays contracting with sublessors. The revisions to the accrual that occurred in fiscal 2004 relate to revisions made to sublease assumptions and to the buyout of a remaining lease obligation and the revisions to the accrual that occurred in fiscal 2005 relate to revised estimates with respect to the facility vacancy term.

Employee severance, benefits and related costs:    Approximately $10.0 million of the restructuring charge related to the reduction in headcount. Of this amount, approximately $8.2 million was recorded in the three months ended December 31, 2002 and approximately $1.8 million was recorded as a result of the June 2003 increase to the accrual. Approximately 400 employees, or 20% of the workforce, were eliminated under the restructuring plan implemented by management. All geographic regions and business units were affected, including services, sales and marketing, research and development, and general and administrative. The revisions to the accrual that occurred in fiscal 2004 relate to revisions of estimates of severance terms and benefit levels.

Impairment of assets and disposition costs:    Approximately $1.3 million of the restructuring charge related to charges associated disposing of certain products and assets. This consisted of costs related to preparing certain development groups for divestment or closure, offset by a gain related to the cancellation of a note payable to a European government. The note payable was related to the research and development group that was divested as part of the restructuring plan. The revisions to the accrual that occurred in fiscal 2004 relate to changes in estimates of ongoing costs of disposal activities.

(d) Restructuring charges arising from the Q4 FY02 plan

In the fourth quarter of fiscal 2002, management initiated a plan to reduce operating expenses and to restructure operations around the Company's two primary product lines, engineering software and manufacturing/supply chain software. The Company reduced worldwide headcount by approximately 10%, or 200 employees, closed and consolidated facilities, and disposed of certain assets, resulting in an aggregate restructuring charge of $13.2 million. During fiscal 2004, the Company recorded a $1.5 million decrease to the accrual related to revised assumptions associated with lease exit costs, particularly the buyout of a remaining lease obligation, and severance obligations. During fiscal 2005, the Company recorded a $0.2 million increase to the accrual due to changes in estimates of sublease assumptions and severance settlements. During fiscal 2006, the Company recorded a $0.1 million increase to the accrual due to changes in sublease assumptions.

As of June 30, 2006, there was $0.5 million remaining in accrued expenses relating to the remaining severance obligations and lease payments. The components of the restructuring plan are as follows (in thousands):

Fiscal 2002 restructuring plan	Closure/ consolidation of facilities	Employee severance, benefits, and related costs	Total

Restructuring charge	$ 4,901	$ 8,285	$13,186
Fiscal 2002 payments	—	(1,849)	(1,849)

Accrued expenses, June 30, 2002	4,901	6,436	11,337
Fiscal 2003 payments	(695)	(4,748)	(5,443)

Accrued expenses, June 30, 2003	4,206	1,688	5,894
Fiscal 2004 payments	(1,302)	(1,060)	(2,362)
Change in estimate—Revised assumptions	(1,221)	(320)	(1,541)

Accrued expenses, June 30, 2004	1,683	308	1,991
Fiscal 2005 payments	(994)	(284)	(1,278)
Change in estimate—Revised assumptions	93	87	180

Accrued expenses, June 30, 2005	782	111	893
Change in estimate—Revised assumptions	75	—	75
Fiscal 2006 payments	(375)	(66)	(441)

Accrued expenses, June 30, 2006	482	45	527
Payments in six months ended December 31, 2006 (unaudited)	(10)	—	(10)

Accrued expenses, December 31, 2006 (unaudited)	$ 472	$ 45	$517

Expected final payment date	September 2012	June 2007

Closure/consolidation of facilities:    Approximately $4.9 million of the restructuring charge related to the termination of facility leases and other lease-related costs. The facility leases had remaining terms ranging from several months to nine years. The amount accrued is an estimate of the actual costs to buy-out leases or to sublease the underlying properties. The revisions to the accrual that occurred in fiscal 2004 relate to revisions made to sublease assumptions, as actual sublease rates have been significantly less than originally estimated and the Company has experienced delays contracting with sub-lessors, and to the buyout of a remaining lease obligation.

Employee severance, benefits and related costs:    Approximately $8.3 million of the restructuring charge related to the reduction in headcount. Approximately 200 employees, or 10% of the workforce, were eliminated under the changes to the business plan implemented by management. Business units impacted included sales and marketing, services, research and development, and general and administrative, across all geographic areas. The revisions to the accrual that occurred in fiscal 2004 relate to revisions of estimates of severance terms and benefit levels.

Write-off of assets:    Approximately $1.2 million of the restructuring charge related to the write-off of prepaid royalties related to third-party software products that the Company will no longer support and sell.

(4)   Line of credit

In January 2003, the Company executed a Loan Arrangement with Silicon Valley Bank. This arrangement provides a line of credit of up to the lesser of (i) $15.0 million or (ii) 70% of eligible domestic receivables, and a line of credit of up to the lesser of (i) $10.0 million or (ii) 80% of eligible foreign receivables. The lines of credit bear interest at the bank's prime rate (8.25% at June 30, 2006 and December 31, 2006). The Company needs to maintain a $4.0 million compensating cash balance with the bank, or it is subject to an unused line fee and collateral handling fees. The lines of credit initially were collateralized by nearly all of the assets of the Company, and upon the Company's achieving certain net income targets, the collateral would be reduced to a lien on the accounts receivable. The Company is required to meet certain financial covenants, including minimum tangible net worth, minimum cash balances and an adjusted quick ratio.

As of June 30, 2006 and December 31, 2006, respectively, there were $8.5 million and $8.7 million in letters of credit outstanding under the line of credit, and there was $11.8 million and $13.6 million available for future borrowing. The Loan Arrangement expires in April 2007.

(5)   Accrued expenses and other liabilities

Accrued expenses in the accompanying consolidated balance sheets consist of the following (in thousands):

	June 30,
			December 31, 2006 (unaudited)
	2005	2006

Royalties and outside commissions	$12,777	$10,288	$11,322
Payroll and payroll-related	13,047	21,784	12,743
Restructuring accruals	8,833	4,965	4,520
Payable to financing companies	16,662	11,407	6,844
Income and other taxes	12,009	11,918	9,279
Other	17,392	17,354	25,040

	$80,720	$77,716	$69,748

Other liabilities in the accompanying consolidated balance sheets consist of the following (in thousands):

	June 30,
			December 31, 2006 (unaudited)
	2005	2006

Restructuring accruals	$15,197	$13,191	$11,960
Deferred rent	5,255	4,321	3,673
Royalties and outside commissions	2,691	2,534	2,576
Other	—	400	200

	$23,143	$20,446	$18,409

(6)   Long-term obligations

Long-term obligations consist of the following at June 30, 2005 and 2006 (in thousands):

	2005	2006

Note payable incurred in connection with an acquisition, payable in quarterly installments of approximately $273, plus interest at 6% per year through January 2006	$803	$—
Note payable of a UK subsidiary due in monthly installments of approximately $50 plus interest at 9% per year, through March 2008	577	396

	1,380	396
Less—Current portion	1,042	247

	$338	$149

Maturities of these long-term obligations outstanding as of June 30, 2006 are as follows (in thousands):

Years Ending June 30,	Amount

2007	$247
2008	149

$396

In June 1998, the Company sold $86.3 million of debentures to qualified institutional buyers. During fiscal 2004, the Company used a portion of the proceeds from the Series D-1 and Series D-2 redeemable convertible preferred stock financing to repurchase and retire $29.5 million of the Debentures. In June 2005, the Company paid $58.2 million to retire the entire outstanding principal amount of the Debentures, together with interest accrued thereon.

The Company recorded interest expense associated with these debentures of $4.5 million and $2.9 million in the years ended June 30, 2004 and 2005, respectively.

(7)   Preferred stock

The Company's Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue, from time to time, up to an aggregate of 10,000,000 shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such series. Any such series of preferred stock, if so determined by the Board of Directors, may have full voting rights with the common stock or limited voting rights and may be convertible into common stock or another security of the Company.

Series B redeemable convertible preferred stock

In February and March 2002, the Company sold 40,000 shares of Series B-I convertible preferred stock (Series B-I Preferred), and 20,000 shares of Series B-II convertible preferred stock (Series B-II Preferred and, collectively with Series B-I Preferred, the Series B Preferred) together with (i) warrants to purchase 507,584 shares of common stock at an initial exercise price of $23.99 per share and (ii) warrants to purchase 283,460 shares of common stock at an initial exercise price of $20.64 per share, to three institutional investors for an aggregate purchase price of $60.0 million. The Company received approximately $56.6 million in net cash proceeds after closing costs.

In June 2003, the Company amended the terms of the Series B Preferred in conjunction with the Series D-1 and Series D-2 redeemable convertible preferred stock financing. This amendment gave the holders of the Series B Preferred the right to redeem their Series B Preferred shares for cash in certain circumstances that were outside of the Company's control. As a result of this redemption feature, the carrying value of the Series B Preferred was reclassified outside of stockholders' equity on the accompanying consolidated balance sheet. In August 2003, the Company repurchased all of the outstanding shares of Series B Preferred.

Series D redeemable convertible preferred stock

In August 2003, the Company issued and sold 300,300 shares of Series D-1 redeemable convertible preferred stock (Series D-1 Preferred), along with warrants to purchase up to 6,006,006 shares of common stock at a price of $3.33 per share, in a private placement to several private equity funds managed by Advent International Corporation for an aggregate purchase price of $100.0 million. Concurrently, the Company paid cash of $30.0 million and issued 63,064 shares of Series D-2 convertible preferred stock (Series D-2 Preferred), along with warrants to purchase up to 1,261,280 shares of common stock at a price of $3.33 per share, to repurchase all of the outstanding Series B Preferred. In addition, the Company exchanged existing warrants to purchase 791,044 shares of common stock at an exercise price ranging from $20.64 to $23.99 held by the holders of the Series B Preferred, for new warrants to purchase 791,044 shares of common stock at an exercise price of $4.08. These transactions are referred to collectively as the Series D Preferred financing.

The Company incurred $10.7 million in costs related to the issuance of the Series D-1 and D-2 Preferred (together, the Series D Preferred) and allocated the net proceeds received between the Series D Preferred and the warrants on the basis of the relative fair values at the date of issuance, allocating $15.5 million of proceeds to the warrants. The warrants are exercisable at any time prior to the seventh anniversary of their issue date. The remaining discount on the Series D Preferred is being accreted to its redemption value over the earliest period of redemption.

The value of total consideration paid to the holders of the Series B Preferred, consisting of cash, Series D-2 Preferred and warrants, was less than the carrying value of the Series B Preferred at the time of retirement. This resulted in a gain of $6.5 million, which the Company recorded in the accretion of preferred stock discount and dividend line of the accompanying consolidated statement of operations.

Each share of Series D Preferred is entitled to vote on all matters in which holders of common stock are entitled to vote, receiving a number of votes equal to the number of shares of common stock into which it is then convertible. In addition, holders of Series D-1 Preferred, as a separate class, are entitled to elect a certain number of directors, based on a formula as defined in the Series D Preferred Certificate of Designations. The holders of the Series D-1 Preferred are entitled to elect a number of the Company's directors calculated as a ratio of the Series D-1 Preferred voting power as compared to the total voting power of the Company's common stock. The Series D-1 Preferred holders have elected three of the Company's current directors.

The Series D Preferred earns cumulative dividends at an annual rate of 8%, which are payable when and if declared by the Board of Directors, in cash or, subject to certain conditions, common stock. As of June 30, 2006, the Company has accrued $28.5 million in dividends on the Series D Preferred.

Each share of Series D Preferred is convertible at any time into a number of shares of common stock equal to its stated value divided by the then-effective conversion price. The stated value is currently $333.00 per share and is subject to adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, or like occurrences. The current conversion price is $3.33 per share. Each share of Series D Preferred currently is convertible into 100 shares of common stock. The Series D Preferred have anti-dilution rights that will adjust the conversion ratio downwards in the event that the Company issues certain additional securities at a price per share less than the conversion price then in effect.

The Series D Preferred is subject to redemption at the option of the holders as follows: 50% on or after August 14, 2009 and 50% on or after August 14, 2010. The shares will be redeemed for cash at a price of $333.00 per share, plus accumulated but unpaid dividends.

The Series D Preferred is subject to redemption at the option of the Company, at any time after August 2006 at a price of $416.25 per share plus any accumulated and unpaid dividends if, among other things, the average trading price of the Company's common stock exceeds $7.60 per share for 45 consecutive days. If the Company makes such an election, the holders of the Series D Preferred may elect to convert their Series D Preferred shares into shares of common stock rather than have them redeemed.

On May 16, 2006, the Holders of the Series D-1 Preferred converted 30,000 shares into 3,000,000 shares of common stock. At the time of the conversion the Company also paid $2.4 million in dividends on the converted shares. As of June 30, 2006, the Series D Preferred is convertible into 33,336,400 shares of common stock. In December 2006, the holders of the Series D-1 Preferred converted their remaining 270,300 shares into 27,030,000 shares of common stock. In December 2006, the Company announced that it would redeem any shares of its Series D-2 Preferred that were not converted by their holders into common shares by January 30, 2007. In January 2007 the remaining 63,064 shares of Series D-2 Preferred were converted by their holder into 6,306,400 shares of common stock. The terms of the Series D-1 and D-2 Preferred required settlement of all accrued and unpaid dividends upon conversion of these shares into common stock and dividend accrual would cease upon such conversion. Accordingly, the Company paid $27.4 million in cash in December 2006 to the holders of the Series D-1 Preferred, and paid $6.6 million in cash in January 2007 to the holders of the Series D-2 Preferred for dividends accumulated subsequent to the conversion of the respective tranches of securities.

As a result of the conversion of the Series D-1 Preferred and the related dividend payment in the three months ended December 31, 2006, the stated value of the Series D-1 Preferred was reduced from $129.2 million to $25.2 million, common stock outstanding was increased by $2.7 million and additional paid-in-capital was increased by $77.3 million.

In May 2006, the Company received a demand letter from the Series D-1 Preferred holders, in accordance with the terms of their investor rights agreement with the Company, requesting registration of all of the shares of common stock issued or issuable upon the conversion of Series D-1 Preferred and the exercise of their warrants in connection with an underwritten public offering per the terms defined in the investor rights agreement. The Company is required to register the underlying shares at its expense. As of December 31, 2006, the total number of outstanding shares of common stock that would be included by this registration demand letter is 31,499,336.

In the accompanying consolidated statements of operations, the accretion of preferred stock discount and dividend consist of the following (in thousands):

	Years ended June 30,			Six months ended December 31,
	2004	2005	2006	2005	2006

				(unaudited)
Accrual of dividend on Series B preferred	$(296)	$—	$—	$—	$—
Accretion of discount on Series B preferred	(643)	—	—	—	—
Gain on retirement of Series B preferred, net of warrant modification charge	6,452	—	—	—	—
Accrual of dividend on Series D preferred	(8,690)	(10,692)	(11,518)	(5,672)	(5,387)
Accretion of discount on Series D preferred	(3,181)	(3,758)	(3,865)	(1,949)	(1,757)

	$(6,358)	$(14,450)	$(15,383)	$(7,621)	$(7,144)

(8)   Stock-based compensation

The Company issues stock options to its employees and outside directors and provides employees the right to purchase stock pursuant to stockholder approved stock option and employee stock purchase programs. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant; those options generally vest over four years and have 7 and 10-year contractual terms. Restricted stock units vest over four years (if performance conditions are met) and have 7-year contractual terms. There are no vesting requirements for the employee stock purchase plan.

The Company recognizes compensation costs on a straight-line basis over the requisite service period for time vested awards. For awards that vest based on performance conditions, the Company uses the accelerated model for graded vesting awards. Effective July 1, 2005, the Company adopted the provisions of SFAS No. 123(R), using the Statement's modified prospective application method. Prior to July 1, 2005, the Company followed Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Under the provisions of SFAS No. 123(R), the Company recognizes the fair value of stock-based compensation in net income, over the requisite service period of the individual grantees, which generally equals the vesting period. All of the Company's stock-based compensation is accounted for as equity instruments and there have been no liability awards granted. The Company's policy is to issue new shares upon exercise of stock options. The Company adopted the simplified method related to accounting for the tax effects of share-based payment awards to employees in FASB Staff Position 123(R)-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards."

The Company has elected the modified prospective transition method for adopting SFAS 123(R), and consequently prior periods have not been modified. Under this method, the provisions of SFAS 123(R) apply to all awards granted or modified after the date of adoption. The unrecognized expense of awards not yet vested at the date of adoption shall be recognized in net income in the periods after the date of adoption using the same valuation method (i.e., Black-Scholes) and assumptions determined under the original provisions of SFAS 123, "Accounting for Stock-Based Compensation" (SFAS 123) as disclosed in previous filings. Under the provisions of SFAS 123(R), the Company recorded $8.4 million, $4.2 million and $4.8 million of stock-based compensation for the year ended June 30, 2006 and six months ended December 31, 2005 and 2006, respectively, included in the following categories (in thousands):

		Six months ended December 31,
	Year ended June 30, 2006
		2005	2006

		(unaudited)
Recorded as expense:
Cost of service and other	$1,442	$676	$663
Selling and marketing	2,534	1,184	1,647
Research and development	1,239	536	590
General and administrative	3,015	1,789	1,838

	8,230	4,185	4,738
Capitalized computer software development costs:.	148	57	57

Total stock-based compensation	$8,378	$4,242	$4,795

The Company utilized the Black-Scholes valuation model for estimating the fair value of the stock compensation granted after the adoption of SFAS 123(R). The weighted-average fair values of the options granted under the stock option plans and shares subject to purchase under the employee stock purchase plan were $4.20 and $4.73, respectively, for the year ended June 30, 2006 using the following assumptions:

	Year ended June 30, 2006
	Stock option plans	Stock purchase plan

Average risk-free interest rate	4.56%	4.02%
Expected dividend yield	None	None
Expected life	6.0 Years	0.5 Years
Expected volatility	85%	42%

The weighted-average fair values of the options granted under the stock option plans were $3.92 and of the shares subject to purchase under the employee stock purchase plan were $3.53 for the six months ended December 31, 2005, using the following assumptions:

	Six months ended December 31, 2005
	Stock option plans	Purchase plan

Average risk-free interest rate	4.20%	3.79%
Expected dividend yield	None	None
Expected life	6.0 Years	0.5 Years
Expected volatility	85%	42%

The weighted-average fair values of the options granted under the stock option plans were $7.02 and of the shares subject to purchase under the employee stock purchase plan were $2.62 for the six months ended December 31, 2006, using the following assumptions and applying the Black-Scholes valuation method:

	Six months ended December 31, 2006
	Stock option plans	Purchase plan

Average risk-free interest rate	4.71%	5.10%
Expected dividend yield	None	None
Expected life	5.0 Years	0.5 Years
Expected volatility	80%	53%

The dividend yield of zero is based on the fact that the Company has never paid cash dividends on common stock and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the Company's common stock over the period commensurate with or longer than the expected life of the options. The risk-free interest rate is the U.S. Treasury Strips rate over a period commensurate with the expected life of the options on the date of grant. The expected life was calculated using the method outlined in SEC Staff Accounting Bulletin Topic 14.D.2, "Expected Term," as the Company's historical experience did not provide a reasonable basis for the expected term of the option. In Fiscal 2007, the Company calculated the estimated life based upon historical exercise behavior.

A summary of option activity under all stock option plans in the years ended June 30, 2004, 2005 and 2006, and the six months ended December 31, 2006 follows:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value ($000)

Outstanding, June 30, 2003	8,414,382	$11.35
Options granted	6,278,204	3.04
Options exercised	(1,321,997)	3.12
Options forfeited	(101,435)	4.74
Options expired	(904,061)	16.55

Outstanding, June 30, 2004	12,365,093	7.52
Options granted	4,076,825	6.18
Options exercised	(1,271,047)	2.84
Options forfeited	(2,681,580)	3.54
Options expired	(1,451,575)	14.78

Outstanding at June 30, 2005	11,037,716	8.56
Options granted	3,147,500	5.74
Options exercised	(2,602,564)	4.22
Options forfeited.	(1,177,311)	4.99
Options expired.	(944,892)	15.11

Outstanding at June 30, 2006	9,460,449	7.37
Options granted	1,028,700	10.47
Options exercised	(337,732)	3.89
Options forfeited.	(453,228)	13.44

Outstanding at December 31, 2006 (unaudited)	9,698,189	$7.53	6.9	$35,565

Exercisable at June 30, 2006	5,402,058	$8.76	5.7	$22,648

Exercisable at December 31, 2006 (unaudited)	5,726,907	$8.08	5.8	$17,566

The following tables summarize information about stock options outstanding and exercisable under the 1995 Plan, the 1995 Directors' Plan, the 1996 Plan, the Petrolsoft Plan, the 2001 Plan and the 2005 Plan at June 30, 2006:

Range of exercise prices	Options outstanding at June 30, 2006	Weighted average remaining contractual life	Weighted average exercise price	Options exercisable at June 30, 2006	Weighted average exercise Price

$2.21-$4.33	1,932,900	6.4	$2.81	1,430,466	$2.82
4.33-8.67	5,658,956	8.3	5.93	2,251,252	6.33
8.67-13.00	245,845	7.5	10.80	97,592	10.29
13.00-17.34	1,279,868	3.0	14.05	1,279,868	14.05
17.34-21.67	15,438	3.9	20.63	15,438	20.63
21.67-26.01	88,500	3.2	23.69	88,500	23.69
26.01-30.34	150,540	1.5	28.94	150,540	28.94
30.34-34.68	27,386	2.6	31.28	27,386	31.28
34.68-39.01	24,000	4.0	38.50	24,000	38.50
39.01-43.34	37,016	3.5	40.04	37,016	40.04

June 30, 2006	9,460,449	7.0	$7.37	5,402,058	$8.76

Exercisable, June 30, 2005				7,094,332	$10.37

Exercisable, June 30, 2004				7,464,123	$10.48

As of June 30, 2006, the total compensation cost related to unvested awards not yet recognized was $16.7 million. The weighted average period over which this will be recognized is approximately three years. The total intrinsic value of options exercised during the year ended June 30, 2006 was $14.9 million. The Company received $11.0 million from option exercises during the year ended June 30, 2006; a $0.1 million tax benefit was realized for tax deductions from option exercises during the year ended June 30, 2006.

As of December 31, 2006 the total compensation cost related to unvested stock option awards not yet recognized was $19.1 million. The weighted average period over which this will be recognized is approximately 3 years. The Company received $1.3 million from options exercised during the six months ended December 31, 2006; their intrinsic value was $2.4 million.

In December 2006 the Company modified awards for an aggregate of 312,402 options for two executive officers of the company to equal the fair market value on the grant date of the Company's common stock of such awards to avoid certain adverse tax impacts on the individuals. There was no incremental compensation cost resulting from the modification.

In November 2006, the Company issued a total of 723,400 restricted stock units under the 2005 Stock Incentive Plan to certain officers and management. The restricted stock units are performance awards that will vest 25% if the Company achieves certain financial goals for fiscal 2007. The Company's management believes that it is probable that such financial criteria will be met and is recognizing compensation cost over the requisite service period. The Company uses the accelerated model to recognize stock-based compensation expense for these restricted stock units as the awards have performance conditions. Once the initial vesting milestone is achieved, the remaining restricted stock units will vest on a straight line basis over the following three years.

The following table summarizes information about restricted stock units for the six months ended December 31, 2006 (unaudited):

	Number of shares	Weighted average exercise price	Aggregate intrinsic value

	($000)
Outstanding, June 30, 2006	—	—
Units granted	723,400	$10.42
Units vesting	—	—
Units forfeited	(1,400)	10.42
Outstanding, December 31, 2006	722,000	$10.42	$7,523

Vested at December 31, 2006	—	—	—

As of December 31, 2006 the total compensation cost related to unvested restricted stock unit awards not yet recognized was $6.9 million. The weighted average period over which this will be recognized is approximately two years.

Prior to July 1, 2005, the Company's employee stock compensation plans were accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. The Company elected the disclosure-only alternative permitted under SFAS No. 123 for fixed stock-based awards to employees.

Under APB 25, compensation expense was measured as of the date the number of shares and exercise price become fixed. Generally, this occurred on the grant date, in which case the stock option was accounted for as a fixed award as of the date of grant. Compensation expense associated with fixed awards was measured as the difference between the fair market value of our stock on the date of grant and the grant recipient's exercise price, which was the intrinsic value of the award on that date. Stock compensation expense was recognized over the vesting period using the ratable method, whereby an equal amount of expense was recognized for each year of vesting. The Company recognized stock-based compensation charges of $6.7 million and $0.4 million in the years ended June 30, 2004 and 2005 associated with the amortization to compensation expense related to stock option awards that had an intrinsic value on the date of grant.

SFAS 123(R) requires the presentation of pro forma information for the comparative period prior to the adoption as if all of the Company's employee stock options had been accounted for under the fair value method of the original SFAS 123. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation to the prior-year periods (in thousands, except per share data).

	2004	2005

Income (loss) attributable to common shareholders (in thousands)
—As reported	$(32,542)	$(88,020)
Less: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(21,949)	(9,344)
Add: Stock-based compensation expense included in reported net income (loss).	6,703	1,524

Pro forma	$(47,788)	$(95,840)
Income (loss) attributable to common shareholders per share
—Basic and diluted—
As reported	$(0.80)	$(2.08)
Pro forma	(1.18)	(2.26)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

	2004	2005

Risk free interest rates	3.27–3.50%	3.49–4.17%
Expected dividend yield	None	None
Expected life	5-7 Years	5 Years
Expected volatility	99%	100%

The weighted average fair value per option granted was $2.51 and $4.74 for the years ended June 30, 2004 and 2005, respectively.

The fair value of the shares issued under the employee stock purchase plan is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

	2004	2005

Risk free interest rates	3.49–3.50%	3.49–4.17%
Expected dividend yield	None	None
Expected life	6 months	6 months
Expected volatility	42%	42%

The weighted average fair value of shares issued under the employee stock purchase plan was $4.46 and $1.96 for the years ended June 30, 2004 and 2005, respectively

In May 2005, the shareholders approved the establishment of the 2005 Stock Incentive Plan (the 2005 Plan), which provides for the reservation of up to 4,000,000 shares of common stock for issuance under the 2005 Plan. The 2005 Plan provides for the grant of incentive and nonqualified stock options and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights. Restricted stock and other stock-based awards granted under the 2005 Plan may not exceed, in the aggregate, 2,000,000 shares of common stock. As of June 30, 2006, there were 3,925,000 shares of common stock available for issuance subject to awards under the 2005 Plan.

In December 2000, the shareholders approved the establishment of the 2001 Stock Option Plan (the 2001 Plan), which provides for the issuance of incentive stock options and nonqualified options. Under the 2001 Plan, the Board of Directors may grant stock options to purchase up to an aggregate of 4,000,000 shares of common stock. At July 1, 2002, July 1, 2003 and July 1, 2004, the 2001 Plan was expanded to cover an additional 5% of the outstanding shares on the preceding June 30, rounded down to the nearest number divisible by 10,000. In no event, however, may the number of shares subject to incentive options under the 2001 Option Plan exceed 8,000,000 unless the 2001 Plan is amended and approved by the shareholders. As of June 30, 2006, there were 786,950 shares of common stock available for grant under the 2001 Plan.

In December 1996, the shareholders of the Company approved the establishment of the 1996 Special Stock Option Plan (the 1996 Plan). This plan provides for the issuance of incentive stock options and nonqualified options to purchase up to 500,000 shares of common stock. Stock options become exercisable over varying periods and expire no later than 10 years from the date of grant. As of June 30, 2006, there were 119,252 shares available for grant under the 1996 Plan.

In October 1997, the Company's Board of Directors approved the 1998 Employee Stock Purchase Plan, under which the Board of Directors may grant stock purchase rights for a maximum of 1,000,000 shares through September 30, 2007. In December 2000 and 2003, the shareholders voted to increase the number of shares eligible under the 1998 Employee Stock Purchase Plan by 2,000,000 and 3,000,000 shares, respectively.

Participants are granted options to purchase shares of common stock on the last business day of each semi-annual payment period for 85% of the market price of the common stock on the first or last business day of such payment period, whichever is less. The purchase price for such shares is paid through payroll deductions, and the current maximum allowable payroll deduction is 10% of each eligible employee's compensation. Under the plan, the Company issued 976,960 shares in 2003, 315,751 shares in 2005, and 188,119 shares in 2006. As of June 30, 2006, there were 2,645,939 shares available for future issuance under the 1998 Employee Stock Purchase Plan as amended. In addition, on July 1, 2006, the Company issued 61,395 shares under the 1998 Employee Stock Purchase Plan.

(9)   Common stock

(a) Warrants

In connection with the August 1997 acquisition of NeuralWare, Inc., the Company converted warrants to purchase NeuralWare common stock into warrants to purchase 10,980 shares of the Company's common stock. Warrants to purchase 1,260 shares expired unexercised through June 30, 2005 and the remaining warrants expired unexercised in April 2006.

In connection with the February and March 2002 sales of Series B Preferred, the Company issued warrants with five-year lives to purchase 791,044 shares of common stock at an exercise price ranging from $20.64 to $23.99 per share, as noted previously in Note 7. In August 2003, in conjunction with the Series D Preferred financing, these warrants were exchanged for new warrants to purchase 791,044 shares of common stock at an exercise price of $4.08 per share. As of June 30, 2006, none of these warrants had been exercised. Such warrants will expire in fiscal 2007.

In connection with the May 2002 sale of common stock to private investors, the Company issued warrants to purchase up to 3,208,333 shares of common stock at a price of $13.20 per share. In August 2003, the warrants were canceled, and new warrants were issued to purchase 1,152,665 shares at an exercise price of $9.76 per share, due to the impact of the Series D Preferred financing on the warrants' anti-dilution provisions. In January 2004, warrants to purchase 129,191 shares of common stock were exercised in a cashless exercise, resulting in the issuance of 17,922 shares of common stock. As of June 30, 2006, warrants to purchase 1,023,474 shares of common stock at an exercise price of $9.76 were exercisable.

In connection with the August 2003 Series D Preferred financing, the Company issued warrants with seven-year lives to purchase 7,267,286 shares of common stock at an exercise price of $3.33 per share. As of June 30, 2006, none of these warrants had been exercised. In July 2006, 6,006,006 warrants were exercised in a cashless exercise, resulting in the issuance of 4,369,336 shares of the Company's common stock. From January to March 13, 2007, 791,044 warrants were exercised in cashless exercises, resulting in the issuance of 496,840 shares of the Company's common stock.

A summary of the Company's outstanding common stock warrants at June 30, 2006 is as follows:

Warrant:	Outstanding	Exercise price	Expiration date

Series B warrants	791,044	$4.08	Feb–Mar 2007
Private placement warrants	1,023,474	$9.76	May 2007
Series D warrants(1)	7,267,286	$3.33	Aug 2010

Total outstanding at June 30, 2006	9,081,804

(1)
After the exercise of 6,006,006 Series D warrants in July 2006, 1,261,280 Series D warrants and 3,075,798 total warrants were outstanding.

(b) Stockholder rights plan

During fiscal 1998, the Board of Directors of the Company adopted a Stockholder Rights Agreement (the Rights Plan) and distributed one Right for each outstanding share of Common Stock. The Rights were issued to holders of record of Common Stock outstanding on March 12, 1998. Each share of Common Stock issued after March 12, 1998 will also include one Right, subject to certain limitations. Each Right when it becomes exercisable will initially entitle the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of Series A Preferred Stock at a price of $175.00 (the Purchase Price).

The Rights will become exercisable and separately transferable when the Company learns that any person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock or on such other date as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding Common Stock that could result in the offeror becoming the beneficial owner of 20% or more of the outstanding Common Stock. In such circumstances, holders of the Rights will be entitled to purchase, for the Purchase Price, a number of hundredths of a share of Series A Preferred Stock equivalent to the number of shares of Common Stock (or, in certain circumstances, other equity securities) having a market value of twice the Purchase Price. Beneficial holders of 20% or more of the outstanding Common Stock, however, would not be entitled to exercise their Rights in such circumstances. As a result, their voting and equity interests in the Company would be substantially diluted if the Rights were to be exercised.

The Rights expire in March 2008, but may be redeemed earlier by the Company at a price of $.01 per Right, in accordance with the provisions of the Rights Plan.

The Company amended the Rights Plan in June 2003 so that the terms of the Rights Plan would not be applicable to the securities issued as part of the Series D preferred financing or to any securities issued in the future pursuant to the preemptive rights granted as part of this financing.

(10) Income taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is measured based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates.

Income (loss) before provision for income taxes consists of the following (in thousands):

	Years ended June 30,
	2004	2005	2006

Domestic	$(9,999)	$(66,270)	$15,505
Foreign	4,405	(5,269)	4,031

Total	$(5,594)	$(71,539)	$19,536

The provisions for income taxes shown in the accompanying consolidated statements of operations are composed of the following (in thousands):

	Years ended June 30,
	2004	2005	2006

Federal—
Current	$—	$—	$—
Deferred	20,333	45	—
State—
Current	739	778	990
Deferred	1,823	—	—
Foreign—
Current	14,205	4,028	8,718
Deferred	(16,861)	(2,820)	(2,995)

	$20,239	$2,031	$6,713

The provision for income taxes differs from that based on the federal statutory rate due to the following (in thousands):

	Years ended June 30,
	2004	2005	2006

Federal tax at statutory rate	$(1,958)	$(25,038)	$6,837
State income tax, net of federal tax benefit	1,688	541	566
Utilization of net operating loss carryforward	—	—	(5,711)
Tax effect resulting from foreign activities	(9,566)	1,423	2,365
Tax credits generated	(1,193)	(1,397)	(1,000)
Permanent differences, net	1,337	425	3,408
Expiration of tax attributes	—	12,410	(48)
Provision for tax contingencies	4,319	—	2,317
Valuation allowance	25,612	13,667	(2,021)

Provision for income taxes	$20,239	$2,031	$6,713

The approximate tax effect of each type of temporary difference and carry forward is as follows (in thousands):

	June 30,
	2005	2006

Deferred tax assets:
Revenue related	$456	$3,253
Federal and state tax credits	14,023	12,531
Federal and state loss carryforwards	42,288	47,014
Foreign loss carryforwards	7,150	5,087
Restructuring accruals	21,004	18,301
Other reserves and accruals	13,552	10,281
Intangible assets	5,838	4,276
Property, plant and equipment	2,089	2,467
Other temporary differences	257	2,477

	106,657	105,687
Valuation allowance	(104,611)	(102,590)

	2,046	3,097
Deferred tax liabilities:
Revenue related	1,721	—
Intangible assets	(3,416)	—

	(1,695)	—

Net deferred tax assets (liabilities)	$351	$3,097

Upon customer payment of certain foreign receivables, withholding taxes are withheld by customers and remitted to local tax authorities. Under current U.S. tax law, these withholding taxes may be creditable against U.S. taxes payable subject to certain limitations. The Company has recorded a full valuation allowances against these credits, and will recognize the benefit of these credits only when it is more likely than not that these deferred tax assets will be realized.

The withholding taxes are included in the foreign tax provision as they are withheld and remitted. Utilization of the taxes as foreign tax credits is recorded as a reduction of the domestic tax expense in the period it is more likely than not that these deferred tax assets will be realized.

As of June 30, 2006, the Company had net operating loss (NOL) carryforwards for U.S. federal and state income tax purposes of approximately $148.6 million and $51.7 million, respectively, and foreign net operating loss carryforwards of approximately $17.1 million. The Company had federal tax credits and state tax credits of approximately $14.5 million and $3.6 million, respectively. The tax credits and NOL carryforwards expire at various dates from 2007 through 2025. The Company has determined that it underwent an ownership change (as defined under section 382 of the Internal Revenue Code of 1986, as amended) during the year ended June 30, 2004. As such, the recognition of the Company's federal NOLs and tax credits may be limited. Moreover, an ownership change might have also occurred under the laws of certain states and foreign countries in which the Company has generated NOLs and tax credits. Accordingly, it is possible that these NOL and tax credits could also be limited under rules similar to those of section 382. Due to the uncertainty surrounding the realization and timing of these tax attributes, the Company has recorded a valuation allowance of approximately $104.6 million and $102.6 million as of June 30, 2005 and 2006, respectively.

(11) Operating leases

The Company leases its facilities and various office equipment under noncancelable operating leases with terms in excess of one year. Rent expense charged to operations was approximately $11.7 million, $9.3 million and $7.5 million for the years ended June 30, 2004, 2005 and 2006, respectively. Future minimum lease payments under these leases as of June 30, 2006, net of sub-lease income of $1.8 million, $1.8 million, $0.7 million, $0.6 million, and $0.4 million for the years ended June 30, 2007, 2008, 2009, 2010, and 2011, respectively, are as follows (in thousands):

Years ended June 30,	Amount

2007	$9,680
2008	7,437
2009	7,570
2010	7,406
2011	6,460
Thereafter	14,834

$53,387

As of June 30, 2006, the Company has issued approximately $8.3 million of standby letters of credit in connection with certain facility leases that expire through 2016.

(12) Sale of installments receivable

(a) Traditional activities

Installments receivable represent the present value of future payments for noncancelable term and perpetual license agreements that provide for payment in installments over a one- to five-year period. A portion of each installment agreement is recognized as interest income in the accompanying consolidated statements of operations. The interest rates utilized for the years ended June 30, 2004, 2005, and 2006 and the six months ended December 31, 2005 and 2006 ranged from 7.0% to 8.0%.

The Company has arrangements to sell certain of its installments receivable to three financial institutions. The Company has sold, and treated as sales certain of its installment contracts for aggregate proceeds of $54.9 million, $97.6 million, $77.1 million, $35.2 million, and $46.7 million during the years ended June 30, 2004, 2005 and 2006, and the six months ended December 31, 2005 and 2006, respectively. Generally, no material gain or loss is recognized on the sale of the receivables due to the consistency of the discount rates used by the Company and the financial institutions.

The financial institutions have certain recourse to the Company upon nonpayment by the customer under the installments receivable. The amount of recourse is determined pursuant to the provisions of the Company's contracts with the financial institutions. Collections of these receivables reduce the Company's recourse obligations, as defined in the contracts. The Company's potential recourse obligation related to these contracts is within the range of $0.1 million to $1.5 million as of June 30, 2006 and within the range of $0.1 million to $0.9 million as of December 31, 2006. In addition, the Company is obligated to pay additional costs to the financial institutions in the event of default by the customer.

(b) Securitization of installments receivable

  June 2005 transaction

On June 15, 2005, the Company securitized certain outstanding installment software license receivables (which receivables were not sold in the traditional sales described above) with a net carrying value of $71.2 million. Such securitization was structured in a manner so that the securitization qualified as a sale. The Company received $43.8 million of cash and retained an interest in the sold receivables valued at $16.6 million. It also retained certain limited recourse obligations relative to the receivables valued at approximately $1.0 million. Overall, the transaction (including $2.1 million in aggregate fees and expenses, including fees of the lenders' agent and fees of the Company's outside legal counsel and financial advisors) resulted in a loss of $14.6 million in the quarter ended June 30, 2005 and was recorded as a loss on sales and disposals of assets in the accompanying consolidated statement of operations.

The amount of the loss was based on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer.

As noted above, the retained interest in the sold receivables was recorded at its fair market value of $16.6 million at the time of the transaction and was (and currently is) classified as a long-term asset on the Company's consolidated balance sheet. The Company estimates fair value based on the present value of future expected cash flows based on using management's best estimates of key assumptions, principally credit losses, and discount rates commensurate with the risks involved.

The Company retained the servicing rights relative to the receivables and receives annual servicing fees of $0.1 million per year. The benefits of servicing are just adequate to compensate the servicer for its responsibilities, and thus no servicing asset or liability has been recorded.

In connection with the above transaction, the Company incurred an obligation to guaranty that the proceeds from all foreign denominated installments receivable included in the securitized pool will be equal to the U.S. dollar value on the initial contract date. The fair value of this obligation, as of the transaction date and as of June 30, 2005 and 2006 and December 31, 2006 was not material and has thus been accorded no value.

  Ongoing retained interests

The Company values its retained interest in sold receivables in accordance with the guidance of EITF No. 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitized Financial Assets." Accordingly, its retained interest is being accreted through interest income over the anticipated life of the retained interest. The accretion methodology is assessed quarterly and any diminution in value is recoded directly to the statement of operations.

Key economic assumptions used in subsequently measuring potential impairment in the carrying value of the Company's retained interests in the software license receivables at June 30, 2005 and 2006 and the effect on the fair value of those interests from adverse changes in those assumptions are as follows (in thousands, except for annualized rates):

	June 30,
	2005	2006

Balance sheet carrying value of retained interest in sold receivables	$16,667	$19,010

Expected credit losses (annual rate):	0.82%	0.82%

Impact on fair value of 10% adverse change	$(48)	$(34)
Impact on fair value of 20% adverse change	$(96)	$(68)

Residual cash flow discount rate (annual rate):	16.0%	16.0%

Impact on fair value of 10% adverse change	$(923)	$(774)
Impact on fair value of 20% adverse change	$(1,790)	$(1,512)

These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption is calculated without changing any other assumption; in reality, changes in one assumption may result in changes in another, which may magnify or counteract the sensitivities. Further, this analysis does not assume any impact resulting from management's intervention to mitigate these variations.

  September 2006 transaction

On September 29, 2006, the Company entered into a $75.0 million three year revolving securitization facility and securitized certain outstanding installment receivables with a net carrying value of $32.1 million which were not sold in the traditional sales described above. The structure of the transaction was such that the securitization qualified as a sale. The

Company received $19.4 million of cash and retained an interest in the sold receivables initially valued at $8.3 million. It also retained certain limited recourse obligations relative to the receivables valued at approximately $0.5 million. Overall, the transaction resulted in a $5.7 million loss on sales and disposals of assets in the quarter ended September 30, 2006 and was recorded as a loss on sales and disposals of assets in the statement of operations.

The amount of the loss was based on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer, as well as the immediate recognition of transaction costs.

The retained interest in the sold receivables was recorded at its fair value of $8.3 million at the time of the transaction and is classified as a long-term asset on the Company's consolidated balance sheet. The Company estimates fair value of the sold and retained interest based on the present value of future expected cash flows, including estimates of principally credit losses and discount rates commensurate with the risks involved.

The Company retained the servicing rights relative to the securitized receivables and receives annual servicing fees, which are based on a percentage of outstanding receivables and which total approximately $0.3 million per year. The benefits of the servicing rights approximate the costs estimated to be incurred by the Company, and thus no servicing asset or liability has been recorded.

In connection with the above transaction, the Company incurred an obligation to guarantee that the cash collections from installments receivable denominated in currencies other than the U.S. dollar included in the securitized pool will not be less than the U.S. dollar value on the initial contract date. The Company has entered into forward foreign exchange contracts intended to mitigate the financial exposure due to changes in currency exchange rates which are further described below. The fair value of this obligation, as of the transaction date and as of December 31, 2006 was not material and has thus been accorded no value.

  Ongoing retained interests

Key economic assumptions used in subsequently measuring the carrying value of the Company's retained interests in the license receivables sold during the quarter September 30, 2006 and the effect on the fair value of those interests from adverse changes in those assumptions are as follows (dollars in thousands):

Balance sheet carrying value of retained interest in sold receivables	$8,291
Expected credit losses (annual rate):	0.82%

Impact on fair value of 10% adverse change	$(23)
Impact on fair value of 20% adverse change	$(45)

Residual cash flow discount rate (annual rate):	13.0%

Impact on fair value of 10% adverse change	$(397)
Impact on fair value of 20% adverse change	$(773)

These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption is calculated without changing any other assumption; in reality, changes in one assumption may result in changes in another, which may magnify or counteract the sensitivities.

The Company is recognizing the accretion of its retained interests in the June 2005 and September 2006 securitizations to the estimated cash flow that will be received in interest income. Total interest income from accretion was $1.9 million and $1.4 million for the six months ended December 31, 2006 and 2005, respectively. The Company recognizes an impairment of the carrying value of its retained interest if a decline in the fair value of the retained interest is determined to be other-than-temporary. No such impairments have been recognized through December 31, 2006.

(13) Commitments and contingencies

(a) FTC settlement

On December 21, 2004, the FTC approved the Company's proposed consent decree, which constituted a complete and final settlement of the FTC's complaint against the Company relating to its acquisition of Hyprotech in May 2002. The FTC's approval also constituted approval of the transactions contemplated by the purchase and sale agreement that the Company and its subsidiaries Hyprotech Company, AspenTech Canada Ltd., AspenTech Ltd. and Hyprotech UK Ltd. entered into on October 6, 2004 with Honeywell International, Inc. and its subsidiaries Honeywell Control Systems Limited and Honeywell Limited-Honeywell Limitee. The Company previously completed the sale of its AXSYS product line to Bentley Systems Incorporated on July 21, 2004, as set forth in the FTC consent decree. The Company recorded a $0.3 million gain related to this sale.

On December 23, 2004, the Company and its subsidiaries completed the transactions with Honeywell contemplated by the October 6, 2004 purchase agreement, which relates to the sale of the Company's operator training business and ownership of rights to the intellectual property to the Hyprotech engineering products to Honeywell International. Under the terms of the transactions:

•
the Company retains a perpetual, worldwide, royalty-free license to the entire Hyprotech engineering software product line and has the right to continue to develop and sell the Hyprotech engineering products, other than AXSYS which was sold to Bentley Systems;

•
the Company retains its customer licenses for HYSYS and related products;

•
the Company retains all rights in its Aspen RefSYS and Aspen Oil & Gas solutions;

•
the Company agreed to a cash payment of approximately $6.0 million from Honeywell in consideration of the transfer of the Company's operator training services business, the Company's covenant not-to-compete in the operator training business for three years, and the transfer of ownership of the intellectual property of the Company's Hyprotech engineering products, $1.2 million of which is subject to holdback and may be released upon the resolution of any adjustments for uncollected billed accounts receivable and unbilled accounts receivable;

•
the Company transferred and Honeywell assumed, as of the closing date, approximately $4 million in accounts receivable relating to the operator training business; and

•
the Company entered into a two-year support agreement with Honeywell under which the Company agrees to provide Honeywell with source code to new releases of the Hyprotech products provided to customers under standard software maintenance services agreements.

The Honeywell transaction resulted in a deferred gain of $0.2 million, which is subject to a potential increase of $1.2 million upon resolution of the holdback payment and will be amortized over the two-year life of the support agreement.

(b) KBC settlement

On October 1, 2004, the Company, together with its subsidiaries AspenTech, Inc. and Hyprotech Company, entered into a Settlement Agreement with KBC Advanced Technologies Plc, KBC Advanced Technologies Inc. and AEA Technology Plc. Pursuant to the settlement agreement, the parties agreed to settle (1) the arbitration proceedings in England relating to a contract dispute involving the parties and (2) the legal proceedings filed by KBC in state district court in Houston, Texas against the Company and Hyprotech Company.

As part of the settlement, KBC recognized the Company's right to develop, market and license Aspen RefSYS, and the Company recognized KBC's right to develop, market and license HYSYS.Refinery, their respective refinery-wide simulation products. The Company licensed commercial, object code, copies of Aspen HYSYS, Aspen PIMS, and Aspen Orion to KBC for use as part of KBC's consulting services business, without the right to sublicense. In addition, the Company paid KBC $3.75 million in lieu of costs incurred in the dispute. This charge was recorded in fiscal 2005 in general and administrative expenses.

(c) Litigation

  U.S. Attorney's Office investigation and Wells Notice

In October 2004, the audit committee of the Company's board of directors commenced a detailed investigation of the accounting for certain software license and service agreement transactions entered into with certain alliance partners and other customers during fiscal years 2000 through 2002 (and later, fiscal 2000 to 2004), which investigation concluded in March 2005. On October 29, 2004, the Company announced that it had received a subpoena from the U.S. Attorney's Office for the Southern District of New York requesting documents relating to transactions to which the Company was a party during the 2000 to 2002 time frame, associated documents dating from January 1, 1999, and additional materials.

On June 9, 2006, the Company announced that it had received a "Wells Notice" letter from the SEC of possible civil enforcement action regarding the Company's originally filed financial statements for fiscal years 2000 through 2004, which the Company restated in March 2005 following the conclusion of the audit committee's review. In addition, on July 7, 2006, the Company announced that three of its former executive officers had each received a Wells Notice letter regarding the same matter.

In January 2007, the Securities and Exchange Commission ("SEC") filed a civil enforcement action in Massachusetts federal district court alleging securities fraud and other violations against three former officers of the Company, David McQuillin, Lisa Zappala and Lawrence

Evans, arising out of six transactions in 1999 through 2002 that were reflected in the Company's original financial statements, the accounting for which was restated in March 2005 following the investigation noted above. Those former officers and the Company had previously received Wells Notices of possible enforcement proceedings by the SEC. On the same day the SEC complaint was filed, the United States Attorney for the Southern District of New York filed a criminal complaint against David McQuillin alleging criminal securities fraud violations arising out of two of those transactions. The Company through its audit committee fully investigated the matter in 2004 and 2005, provided information to the United States Attorney and the SEC, and thereafter fully cooperated with them. The SEC enforcement action and the U.S. Attorney's criminal action are not against the Company or any of its current officers or directors. The Company is unable to state whether any enforcement or other action will be commenced against the Company, and cannot give any assurance in that regard. The Company continues to cooperate with the SEC and the United States Attorney.

The investigation by the U.S. Attorney's Office is ongoing in coordination with the SEC, to which the audit committee had initially reported the initiation of the audit committee's investigation. The Company is currently unable to determine whether resolution of these matters will have a material adverse impact on its financial position or results of operations, or reasonably estimate the amount of the loss, if any, that may result from resolution of these matters. However, the ultimate outcome could have a material adverse effect on the Company's financial position or results of operations.

  Class action and opt out suits

In November 2004, two putative class action lawsuits were filed against the Company in the United States District Court for the District of Massachusetts, captioned, respectively, Fener v. Aspen Technology, Inc., et. al., Civil Action No. 04-12375 (D. Mass.) (filed Nov. 9, 2004) and Stockmaster v. Aspen Technology, Inc., et. al., Civil Action No. 04-12387 (D. Mass.) (filed Nov. 10, 2004), ("the Class Actions"). The Class Actions allege, among other things, that the Company violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in connection with various statements about its financial condition for fiscal years 2000 through 2004. On February 2, 2005, the Court consolidated the cases under the caption Aspen Technology, Inc. Securities Litigation, Civil Action No. 04-12375 (D. Mass.), and appointed The Operating Engineers and Construction Industry and Miscellaneous Pension Fund (Local 66) and City of Roseville Employees' Retirement System as lead plaintiff, purporting to represent a putative class of persons who purchased Aspen Technology, Inc. common stock between January 25, 2000 and October 29, 2004. On August 26, 2005, the plaintiffs filed a consolidated amended complaint containing allegations materially similar to the prior complaints and expanding the class action period.

Following mediation, on November 16, 2005, the Company and the plaintiffs on behalf of putative class members, defined to include all persons who purchased our common stock between October 29, 1999 and March 15, 2005, inclusive, (the "Class"), entered into a Stipulation and Agreement of Compromise, Settlement and Release of Securities Action, which (the "Stipulation"). The Stipulation was filed with the Court on the same date and provided, among other things, for settlement and release of all direct and indirect claims of the Class concerning matters covered by the Stipulation. On December 12, 2005, the Court granted preliminary approval of the settlement provided for in the Stipulation. After notice to the Class and after the hearing, on March 6, 2006, the Court granted final approval of the settlement, and the class action lawsuit was dismissed with prejudice. The Company entered into the Stipulation to resolve the matter and without acknowledging any fault, liability or wrongdoing of any kind. There has been no adverse determination by the Court against the Company or any of the other defendants in the case.

Members of the Class who opted out of the settlement (representing 1,457,969 shares of common stock, or less than 1% of the shares putatively purchased during the Class Action period) may bring their own individual actions, ("Opt Out Claims"). To date, state law Opt Out Claims, including claims of fraud, statutory treble damages, deceptive practices, and/or rescissory damages liability, based on the restated results of one or more fiscal periods included in the restated financial statements referenced in the Class Action, have been filed in Massachusetts Superior Court. The Company has responded by motion to dismiss on the grounds that the claims fail properly to state a claim. If not dismissed or settled on terms acceptable to us, the Company plans to defend the Opt Out Claims vigorously.

Pursuant to the terms of the Class Action settlement, the Company paid $1.9 million and its insurance carrier paid $3.7 million into a settlement fund for a total of $5.6 million. The Company's $1.9 million payment was recorded in general and administrative expenses in the quarter ended September 30, 2005. All costs of preparing and distributing notices to members of the Class and administration of the settlement, together with all fees and expenses awarded to plaintiffs' counsel and certain other expenses, will be paid out of the settlement fund, which will be maintained by an escrow agent under the Court's supervision.

On September 6, 2006, the Company also announced that, in connection with the preparation of financial statements for the fiscal year-ended June 30, 2006, a subcommittee of independent directors was appointed to review the Company's accounting treatment for stock option grants for prior years. Following that announcement, the Company and certain of its officers and directors were named defendants in a purported federal securities class action lawsuits filed in Massachusetts federal district court, alleging violations of the Exchange Act and claiming material misstatements concerning its financial condition and results. In response to the Company's motion to dismiss the complaint, the parties stipulated to voluntary dismissal of the plaintiff's claims with prejudice on September 26, 2006 without any payment by the Company.

  Derivative suits

On December 1, 2004, a putative derivative action lawsuit was filed as a related action to the first filed of the Class Actions (described above) in the United States District Court for the District of Massachusetts, captioned Caviness v. Evans, et al., Civil Action No. 04-12524 (D. Mass.), (the "Derivative Action"). The complaint, as subsequently amended, alleged, among other things, that the former and current director and officer defendants caused the Company to issue false and misleading financial statements, and brought derivative claims for the following: breach of fiduciary duty for insider trading; breach of fiduciary duty; abuse of control; gross mismanagement; waste of corporate assets; and unjust enrichment.

On August 18, 2005, the Court granted defendants' motion to dismiss the Derivative Action for failure of the plaintiff to make a pre-suit demand on the Company's board of directors to take the actions referenced in the Derivative Action complaint.

On April 12, 2005, the Company received a letter on behalf of another shareholder, demanding that the board of directors of the Company take actions substantially similar to those referenced in the Derivative Action. On February 28, 2006, the Company received a letter on behalf of Mr. Caviness, demanding that the Company take actions referenced in the Derivative Action complaint. The board of directors responded to both of the foregoing letters that the board has taken the letters under advisement pending further regulatory investigation developments, which the board continues to monitor and with which the Company continues to cooperate. In its responses, the board also requested confirmation of each person's status as a stockholder of Aspen Technology, Inc., and, with respect to the most recent letter, also referred the purported stockholder to the March 6, 2006 final approval of the settlement of direct and indirect claims of the Class in the Class Actions.

On September 27, 2006, a derivative action lawsuit was filed in Massachusetts Superior Court captioned Rapine v. McCardle, et al., Civil Action No. 06-3455. The complaint alleged, among other things, that the former and current director and officer defendants "authorized, modified, or failed to halt back-dating of options in dereliction of their fiduciary duties to the Company as directors and officers." On October 16, 2006, defendants removed the action to Massachusetts federal district court and moved to dismiss the complaint. On October 30, 2006, the purported shareholder plaintiff filed an Amended Complaint, asserting derivative claims for the following: breach of fiduciary duty; unjust enrichment; insider trading; violation of Sections 10(b), 14 and 20(a) of the Securities and Exchange Act of 1934; and corporate waste. On November 10, 2006, defendants moved to dismiss the Amended Complaint, for, among other things, failing to make a demand on the board of directors. The court has not ruled on the motion to dismiss. The Company cannot estimate the ultimate outcome of the case at this preliminary stage.

On February 23, 2007 a complaint was filed in the United States District Court for the District of Massachusetts, captioned Risberg v. McArdle et al., 07-CV-10354. The plaintiff purports to bring a derivative action on behalf of the Company against several former and current directors and officers of the Company, alleging that the defendants authorized, were aware of, or received allegedly "backdated" stock options. The Complaint asserts claims for breach of fiduciary duty; unjust enrichment; violations of Sections 10(b), 14 and 20(a) of the Securities Exchange Act of 1934; corporate waste; and breach of contract. The Company's Board of Directors intends to review the allegations and respond appropriately. The Company cannot estimate the ultimate outcome of this case at this preliminary stage.

  Other

From time to time, the Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. The outcome of these matters is currently not determinable, and there can be no assurance that such matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

The Company currently is defending claims that certain of its software products and implementation services have failed to meet customer expectations. These claims amount to more than $10 million in the aggregate. The Company believes these claims to be without merit, and is defending the claims vigorously. Furthermore, from time to time the Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business.

The Company currently is unable to determine whether resolution of any of the above matters will have a material adverse impact on the Company's financial position or results of operations, or in many cases reasonably estimate the amount of the loss, if any, that may result from resolution of these matters. However, the ultimate outcome could have a material adverse effect on the Company's financial position, results of operations, or cash flows.

(d) Other

The Company has entered into an employment agreement with its president and chief executive officer providing for the payment of cash and other benefits in certain situations of his voluntary or involuntary termination, including following a change in control. Payment under this agreement would consist of a lump sum equal to approximately two times (1) his annual base salary plus (2) the average of his annual bonus for the three preceding fiscal years. The agreement also provides that the payments would be increased in the event that it would subject him to excise tax as a parachute payment under the Internal Revenue Code. The increase would be equal to the additional tax liability imposed on him as a result of the payment.

The Company has entered into agreements with two executive officers, providing for severance payments in the event that the executive is terminated by the Company other than for cause. Payments under these agreements consist of continuation of base salary for a period of 12 months. The Company has also entered into an agreement with its former chairman and founder pursuant to which, in the event of a change in control, all amounts due to him for the remainder of the term of his agreement become immediately due and payable.

In connection with the audit committee's review of the Company's accounting treatment of all stock option grants since the Company's initial public offering in fiscal 1995 through fiscal year 2006, the Company recorded estimated payroll withholding tax charges of $1.9 million and an estimated liability of $1.0 million to assist affected employees who are subject to an excise tax on the value of the options in the year in which they vest, for a total estimated liability of $2.9 million recorded in June 2006. The Company adjusted these liabilities to $2.3 million as of December 31, 2006 as a result of changes in estimates of the total expected costs to be incurred.

The Company maintains strategic alliance relationships with third parties, including resellers, agents and systems integrators (collectively "Agents" or "Agent") that market, sell and/or integrate the Company's products and services. The cessation or termination of certain relationships, by the Company or an Agent, may subject the Company to material liability and/or expense. This material liability and/or expense includes potential payments due upon the termination or cessation of the relationship by the Company or an Agent, costs related to the establishment of a direct sales presence or development of a new Agent in the territory.

No such events of termination or cessation have occurred. The Company is not able to reasonably estimate the amount of any such liability and/or expense if such event were to occur, given the range of factors that could affect the ultimate determination of the liability. Actual payments could be in the range of zero to twenty million dollars. If the Company reacquires the territorial rights for an applicable sales territory and establishes a direct sales presence, future commissions otherwise payable to an Agent for existing customer maintenance contracts and other intangible assets may be assumed from the Agent. If any of the foregoing were to occur, the Company may be subject to litigation and liability such that its operating results, cash flows and financial condition could be materially and adversely affected.

(14) Retirement and profit sharing plans

The Company maintains a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code covering all eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of his or her compensation, subject to limitation under the Internal Revenue Code, which would otherwise be payable to the participant for any plan year. The Company may make discretionary contributions to this plan, including making matching contributions up to a maximum of 6% of an employee's pretax contribution. During the fiscal years ended June 30, 2004, 2005 and 2006, the Company made matching contributions of approximately $0.1 million, $1.0 million and $0.8 million, respectively. These contributions, which vested immediately, were expensed in each respective year.

(15) Joint ventures and other investments

In November 2000, the Company invested $0.6 million in a global chemical business-to-business e-commerce company supporting major chemical companies in Asia. This investment entitles the Company to a minority interest in this company and is accounted for using the cost method and, accordingly, is being valued at cost unless a permanent impairment in its value occurs or the investment is liquidated. As of June 30, 2006, the Company has determined that an other than temporary impairment has not occurred. This investment is included in other assets in the accompanying consolidated balance sheet as of June 30, 2005 and 2006.

In the accompanying consolidated statements of operations for the year ended June 30, 2004, the Company has recognized losses of approximately $0.4 million, as its portion of the losses from a joint venture that was dissolved in 2005 and from its investment in a Cyprus-based company that was surrendered in fiscal 2005.

(16) Segment and geographic information

The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and related Information," which establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is the Chief Executive Officer of the Company.

The Company is organized by line of business. The Company has three major line of business operating segments: license, consulting services and maintenance and training. The Company also evaluates certain subsets of business segments by vertical industries and geographies, as well as by product categories. While the Executive Management Committee evaluates results in a number of different ways, the line of business management structure is the primary basis for which it assesses financial performance and allocates resources.

The license line of business is engaged in the development and licensing of software. The consulting services line of business offers implementation, advanced process control, real-time optimization and other consulting services in order to provide its customers with complete solutions. The maintenance and training line of business provides customers with a wide range of support services that include on-site support, telephone support, software updates and various forms of training on how to use the Company's products.

The accounting policies of the line of business operating segments are the same as those described in the summary of significant accounting policies. The Company does not track assets or capital expenditures by operating segments. Consequently, it is not practical to show assets, capital expenditures, depreciation or amortization by operating segments.

The following table presents a summary of operating segments (in thousands):

	license	Consulting services	Maintenance and training	Total

Year ended June 30, 2004—
Revenues from external customers	$158,150	$96,512	$77,784	$332,446
Controllable expenses	66,825	69,854	14,323	151,002

Controllable margin(1)	$91,325	$26,658	$63,461	$181,444
Year ended June 30, 2005—
Revenues from external customers	$129,621	$65,248	$75,125	$269,994
Controllable expenses	64,225	53,835	16,299	134,359

Controllable margin(1)	$65,396	$11,413	$58,826	$135,635
Year ended June 30, 2006—
Revenues from external customers	$152,773	$63,919	$76,456	$293,148
Controllable expenses	66,045	47,093	14,715	127,853

Controllable margin(1)	$86,728	$16,826	$61,741	$165,295
Six months ended December 31, 2005 (unaudited)—
Revenues from external customers	$65,907	$32,591	$37,957	$136,455
Controllable expenses	31,840	22,910	7,064	61,814

Controllable margin(1)	$34,067	$9,681	$30,893	$74,641
Six months ended December 31, 2006 (unaudited)—
Revenues from external customers	$88,942	$32,174	$39,621	$160,737
Controllable expenses	27,575	23,044	8,236	58,855

Controllable margin(1)	$61,367	$9,130	$31,385	$101,882

(1)
The Controllable Margins reported reflect only the expenses of the line of business and do not represent the actual margins for each operating segment since they do not contain an allocation for selling and marketing, general and administrative, development and other corporate expenses incurred in support of the line of business.

Profit reconciliation:

	Years ended June 30			Six months ended December 31,
(In thousands)	2004	2005	2006	2005	2006

				(unaudited)
Total controllable margin for reportable segments	$181,444	$135,635	$165,295	$74,641	$101,882
Selling and marketing	(90,907)	(80,349)	(70,716)	(32,526)	(36,728)
General and administrative and overhead	(79,764)	(85,986)	(70,841)	(35,414)	(37,152)
Asset impairment charges	(4,217)	—	—	—	—
Restructuring charges and FTC legal costs	(20,085)	(24,960)	(3,993)	(3,194)	(2,035)
Gain (loss) on sales and disposals of assets	747	(14,314)	(898)	(377)	(5,575)
Interest and other income and expense	7,188	(1,565)	689	(916)	6,136

Income (loss) before (provision for) benefit from income taxes and equity in earnings from joint ventures	$(5,594)	$(71,539)	$19,536	$2,214	$26,528

Geographic information:

Domestic and export sales as a percentage of total revenues are as follows:

	Years ended June 30,
	2004	2005	2006

United States	42.8%	39.7%	42.9%
Europe	33.0	37.2	30.5
Japan	4.6	5.8	5.3
Other	19.6	17.3	21.3

	100.0%	100.0%	100.0%

During the years ended June 30, 2004, 2005 and 2006 there were no customers that individually represented greater than 10% of the Company's total revenue.

The Company has long-lived assets of approximately $20.6 million that reside in the United States, and $28.4 million that reside in other geographic locations as of June 30, 2006.

Revenues for the Company's North American, European and Asian operations are as follows for the years ended June 30 (in thousands). The Company has intercompany distribution arrangements with its subsidiaries. The basis for these arrangements, disclosed below as transfers between geographic locations, is cost plus a specified percentage for services and a commission rate for sales generated in the geographic region.

	North America	Europe	Asia	Eliminations	Consolidated

2004	$240,280	$83,427	$16,825	$(8,086)	$332,446
2005	$180,465	$75,035	$17,916	$(3,422)	$269,994
2006	$215,588	$60,201	$19,165	$(1,806)	$293,148

(17) Restatements of consolidated financial statements

First restatement

In connection with the preparation of consolidated financial statements for the fiscal year ended June 30, 2006, a subcommittee of independent members of the board of directors reviewed the Company's accounting treatment for all stock options granted since the Company completed its initial public offering in fiscal 1995. Based upon the subcommittee's review, the Audit Committee and Company management determined that certain option grants during fiscal years 1995 through 2004 were accounted for improperly, and concluded that stock-based compensation associated with certain grants was misstated in fiscal years 1995 through 2005, and in the nine months ended March 31, 2006. The subcommittee identified errors related to the determination of the measurement dates for grants of options allocated among a pool of employees when the specific number of options to be awarded to specific employees had not yet been finalized, and other measurement date errors. As a result of the errors in determining measurement dates, the Company has also recorded payroll withholding tax-related adjustments for certain options formerly classified as Incentive Stock Option (ISO) grants under Internal Revenue Service regulations. These options were determined to have been granted with an exercise price below the fair market value of the Company's stock on the actual grant date, so do not qualify for ISO tax treatment. The disqualification of ISO classification and the resulting conversion to non-qualified status results in additional withholding taxes on exercise of those options. The Company recorded estimated payroll withholding tax charges of $0.5 million, $0.2 million, and $1.2 million for the years ended June 30, 2004, 2005, and 2006, respectively, in connection with the disqualification of such ISO tax treatment. The stock-based compensation charges, including the aforementioned withholding tax adjustments, increased the net loss by $7.2 million, $0.5 million, and $0.3 million for the years ended June 30, 2004 and 2005 and six months ended December 31, 2006, respectively, and resulted in compensation charges totaling $50.1 million for the periods prior to fiscal 2004, which is reflected in the July 1, 2003 beginning accumulated deficit.

In addition, as a result of the errors in determining measurement dates, certain options were determined to have been granted with an exercise price below the fair market value of the Company's stock on the actual grant date. These discounted options vesting subsequent to December 2004 result in nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, and holders are subject to an excise tax on the value of the options in the year in which they vest. Management has concluded that it is probable the Company will either implement a plan to assist the affected employees for the amount of this tax, or adjust the terms of the original option grant which would also have financial statement ramifications. As such, the Company recorded an estimated liability of approximately $1.0 million in the fourth quarter of fiscal 2006 in connection with this contingency.

The restatement of prior year financial statements also includes the adjustments for other errors identified after the applicable period had been originally reported. Such errors were not previously recorded because the Company believed the amount of any such errors, both individually and in the aggregate, were not material to the Company's consolidated financial statements. These errors related to the timing of revenue recognition, losses on sales and disposals of assets, interest income, and the calculation of foreign currency gains and losses.

Second restatement

Subsequent to the issuance of the consolidated financial statements for the fiscal year ended June 30, 2006, and in the course of preparing the condensed consolidated financial statements for the three months ended September 30, 2006, the Company identified errors in the accounting for stock-based compensation and certain revenue transactions in the fiscal year ended June 30, 2006. The stock-based compensation error was due to a calculation error associated with forfeiture rates upon the adoption of SFAS No. 123R, as of July 1, 2005.

In order to correct these errors, the Company has restated its financial statements for the year ended June 30, 2006 and the six months ended December 31, 2005 in order to reflect (a) additional stock-based compensation expense of approximately $1.4 million and $0.7 million, respectively, and (b) additional revenues of approximately $0.3 million and $0.1 million, respectively. These errors had no effect on the fiscal year ended June 30, 2004 or 2005.

Third restatement

Subsequent to the Company's issuance of restated consolidated financial statements for the year ended June 30, 2006, and in the course of preparing the condensed consolidated financial statements for the three and six months ended December 31, 2006, the Company identified errors in the accounting for foreign currency denominated transactions in the years ended June 30, 2002 through 2006, and the three months ended September 30, 2005 and 2006. The Company incorrectly accounted for transaction gains and losses on intercompany balances denominated in currencies other than the functional currency as if such balances were of a long term investment nature and included the impact as a component of accumulated other comprehensive income (loss) rather than earnings. These transaction gains and losses should have been included in earnings as the conditions for accounting for these intercompany balances as long term investments were not met. In addition, the Company identified errors in the recording of purchase accounting in other than the functional currency of the acquired entity. These purchase accounting adjustments should have been denominated in the currency of the applicable subsidiary and translated to United States Dollars and were incorrectly recorded as United States Dollar denominated net assets in the consolidated financial statements. Accordingly, translation of the balance sheet position related to the purchase accounting allocations and translation impact of the amortization of intangible assets was not properly recorded.

In addition, the Company identified other errors in the course of preparing the condensed consolidated financial statements for the three and six months ended December 31, 2006. These errors related to the timing of recognition of service revenue and facility leasing costs, losses on sale of assets and inappropriate gross presentation of receivables and deferred revenue for customers that did not meet revenue recognition criteria. The tax effect of correcting all of the above errors required further adjustments. The Company also added disclosure relative to reseller relationships in Note 13.

In order to correct these errors, the Company has restated its financial statements for the years ended June 30, 2004, 2005 and 2006 and six months ended December 31, 2005, in order to reflect (a) foreign currency transaction gains of $3.8 million, losses of $3.1 million, losses of $4.4 million, and losses of $3.3 million, respectively, (b) additional amortization of technology related intangible assets of $0.7 million, $1.1 million, $1.5 million, and $0.7 million, respectively,

(c) additional facility lease costs of less than $0.1 million per fiscal year and the six month period, (d) for the year ended June 30, 2006, a reduction in service revenues of $0.4 million, (e) for the year ended June 30, 2004 an increase in loss on sales and disposals of assets of $0.1 million, (f) income tax provision increase of $0.1 million, decrease of $1.5 million, decrease of $2.0 million, and decrease of $1.0 million, respectively, and (g) the reduction of accounts receivable and offsetting reduction in deferred revenues of $6.5 million at June 30, 2006 to eliminate the gross presentation of amounts due from customers that had not met revenue recognition criteria. These errors had a cumulative effect of decreasing net loss by $2.9 million, net of income taxes, for the periods prior to fiscal 2004, which is reflected in the July 1, 2003 beginning accumulated deficit.

Effects of restatements

As a result of the foregoing, the Company has restated its financial statements as of June 30, 2005 and 2006 and for the fiscal years ended June 30, 2004, 2005 and 2006. The first and third restatement also affected periods prior to fiscal 2004 which are reflected in the opening accumulated deficit and other comprehensive loss of the Company as of June 30, 2003.

The effect of the restatements are summarized as follows:

	Income (loss) attributable to common shareholders
				Accumulated deficit July 1, 2003
(In thousands)	2004	2005	2006

Originally reported	$(28,164)	$(83,822)	$2,963	$(286,742)
First Restatement
Stock compensation	(7,199)	(515)	—	(50,051)
Other	(50)	(887)	—	(936)
Second Restatement
Stock compensation forfeiture rate	—	—	(1,355)	—
Other	—	—	250	—
Third Restatement
Foreign currency transaction related	3,823	(3,118)	(4,436)	2,119
Foreign currency translation related	(706)	(1,108)	(1,489)	(108)
Other	(165)	(38)	(486)	(16)
Tax effects	(81)	1,468	1,993	879

As restated	$(32,542)	$(88,020)	$(2,560)	$(334,855)

Revenue and expense adjustments

Set forth below are the adjustments to the Company's previously issued statements of operations for the years ended June 30, 2004, 2005 and 2006 and six months ended December 31, 2005 (amounts in thousands).

	Year ended June 30, 2004
		First restatement		Third restatement
	As previously reported	Stock-based compensation and related payroll withholding tax adjustments	Other adjustments	Adjustments	As restated

Revenues:
Software licenses	$158,661	$—	$(511)	$—	$158,150
Service and other	174,335	—	(39)	—	174,296

Total revenues	332,996	—	(550)	—	332,446
Cost of revenues:
Cost of software licenses	15,577	—	—	—	15,577
Cost of service and other	99,183	2,557	83	—	101,823
Amortization of technology related intangible assets	7,270	—	—	706	7,976
Impairment of technology related intangible and computer software development assets	3,250	—	—	—	3,250

Total cost of revenues	125,280	2,557	83	(706)	128,626
Gross profit	207,716	(2,557)	(633)	(706)	203,820
Operating costs:
Selling and marketing	100,028	1,826	(48)	—	101,806
Research and development	58,955	1,204	(48)	—	60,111
General and administrative	32,727	1,612	8	33	34,380
Long-lived asset impairment charges	967	—	—	—	967
Restructuring charges and FTC legal costs	20,085	—	—	—	20,085
Loss (gain) on sales and disposals of assets	(879)	—	—	132	(747)

Total operating costs	211,883	4,642	(88)	165	216,602
Income (loss) from operations	(4,167)	(7,199)	(545)	(871)	(12,782)
Interest income	7,296	—	—	—	7,296
Interest expense	(4,940)	—	—	—	(4,940)
Foreign currency exchange gain (loss)	252	—	757	3,823	4,832

Income (loss) before provision for income taxes and equity in earnings from joint ventures	(1,559)	(7,199)	212	2,952	(5,594)
Provision for income taxes	(19,896)	—	(262)	(81)	(20,239)
Equity in losses from joint ventures	(351)	—	—	—	(351)

Net income (loss)	(21,806)	(7,199)	(50)	2,871	(26,184)
Accretion of preferred stock discount and dividend	(6,358)	—	—	—	(6,358)

Income (loss) attributable to common shareholders	$(28,164)	$(7,199)	$(50)	$2,871	$(32,542)

Basic income (loss) per share attributable to common shareholders	$(0.69)	$(0.18)	$(0.00)	$0.07	$(0.80)

Diluted income (loss) per share attributable to common shareholders	$(0.69)	$(0.18)	$(0.00)	$0.07	$(0.80)

Basic weighted average shares outstanding	40,575	—	—	—	40,575

Diluted weighted average shares outstanding	40,575	—	—	—	40,575

	Year ended June 30, 2005
		First restatement		Third restatement
	As previously reported	Stock-based compensation and related payroll withholding tax adjustments	Other adjustments	Adjustments	As restated

Revenues:
Software licenses	$129,233	$—	$388	$—	$129,621
Service and other	140,334	—	39	—	140,373

Total revenues	269,567	—	427	—	269,994
Cost of revenues:
Cost of software licenses	16,864	—	—	—	16,864
Cost of service and other	82,638	189	(83)	—	82,744
Amortization of technology related intangible assets	7,112	—	—	1,108	8,220
Impairment of technology related intangible and computer software development assets	—	—	—	—	—

Total cost of revenues	106,614	189	(83)	1,108	107,828
Gross profit	162,953	(189)	510	(1,108)	162,166
Operating costs:
Selling and marketing	96,187	136	(48)	—	96,275
Research and development	47,236	88	(48)	—	47,276
General and administrative	49,175	102	—	38	49,315
Long-lived asset impairment charges	—	—	—	—	—
Restructuring charges and FTC legal costs	24,907	—	53	—	24,960
Loss (gain) on sales and disposals of assets	13,635	—	679	—	14,314

Total operating costs	231,140	326	636	38	232,140
Income (loss) from operations	(68,187)	(515)	(126)	(1,146)	(69,974)
Interest income	6,143	—	61	—	6,204
Interest expense	(4,170)	—	—	—	(4,170)
Foreign currency exchange gain (loss)	618	—	(1,099)	(3,118)	(3,599)

Income (loss) before provision for income taxes and equity in earnings from joint ventures	(65,596)	(515)	(1,164)	(4,264)	(71,539)
Provision for income taxes	(3,776)	—	277	1,468	(2,031)
Equity in losses from joint ventures	—	—	—	—	—

Net income (loss)	(69,372)	(515)	(887)	(2,796)	(73,570)
Accretion of preferred stock discount and dividend	(14,450)	—	—	—	(14,450)

Income (loss) attributable to common shareholders	$(83,822)	$(515)	$(887)	$(2,796)	$(88,020)

Basic income (loss) per share attributable to common shareholders	$(1.98)	$(0.01)	$(0.02)	$(0.07)	$(2.08)

Diluted income (loss) per share attributable to common shareholders	$(1.98)	$(0.01)	$(0.02)	$(0.07)	$(2.08)

Basic weighted average shares outstanding	42,381	—	—	—	42,381

Diluted weighted average shares outstanding	42,381	—	—	—	42,381

	Year ended June 30, 2006
		Second restatement	Third restatement
	As previously reported
				As restated
		Adjustments	Adjustments

Revenues:
Software licenses	$152,686	$87	$—	$152,773
Service and other	140,564	250	(439)	140,375

Total revenues	293,250	337	(439)	293,148
Cost of revenues:
Cost of software licenses	16,805	—	—	16,805
Cost of service and other	72,492	198	—	72,690
Amortization of technology related intangible assets	7,070	—	1,489	8,559
Impairment of technology related intangible and computer software development assets	—	—	—	—

Total cost of revenues	96,367	198	1,489	98,054
Gross profit	196,883	139	(1,928)	195,094
Operating costs:
Selling and marketing	84,010	495	—	84,505
Research and development	44,139	183	—	44,322
General and administrative	41,916	566	47	42,529
Long-lived asset impairment charges	—	—	—	—
Restructuring charges and FTC legal costs	3,993	—	—	3,993
Loss (gain) on sales and disposals of assets	898	—	—	898

Total operating costs	174,956	1,244	47	176,247
Income (loss) from operations	21,927	(1,105)	(1,975)	18,847
Interest income	5,034	—	—	5,034
Interest expense	(985)	—	—	(985)
Foreign currency exchange gain (loss)	1,076	—	(4,436)	(3,360)

Income (loss) before provision for income taxes and equity in earnings from joint ventures	27,052	(1,105)	(6,411)	19,536
Provision for income taxes	(8,706)	—	1,993	(6,713)
Equity in losses from joint ventures	—	—	—	—

Net income (loss)	18,346	(1,105)	(4,418)	12,823
Accretion of preferred stock discount and dividend	(15,383)	—	—	(15,383)

Income (loss) attributable to common shareholders	$2,963	$(1,105)	$(4,418)	$(2,560)

Basic income (loss) per share attributable to common shareholders	$0.07	$(0.03)	$(0.10)	$(0.06)

Diluted income (loss) per share attributable to common shareholders	$0.06	$(0.03)	$(0.09)	$(0.06)

Basic weighted average shares outstanding	44,627	—	—	44,627

Diluted weighted average shares outstanding	53,771	—	(9,144)	44,627

	Six months ended December 31, 2005
		(unaudited)
	As previously reported	Restatement adjustments	As restated

Revenues:
Software licenses	$66,007	$(100)	$65,907
Service and other	70,437	111	70,548

Total revenues	136,444	11	136,455

Cost of revenues:
Cost of software licenses	8,026	93	8,119
Cost of service and other	35,103	202	35,305
Amortization of technology related intangible assets	3,555	679	4,234

Total cost of revenues	46,684	974	47,658

Gross profit	89,760	(963)	88,797

Operating costs:
Selling and marketing	39,271	246	39,517
Research and development	21,905	104	22,009
General and administrative	20,069	501	20,570
Restructuring charges	3,194	—	3,194
Loss on sales and disposals of assets	377	—	377

Total operating costs	84,816	851	85,667

Income (loss) from operations	4,944	(1,814)	3,130
Interest income, net	395	1,175	1,570
Foreign currency exchange gain (loss)	392	(2,878)	(2,486)

Income before provision for income taxes	5,731	(3,517)	2,214
Provision for income taxes	(2,720)	1,018	(1,702)

Net income	3,011	(2,499)	512
Accretion of preferred stock discount and dividend	(7,621)	—	(7,621)

Income applicable to common shareholders	$(4,610)	$(2,499)	$(7,109)

Basic income per share applicable to common shareholders	$(0.11)	$(0.05)	$(0.16)

Basic weighted average shares outstanding	43,491	—	43,491

Diluted income per share applicable to common shareholders	$(0.11)	$(0.05)	$(0.16)

Diluted weighted average shares outstanding	43,491	—	43,491

Balance sheet adjustments

The following is a summary of the impact of the financial statement adjustments on the Company's previously reported consolidated balance sheets as of June 30, 2005 and 2006 (in thousands).

	June 30, 2005			June 30, 2006
	As previously reported	First restatement adjustments	Third restatement adjustments	As restated	As previously reported	Second restatement adjustments	Third restatement adjustments	As restated

Assets:
Accounts receivable, net of allowance for doubtful accounts	$52,254	$(152)	$(574)	$51,528	$55,654	$—	$(6,491)	$49,163
Prepaid expenses and other current assets	11,483	(184)	(143)	11,156	8,813	—	366	9,179
Total current assets	147,759	(336)	(717)	146,706	171,380	—	(6,125)	165,255
Long-term installments receivable	19,425	(980)	—	18,445	35,681	—	—	35,681
Property and leasehold improvements, net of accumulated depreciation	11,388	(432)	235	11,191	8,351	—	323	8,674
Other intangible assets	12,123	—	2,248	14,371	5,131	—	1,580	6,711
Goodwill	14,729	—	2,170	16,899	14,917	—	3,118	18,035
Deferred tax asset	1,354	—	—	1,354	1,595	—	1,502	3,097
Total assets	244,242	(1,748)	3,936	246,430	274,238	—	398	274,636
Liabilities:
Accrued expenses	79,321	1,272	127	80,720	77,033	—	683	77,716
Deferred revenue	58,334	(488)	(574)	57,272	64,238	(250)	(6,052)	57,936
Total current liabilities	143,783	784	(447)	144,120	146,131	(250)	(5,369)	140,512
Deferred tax liability	2,760	—	(1,065)	1,695	1,309	—	(1,309)	—
Stockholders' equity (deficit):
Additional paid-in capital	345,278	57,521	—	402,799	429,456	1,355	—	430,811
Accumulated deficit	(398,727)	(59,639)	2,949	(455,417)	(455,403)	(1,105)	(1,469)	(457,977)
Deferred compensation	—	(414)	—	(414)	—	—	—	—
Accumulated other comprehensive income (loss)	547	—	2,499	3,046	(330)	—	8,545	8,215
Total stockholders' equity (deficit)	(49,085)	(2,532)	5,448	(46,169)	(21,881)	250	7,076	(14,555)
Total liabilities and stockholders' equity (deficit)	244,242	(1,748)	3,936	246,430	274,238	—	398	274,636

18,000,000 shares

ASPEN TECHNOLOGY, INC.

Common stock

Prospectus

JPMorgan	Deutsche Bank Securities

                      , 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside of the United States to permit a public offering of the common stock or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Part II
Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee.		$8,313
NASD filing fee		27,576
Legal fees and expenses		•
Accounting fees and expenses		•
Blue Sky fees and expenses (including legal fees)		•
Printing, EDGAR formatting and mailing expenses		•
Transfer agent and registrar fees and expenses		•
Miscellaneous expenses		•

Total	$	•

Item 14. Indemnification of directors and officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant has included such a provision in its Certificate of Incorporation, as amended (the "Certificate of Incorporation").

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article SEVENTH of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article EIGHTH of the Certificate of Incorporation provides that a director or officer of the registrant shall be indemnified by the registrant against:

  (a)
  all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the registrant) brought against him or her by virtue of his or her position as a director or officer of the registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

  (b)
  all expenses (including attorneys' fees) and amounts paid in the settlement incurred in connection with any action by or in the right of the registrant brought against him or her by virtue of his or her position as a director or officer of the registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, he or she is required to be indemnified by the registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the registrant fails to make an indemnification payment within sixty days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the registrant notice of the action for which indemnity is sought and the registrant has the right to participate in such action or assume the defense thereof.

Article EIGHTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the registrant must indemnify those persons to fullest extent permitted by such law as so amended.

The registrant has purchased directors' and officers' liability insurance, which may indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 15. Recent sales of unregistered securities

The registrant has not made any sales of securities unregistered under the Securities Act within the past three years.

Item 16. Exhibits.

			Incorporated by reference
		Filed with this Form S-1
Exhibit number	Description		Form	Filing date with SEC	Exhibit number

1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of Aspen Technology, Inc., as amended.		8-K	August 22, 2003	4
3.2	By-laws of Aspen Technology, Inc.		8-K	March 27, 1998	3.2
4.1	Specimen Certificate for Shares of Aspen Technology, Inc.'s common stock, $.10 par value		8-A/A	June 12, 1998	4
4.2	Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer and Trust Company, as Rights Agent, including related forms of the following: (a) Certificate of Designation of Series A Participating Cumulative Preferred Stock of Aspen Technology, Inc.; and (b) Right Certificate.		8-K	March 27, 1998	4.1
4.3	Amendment No. 1 dated as of October 26, 2001 to Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company, as Rights Agent.		8-A/A	November 8, 2001	4.4
4.4	Amendment No. 2 dated as of February 6, 2002 to Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company.		8-A/A	February 12, 2002	4.5
4.5	Amendment No. 3 dated as of March 19, 2002 to Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company.		8-A/A	March 20, 2002	4.6
4.6	Amendment No. 4 dated as of May 9, 2002 to Rights Agreement dated as of March 17, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company, as Rights Agent.		8-A/A	March 31, 2002	4.7
4.7	Amendment No. 5 dated as of June 1, 2003 to Rights Agreement dated as of March 17, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company, as Rights Agent.		8-A/A	June 2, 2003	4.8
4.8	Form of Warrant of Aspen Technology, Inc. dated as of May 9, 2002.		8-K	June 7, 2002	99.3
4.9	Form of WD Common Stock Purchase Warrant of Aspen Technology, Inc. dated as of August 14, 2003.		8-K	August 22, 2003	99.3

4.10	Form of WB Common Stock Purchase Warrant of Aspen Technology, Inc. dated as of August 14, 2003.	8-K	August 22, 2003	99.4
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1*	Lease Agreement dated as of January 30, 1992 between Aspen Technology, Inc. and Teachers Insurance and Annuity Association of America regarding Ten Canal Park, Cambridge, Massachusetts.
10.2	First Amendment to Lease Agreement dated May 5, 1997 between Aspen Technology, Inc. and Beacon Properties, L.P., successor-in-interest to Teachers Insurance and Annuity Association of America, regarding Ten Canal Park, Cambridge, Massachusetts.	10-K	September 28, 2000	10.2
10.3	Second Amendment to Lease Agreement dated as of August 14, 2000 between Aspen Technology, Inc. and EOP-Ten Canal Park, L.L.C., successor-in-interest to Beacon Properties, L.P. regarding Ten Canal Park, Cambridge, Massachusetts.	10-K	September 28, 2000	10.3
10.4*	System License Agreement between Aspen Technology, Inc. and the Massachusetts Institute of Technology, dated March 30, 1982, as amended.
10.5*	Vendor Program Agreement, dated March 29, 1990, between Aspen Technology, Inc. and General Electric Capital Corporation.
10.6*	Rider No. 1, dated December 14, 1994, to Vendor Program Agreement between Aspen Technology, Inc. and General Electric Capital Corporation.
10.7*	Letter Agreement, dated March 25, 1992, between Aspen Technology, Inc. and Sanwa Business Credit Corporation.
10.8	Third Amendment, effective as of March 28, 2003, to the Letter Agreement by and between Aspen Technology, Inc. and Fleet Business Credit, LLC (formerly Sanwa Business Credit Corporation).	10-Q	May 15, 2003	10.1
10.9	Amended and Restated Direct Finance and Services Addendum to Letter Agreement, effective December 30, 2004, by and among Aspen Technology, Inc. Fleet Business Credit LLC, Fleet Business Credit (UK) Limited, and Fleet Business Credit (Deutschland) GmbH.	10-K	September 13, 2005	10.9
10.10	Loan and Security Agreement, dated as of January 30, 2003, by and among Silicon Valley Bank and Aspen Technology, Inc., AspenTech, Inc. and Hyprotech Company.	10-Q	February 14, 2003	10.1
10.11	Export-Import Bank Loan and Security Agreement, dated as of January 30, 2003, by and among Silicon Valley Bank, Aspen Technology, Inc. and AspenTech, Inc.	10-Q	February 14, 2003	10.2

10.12	Export-Import Bank Borrower Agreement, dated as of April 1, 2005, by and between Aspen Technology, Inc. and AspenTech Inc. in favor of the Export-Import Bank of the United States and Silicon Valley Bank.	10-Q	May 10, 2005	10.4
10.13	Promissory Note (Ex-Im), dated April 1, 2005, by and between Aspen Technology, Inc. and AspenTech, Inc. in favor of Silicon Valley Bank.	10-Q	May 10, 2005	10.5
10.14	Form of Negative Pledge Agreement, dated as of January 30, 2003, in favor of Silicon Valley Bank, executed by Aspen Technology, Inc., AspenTech, Inc. and Hyprotech Company.	10-Q	February 14, 2003	10.5
10.15	Security Agreement, dated as of January 30, 2003, by and between Silicon Valley Bank and AspenTech Securities Corporation.	10-Q	February 14, 2003	10.6
10.16	Unconditional Guaranty, dated as of January 30, 2003, by AspenTech Securities Corporation in favor of Silicon Valley Bank.	10-Q	February 14, 2003	10.7
10.17	First Loan Modification Agreement, effective as of June 27, 2003, by and among Silicon Valley Bank, Aspen Technology, Inc. and AspenTech, Inc.	10-K	September 29, 2003	10.22
10.18	Pledge Agreement, effective as of June 27, 2003, by Aspen Technology, Inc. in favor of Silicon Valley Bank.	10-K	September 29, 2003	10.23
10.19	First Loan Modification Agreement (Exim), dated as of September 10, 2004, by and among Aspen Technology, Inc., AspenTech, Inc. and Silicon Valley Bank.	10-K	September 13, 2004	10.71
10.20	Second Loan Modification Agreement, dated as of September 10, 2004, by and among Aspen Technology, Inc., AspenTech, Inc. and Silicon Valley Bank.	10-K	September 13, 2004	10.70
10.21	Fourth Loan Modification Agreement, dated April 1, 2005 by and among Silicon Valley Bank, Aspen Technology, Inc. and AspenTech, Inc.	10-Q	May 10, 2005	10.2
10.22	Third Loan Modification Agreement (Exim), dated as of April 1, 2005, by and among Silicon Valley Bank, Aspen Technology, Inc. and AspenTech, Inc.	10-Q	May 10, 2005	10.3
10.23	Sixth Loan Modification Agreement, dated as of June 15, 2005, by and among Aspen Technology, Inc., Aspentech, Inc. and Silicon Valley Bank	8-K	June 20, 2005	10.5
10.24	Fourth Loan Modification Agreement — EXIM, dated as of June 15, 2005, by and among Aspen Technology, Inc., Aspentech, Inc. and Silicon Valley Bank	8-K	June 20, 2005	10.6
10.25	Partial Release and Acknowledgement Agreement, dated as of June 15, 2005, by and among Aspen Technology, Inc., Aspentech, Inc. and Silicon Valley Bank	8-K	June 20, 2005	10.7
10.26	Loan Agreement, dated as of June 15, 2005, among Aspen Technology, Inc., Aspen Technology Receivables II LLC, Guggenheim Corporate Funding, LLC and the lenders named therein	8-K	June 20, 2005	10.1

10.27	Security Agreement, dated as of June 15, 2005, between Aspen Technology Receivables II LLC and Guggenheim Corporate Funding, LLC	8-K	June 20, 2005	10.2
10.28	Purchase and Sale Agreement, dated as of June 15, 2005, between Aspen Technology, Inc. and Aspen Technology Receivables I LLC	8-K	June 20, 2005	10.3
10.29	Purchase and Resale Agreement, dated as of June 15, 2005, between Aspen Technology Receivables I LLC and Aspen Technology Receivables II LLC	8-K	June 20, 2005	10.4
10.30	Non-Recourse Receivables Purchase Agreement, dated December 31, 2003, between Silicon Valley Bank and Aspen Technology, Inc.	10-Q	February 17, 2004	10.1
10.31	Second Amendment to Non-Recourse Receivables Purchase Agreement, dated as of September 30, 2004, by and between Silicon Valley Bank and Aspen Technology, Inc.	10-Q	March 15, 2005	10.1
10.32	Third Amendment to Non-Recourse Receivables Purchase Agreement, dated as of December 31, 2004, by and between Silicon Valley Bank and Aspen Technology, Inc.	10-Q	March 15, 2005	10.8
10.33	Fifth Amendment to Non-Recourse Receivables Purchase Agreement, dated as of March 31, 2005, by and between Silicon Valley Bank and Aspen Technology, Inc.	10-Q	March 10, 2005	10.1
10.34	Securities Purchase Agreement dated June 1, 2003 by and among Aspen Technology, Inc. and the Purchasers listed therein.	8-K	June 2, 2003	99.1
10.35	Repurchase and Exchange Agreement dated as of June 1, 2003 by and among Aspen Technology, Inc. and the Holders named therein.	8-K	June 2, 2003	99.2
10.36	Investor Rights Agreement dated as of August 14, 2003 by and among Aspen Technology, Inc. and the Stockholders Named therein.	8-K	August 22, 2003	99.1
10.37	Management Rights Letter dated as of August 14, 2003 by and among Aspen Technology, Inc. and the entities named therein.	8-K	August 22, 2003	99.2
10.38	Amended and Restated Registration Rights Agreement dated as of March 19, 2002 between Aspen Technology, Inc. and the Purchasers named therein.	8-K	March 20, 2002	99.2
10.39*	Equity Joint Venture Contract between Aspen Technology, Inc. and China Petrochemical Technology Company.
10.40+	Purchase and Sale Agreement, dated October 6, 2004, by and among Aspen Technology, Inc., Hyprotech Company, AspenTech Canada Ltd., and Hyprotech UK Ltd. (collectively, the "AspenTech Parties") and Honeywell International Inc., Honeywell Control Systems Limited and Honeywell Limited-Honeywell Limitee (collectively, the "Honeywell Parties").	10-Q	March 15, 2005	10.1

10.41+	Amendment No. 1 to the Purchase and Sale Agreement, dated October 6, 2004 by and among the AspenTech Parties and the Honeywell Parties.	10-Q	March 15, 2005	10.2
10.42+	Hyprotech License Agreement, dated as of December 23, 2004, by and between Aspen Technology, Inc. and Honeywell International, Inc.	10-Q	March 15, 2005	10.3
10.43+	Hyprotech License Agreement, dated as of December 23, 2004, by and between AspenTech Canada Ltd. and Honeywell Limited-Honeywell Limitee.	10-Q	March 15, 2005	10.4
10.44+	Hyprotech License Agreement, dated as of December 23, 2004, by and between Hyprotech Company and Honeywell Limited-Honeywell Limitee.	10-Q	March 15, 2005	10.5
10.45+	Hyprotech License Agreement, dated as of December 23, 2004, by and between AspenTech Ltd. and Honeywell Control Systems Limited.	10-Q	March 15, 2005	10.6
10.46+	Hyprotech License Agreement, dated as of December 23, 2004, by and between Hyprotech UK Ltd. and Honeywell Control Systems Limited.	10-Q	March 15, 2005	10.7
10.47*^	1988 Non-Qualified Stock Option Plan, as amended.
10.48^	1995 Stock Option Plan.	S-8	September 9, 1996	4.5
10.49*^	Amended and Restated 1995 Directors Stock Option Plan.
10.50^	1995 Employees' Stock Purchase Plan	S-8	September 9, 1996	4.3
10.51^	1998 Employees' Stock Purchase Plan.	S-8	January 20, 1998	10.1
10.52^	Amendment No. 1 to 1998 Employees' Stock Purchase Plan.	DEF 14A	November 13, 2000	C
10.53^	1996 Special Stock Option Plan.	10-K	September 29, 1997	10.23
10.54^	Restated 2001 Stock Option Plan.	10-K	September 28, 2006	10.54
10.55^	2005 Stock Incentive Plan.	8-K	June 20, 2005	99.1
10.56*^	Form of Employee Confidentiality and Non-Competition Agreement.
10.57^	Employment and Change in Control Agreement, dated as of December 7, 2004, between Aspen Technology, Inc. and Mark E. Fusco.	8-K	December 13, 2004	99.1
10.58^	Employment Agreement, dated April 1, 2002, by and between Aspen Technology, Inc. and C. Steven Pringle.	8-K	July 11, 2003	10.1
10.59^	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and C. Steven Pringle.	8-K	July 11, 2003	10.6
10.60^	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and Manolis Kotzabasakis.	8-K	July 11, 2003	10.5
10.61^	Letter Amendment, dated August 18, 2003, by and between Aspen Technology, Inc. and C. Steve Pringle.	10-K	September 29, 2003	10.62

10.62^	Letter Amendment, dated August 18, 2003, by and between Aspen Technology, Inc. and Manolis Kotzabasakis.	10-K	September 29, 2003	10.64
10.63^	Amendment No. 1 to Employment and Change of Control Agreement, dated as of October 28, 2005, between Aspen Technology, Inc. and Mark E. Fusco.	8-K	November 2, 2005	99.1
10.64^	Aspen Technology, Inc. Executive Annual Incentive Bonus Plan FY07	8-K	July 6, 2006	99.1
10.65^	Aspen Technology, Inc. Operations Executives Plan FY07	8-K	July 6, 2006	99.2
10.66^	Aspen Technology, Inc. Executive Annual Incentive Bonus Plan FY06	8-K	November 2, 2005	99.2
10.67^	Aspen Technology, Inc. Operations Executives Plan FY06	8-K	November 2, 2005	99.3
10.68	Securities Purchase Agreement dated as of May 9, 2002 between Aspen Technology, Inc. and the Purchasers listed therein, and related Amendment dated June 5, 2002.	8-K	May 31, 2002	10.1
10.69	Amended and Restated Securities Purchase Agreement dated as of March 19, 2002 between Aspen Technology, Inc. and the Purchasers named therein.	8-K	March 20, 2002	99.1
10.70	Tenth Loan Modification Agreement, dated as of September 14, 2006, between Silicon Valley Bank and Aspen Technology, Inc.	10-K	September 28, 2006	10.84
10.71	Sixth Loan Modification Agreement (EXIM), dated as of September 14, 2006, between Silicon Valley Bank and Aspen Technology, Inc.	10-K	September 28, 2006	10.85
10.72	Seventh Loan Modification Agreement, dated as of September 13, 2005, between Silicon Valley Bank and Aspen Technology, Inc.	10-K	September 13, 2005	10.79
10.73^	Amendment Number 1 to the Stock Option Agreement with Emmanouil Kotzabasakis dated on or about August 18, 2003 under the 1995 Stock Option Plan, as amended (Award Identification No. P040380)	8-K	January 5, 2007	10.1
10.74^	Amendment Number 1 to the Stock Option Agreement with Emmanouil Kotzabasakis dated on or about August 18, 2003 under the 2001 Stock Option Plan, as amended (Award Identification No. P040002)	8-K	January 5, 2007	10.2
10.75^	Amendment Number 1 to the Stock Option Agreement with Emmanouil Kotzabasakis dated on or about August 18, 2003 under the 2001 Stock Option Plan, as amended (Award Identification No. P0405621)	8-K	January 5, 2007	10.3
10.76^	Amendment Number 1 to the Stock Option Agreement with C. Steven Pringle dated on or about August 18, 2003 under the 1995 Stock Option Plan, as amended (Award Identification No. P040381)	8-K	January 5, 2007	10.4
10.77^	Amendment Number 1 to the Stock Option Agreement with C. Steven Pringle dated on or about August 18, 2003 under the 2001 Stock Option Plan, as amended (Award Identification No. P040003)	8-K	January 5, 2007	10.5

10.78^	Amendment Number 1 to the Stock Option Agreement with C. Steven Pringle dated on or about August 18, 2003 under the 2001 Stock Option Plan, as amended (Award Identification No. P0405622)		8-K	January 5, 2007	10.6
10.79	Loan Agreement, dated as of September 27, 2006, among Aspen Technology Funding 2006-II LLC, Aspen Technology, Inc., Portfolio Financial Servicing Company, Inc., Key Equipment Finance Inc., Keybank National Association, and Relationship Funding Company, LLC		10-Q	November 14, 2006	10.1
10.80	Eleventh Loan Modification Agreement, dated as of September 27, 2006, by and among Silicon Valley Bank and Aspen Technology, Inc.		10-Q	November 14, 2006	10.3
10.81	Seventh Loan Modification Agreement — EXIM dated as of September 27, 2006, by and among Silicon Valley Bank and Aspen Technology, Inc.		10-Q	November 14, 2006	10.5
10.82	Partial Release and Acknowledgement Agreement, dated as of September 27, 2006, by and among Silicon Valley Bank and Aspen Technology, Inc.		10-Q	November 14, 2006	10.6
10.83^	Form of Terms and Conditions of Stock Option Agreement Granted Under 2001 Restated Stock Option Plan		10-Q	November 14, 2006	10.7
10.84^	Form of Terms and Conditions of Stock Option Agreement Granted Under 2005 Stock Incentive Plan		10-Q	November 14, 2006	10.8
10.85^	Form of Restricted Stock Unit Agreement Granted under 2005 Stock Incentive Plan.		10-Q	November 14, 2006	10.9
10.86^	Form of Restricted Stock Unit Agreement-G Granted under 2005 Stock Incentive Plan.		10-Q	November 14, 2006	10.10
10.87^	Form of Executive Retention Agreement entered into as of September 26, 2006, by Aspen Technology, Inc. and each of Frederic G. Hammond, Manolis E. Kotzabasakis, Bradley T. Miller, C. Steven Pringle and Blair F. Wheeler		10-Q	November 14, 2006	10.11
14.1	Code of Conduct and Business Ethics		10-K	September 13, 2005	14.1
21.1	Subsidiaries of Aspen Technology, Inc.		10-K	September 28, 2006	21.1
23.1	Consent of Deloitte & Touche LLP	X
23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)	X

*
To be filed by amendment.

^
Management contract or compensatory plan.

+
Confidential treatment requested as to certain portions.

Item 17. Undertakings.

Item 512(a) of Regulation S-K.    The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

(2)
That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on April 9, 2007.

ASPEN TECHNOLOGY, INC.
By:	/s/ MARK E. FUSCO Mark E. Fusco President and Chief Executive Officer

Signatures and power of attorney

We, the undersigned officers and directors of Aspen Technology, Inc. hereby severally constitute and appoint Mark E. Fusco, Bradley T. Miller and Frederic G. Hammond, and each of them singly, our true and lawful attorneys-in-fact and agents with full power to them, to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the Registration Statement on Form S-1 filed herewith, and any subsequent Registration Statement for the same offering that may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Aspen Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact and agents, or any of them, to said amendments or to any subsequent Registration Statement for the same offering that may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of April 9, 2007.

Signature	Title

/s/ MARK E. FUSCO Mark E. Fusco	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ BRADLEY T. MILLER Bradley T. Miller	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DONALD P. CASEY Donald P. Casey	Director

/s/ GARY E. HAROIAN Gary E. Haroian	Director
/s/ STEPHEN M. JENNINGS Stephen M. Jennings	Director
/s/ DAVID M. MCKENNA David M. McKenna	Director
/s/ JOAN C. MCARDLE Joan C. McArdle	Director
/s/ MICHAEL PEHL Michael Pehl	Director

Exhibit index

			Incorporated by reference
		Filed with this Form S-1
Exhibit number	Description		Form	Filing date with SEC	Exhibit number

1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of Aspen Technology, Inc., as amended.		8-K	August 22, 2003	4
3.2	By-laws of Aspen Technology, Inc.		8-K	March 27, 1998	3.2
4.1	Specimen Certificate for Shares of Aspen Technology, Inc.'s common stock, $.10 par value		8-A/A	June 12, 1998	4
4.2	Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer and Trust Company, as Rights Agent, including related forms of the following: (a) Certificate of Designation of Series A Participating Cumulative Preferred Stock of Aspen Technology, Inc.; and (b) Right Certificate.		8-K	March 27, 1998	4.1
4.3	Amendment No. 1 dated as of October 26, 2001 to Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company, as Rights Agent.		8-A/A	November 8, 2001	4.4
4.4	Amendment No. 2 dated as of February 6, 2002 to Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company.		8-A/A	February 12, 2002	4.5
4.5	Amendment No. 3 dated as of March 19, 2002 to Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company.		8-A/A	March 20, 2002	4.6
4.6	Amendment No. 4 dated as of May 9, 2002 to Rights Agreement dated as of March 17, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company, as Rights Agent.		8-A/A	March 31, 2002	4.7
4.7	Amendment No. 5 dated as of June 1, 2003 to Rights Agreement dated as of March 17, 1998 between Aspen Technology, Inc. and American Stock Transfer & Trust Company, as Rights Agent.		8-A/A	June 2, 2003	4.8
4.8	Form of Warrant of Aspen Technology, Inc. dated as of May 9, 2002.		8-K	June 7, 2002	99.3
4.9	Form of WD Common Stock Purchase Warrant of Aspen Technology, Inc. dated as of August 14, 2003.		8-K	August 22, 2003	99.3
4.10	Form of WB Common Stock Purchase Warrant of Aspen Technology, Inc. dated as of August 14, 2003.		8-K	August 22, 2003	99.4
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1*	Lease Agreement dated as of January 30, 1992 between Aspen Technology, Inc. and Teachers Insurance and Annuity Association of America regarding Ten Canal Park, Cambridge, Massachusetts.

10.2	First Amendment to Lease Agreement dated May 5, 1997 between Aspen Technology, Inc. and Beacon Properties, L.P., successor-in-interest to Teachers Insurance and Annuity Association of America, regarding Ten Canal Park, Cambridge, Massachusetts.	10-K	September 28, 2000	10.2
10.3	Second Amendment to Lease Agreement dated as of August 14, 2000 between Aspen Technology, Inc. and EOP-Ten Canal Park, L.L.C., successor-in-interest to Beacon Properties, L.P. regarding Ten Canal Park, Cambridge, Massachusetts.	10-K	September 28, 2000	10.3
10.4*	System License Agreement between Aspen Technology, Inc. and the Massachusetts Institute of Technology, dated March 30, 1982, as amended.
10.5*	Vendor Program Agreement, dated March 29, 1990, between Aspen Technology, Inc. and General Electric Capital Corporation.
10.6*	Rider No. 1, dated December 14, 1994, to Vendor Program Agreement between Aspen Technology, Inc. and General Electric Capital Corporation.
10.7*	Letter Agreement, dated March 25, 1992, between Aspen Technology, Inc. and Sanwa Business Credit Corporation.
10.8	Third Amendment, effective as of March 28, 2003, to the Letter Agreement by and between Aspen Technology, Inc. and Fleet Business Credit, LLC (formerly Sanwa Business Credit Corporation).	10-Q	May 15, 2003	10.1
10.9	Amended and Restated Direct Finance and Services Addendum to Letter Agreement, effective December 30, 2004, by and among Aspen Technology, Inc. Fleet Business Credit LLC, Fleet Business Credit (UK) Limited, and Fleet Business Credit (Deutschland) GmbH.	10-K	September 13, 2005	10.9
10.10	Loan and Security Agreement, dated as of January 30, 2003, by and among Silicon Valley Bank and Aspen Technology, Inc., AspenTech, Inc. and Hyprotech Company.	10-Q	February 14, 2003	10.1
10.11	Export-Import Bank Loan and Security Agreement, dated as of January 30, 2003, by and among Silicon Valley Bank, Aspen Technology, Inc. and AspenTech, Inc.	10-Q	February 14, 2003	10.2
10.12	Export-Import Bank Borrower Agreement, dated as of April 1, 2005, by and between Aspen Technology, Inc. and AspenTech Inc. in favor of the Export-Import Bank of the United States and Silicon Valley Bank.	10-Q	May 10, 2005	10.4
10.13	Promissory Note (Ex-Im), dated April 1, 2005, by and between Aspen Technology, Inc. and AspenTech, Inc. in favor of Silicon Valley Bank.	10-Q	May 10, 2005	10.5
10.14	Form of Negative Pledge Agreement, dated as of January 30, 2003, in favor of Silicon Valley Bank, executed by Aspen Technology, Inc., AspenTech, Inc. and Hyprotech Company.	10-Q	February 14, 2003	10.5
10.15	Security Agreement, dated as of January 30, 2003, by and between Silicon Valley Bank and AspenTech Securities Corporation.	10-Q	February 14, 2003	10.6

10.16	Unconditional Guaranty, dated as of January 30, 2003, by AspenTech Securities Corporation in favor of Silicon Valley Bank.	10-Q	February 14, 2003	10.7
10.17	First Loan Modification Agreement, effective as of June 27, 2003, by and among Silicon Valley Bank, Aspen Technology, Inc. and AspenTech, Inc.	10-K	September 29, 2003	10.22
10.18	Pledge Agreement, effective as of June 27, 2003, by Aspen Technology, Inc. in favor of Silicon Valley Bank.	10-K	September 29, 2003	10.23
10.19	First Loan Modification Agreement (Exim), dated as of September 10, 2004, by and among Aspen Technology, Inc., AspenTech, Inc. and Silicon Valley Bank.	10-K	September 13, 2004	10.71
10.20	Second Loan Modification Agreement, dated as of September 10, 2004, by and among Aspen Technology, Inc., AspenTech, Inc. and Silicon Valley Bank.	10-K	September 13, 2004	10.70
10.21	Fourth Loan Modification Agreement, dated April 1, 2005 by and among Silicon Valley Bank, Aspen Technology, Inc. and AspenTech, Inc.	10-Q	May 10, 2005	10.2
10.22	Third Loan Modification Agreement (Exim), dated as of April 1, 2005, by and among Silicon Valley Bank, Aspen Technology, Inc. and AspenTech, Inc.	10-Q	May 10, 2005	10.3
10.23	Sixth Loan Modification Agreement, dated as of June 15, 2005, by and among Aspen Technology, Inc., Aspentech, Inc. and Silicon Valley Bank	8-K	June 20, 2005	10.5
10.24	Fourth Loan Modification Agreement — EXIM, dated as of June 15, 2005, by and among Aspen Technology, Inc., Aspentech, Inc. and Silicon Valley Bank	8-K	June 20, 2005	10.6
10.25	Partial Release and Acknowledgement Agreement, dated as of June 15, 2005, by and among Aspen Technology, Inc., Aspentech, Inc. and Silicon Valley Bank	8-K	June 20, 2005	10.7
10.26	Loan Agreement, dated as of June 15, 2005, among Aspen Technology, Inc., Aspen Technology Receivables II LLC, Guggenheim Corporate Funding, LLC and the lenders named therein	8-K	June 20, 2005	10.1
10.27	Security Agreement, dated as of June 15, 2005, between Aspen Technology Receivables II LLC and Guggenheim Corporate Funding, LLC	8-K	June 20, 2005	10.2
10.28	Purchase and Sale Agreement, dated as of June 15, 2005, between Aspen Technology, Inc. and Aspen Technology Receivables I LLC	8-K	June 20, 2005	10.3
10.29	Purchase and Resale Agreement, dated as of June 15, 2005, between Aspen Technology Receivables I LLC and Aspen Technology Receivables II LLC	8-K	June 20, 2005	10.4
10.30	Non-Recourse Receivables Purchase Agreement, dated December 31, 2003, between Silicon Valley Bank and Aspen Technology, Inc.	10-Q	February 17, 2004	10.1
10.31	Second Amendment to Non-Recourse Receivables Purchase Agreement, dated as of September 30, 2004, by and between Silicon Valley Bank and Aspen Technology, Inc.	10-Q	March 15, 2005	10.1

10.32	Third Amendment to Non-Recourse Receivables Purchase Agreement, dated as of December 31, 2004, by and between Silicon Valley Bank and Aspen Technology, Inc.	10-Q	March 15, 2005	10.8
10.33	Fifth Amendment to Non-Recourse Receivables Purchase Agreement, dated as of March 31, 2005, by and between Silicon Valley Bank and Aspen Technology, Inc.	10-Q	March 10, 2005	10.1
10.34	Securities Purchase Agreement dated June 1, 2003 by and among Aspen Technology, Inc. and the Purchasers listed therein.	8-K	June 2, 2003	99.1
10.35	Repurchase and Exchange Agreement dated as of June 1, 2003 by and among Aspen Technology, Inc. and the Holders named therein.	8-K	June 2, 2003	99.2
10.36	Investor Rights Agreement dated as of August 14, 2003 by and among Aspen Technology, Inc. and the Stockholders Named therein.	8-K	August 22, 2003	99.1
10.37	Management Rights Letter dated as of August 14, 2003 by and among Aspen Technology, Inc. and the entities named therein.	8-K	August 22, 2003	99.2
10.38	Amended and Restated Registration Rights Agreement dated as of March 19, 2002 between Aspen Technology, Inc. and the Purchasers named therein.	8-K	March 20, 2002	99.2
10.39*	Equity Joint Venture Contract between Aspen Technology, Inc. and China Petrochemical Technology Company.
10.40+	Purchase and Sale Agreement, dated October 6, 2004, by and among Aspen Technology, Inc., Hyprotech Company, AspenTech Canada Ltd., and Hyprotech UK Ltd. (collectively, the "AspenTech Parties") and Honeywell International Inc., Honeywell Control Systems Limited and Honeywell Limited-Honeywell Limitee (collectively, the "Honeywell Parties").	10-Q	March 15, 2005	10.1
10.41+	Amendment No. 1 to the Purchase and Sale Agreement, dated October 6, 2004 by and among the AspenTech Parties and the Honeywell Parties.	10-Q	March 15, 2005	10.2
10.42+	Hyprotech License Agreement, dated as of December 23, 2004, by and between Aspen Technology, Inc. and Honeywell International, Inc.	10-Q	March 15, 2005	10.3
10.43+	Hyprotech License Agreement, dated as of December 23, 2004, by and between AspenTech Canada Ltd. and Honeywell Limited-Honeywell Limitee.	10-Q	March 15, 2005	10.4
10.44+	Hyprotech License Agreement, dated as of December 23, 2004, by and between Hyprotech Company and Honeywell Limited-Honeywell Limitee.	10-Q	March 15, 2005	10.5
10.45+	Hyprotech License Agreement, dated as of December 23, 2004, by and between AspenTech Ltd. and Honeywell Control Systems Limited.	10-Q	March 15, 2005	10.6

10.46+	Hyprotech License Agreement, dated as of December 23, 2004, by and between Hyprotech UK Ltd. and Honeywell Control Systems Limited.	10-Q	March 15, 2005	10.7
10.47*^	1988 Non-Qualified Stock Option Plan, as amended.
10.48^	1995 Stock Option Plan.	S-8	September 9, 1996	4.5
10.49*^	Amended and Restated 1995 Directors Stock Option Plan.
10.50^	1995 Employees' Stock Purchase Plan	S-8	September 9, 1996	4.3
10.51^	1998 Employees' Stock Purchase Plan.	S-8	January 20, 1998	10.1
10.52^	Amendment No. 1 to 1998 Employees' Stock Purchase Plan.	DEF 14A	November 13, 2000	C
10.53^	1996 Special Stock Option Plan.	10-K	September 29, 1997	10.23
10.54^	Restated 2001 Stock Option Plan.	10-K	September 28, 2006	10.54
10.55^	2005 Stock Incentive Plan.	8-K	June 20, 2005	99.1
10.56*^	Form of Employee Confidentiality and Non-Competition Agreement.
10.57^	Employment and Change in Control Agreement, dated as of December 7, 2004, between Aspen Technology, Inc. and Mark E. Fusco.	8-K	December 13, 2004	99.1
10.58^	Employment Agreement, dated April 1, 2002, by and between Aspen Technology, Inc. and C. Steven Pringle.	8-K	July 11, 2003	10.1
10.59^	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and C. Steven Pringle.	8-K	July 11, 2003	10.6
10.60^	Letter Agreement, dated June 24, 2003, by and between Aspen Technology, Inc. and Manolis Kotzabasakis.	8-K	July 11, 2003	10.5
10.61^	Letter Amendment, dated August 18, 2003, by and between Aspen Technology, Inc. and C. Steve Pringle.	10-K	September 29, 2003	10.62
10.62^	Letter Amendment, dated August 18, 2003, by and between Aspen Technology, Inc. and Manolis Kotzabasakis.	10-K	September 29, 2003	10.64
10.63^	Amendment No. 1 to Employment and Change of Control Agreement, dated as of October 28, 2005, between Aspen Technology, Inc. and Mark E. Fusco.	8-K	November 2, 2005	99.1
10.64^	Aspen Technology, Inc. Executive Annual Incentive Bonus Plan FY07	8-K	July 6, 2006	99.1
10.65^	Aspen Technology, Inc. Operations Executives Plan FY07	8-K	July 6, 2006	99.2
10.66^	Aspen Technology, Inc. Executive Annual Incentive Bonus Plan FY06	8-K	November 2, 2005	99.2
10.67^	Aspen Technology, Inc. Operations Executives Plan FY06	8-K	November 2, 2005	99.3
10.68	Securities Purchase Agreement dated as of May 9, 2002 between Aspen Technology, Inc. and the Purchasers listed therein, and related Amendment dated June 5, 2002.	8-K	May 31, 2002	10.1
10.69	Amended and Restated Securities Purchase Agreement dated as of March 19, 2002 between Aspen Technology, Inc. and the Purchasers named therein.	8-K	March 20, 2002	99.1

10.70	Tenth Loan Modification Agreement, dated as of September 14, 2006, between Silicon Valley Bank and Aspen Technology, Inc.	10-K	September 28, 2006	10.84
10.71	Sixth Loan Modification Agreement (EXIM), dated as of September 14, 2006, between Silicon Valley Bank and Aspen Technology, Inc.	10-K	September 28, 2006	10.85
10.72	Seventh Loan Modification Agreement, dated as of September 13, 2005, between Silicon Valley Bank and Aspen Technology, Inc.	10-K	September 13, 2005	10.79
10.73^	Amendment Number 1 to the Stock Option Agreement with Emmanouil Kotzabasakis dated on or about August 18, 2003 under the 1995 Stock Option Plan, as amended (Award Identification No. P040380)	8-K	January 5, 2007	10.1
10.74^	Amendment Number 1 to the Stock Option Agreement with Emmanouil Kotzabasakis dated on or about August 18, 2003 under the 2001 Stock Option Plan, as amended (Award Identification No. P040002)	8-K	January 5, 2007	10.2
10.75^	Amendment Number 1 to the Stock Option Agreement with Emmanouil Kotzabasakis dated on or about August 18, 2003 under the 2001 Stock Option Plan, as amended (Award Identification No. P0405621)	8-K	January 5, 2007	10.3
10.76^	Amendment Number 1 to the Stock Option Agreement with C. Steven Pringle dated on or about August 18, 2003 under the 1995 Stock Option Plan, as amended (Award Identification No. P040381)	8-K	January 5, 2007	10.4
10.77^	Amendment Number 1 to the Stock Option Agreement with C. Steven Pringle dated on or about August 18, 2003 under the 2001 Stock Option Plan, as amended (Award Identification No. P040003)	8-K	January 5, 2007	10.5
10.78^	Amendment Number 1 to the Stock Option Agreement with C. Steven Pringle dated on or about August 18, 2003 under the 2001 Stock Option Plan, as amended (Award Identification No. P0405622)	8-K	January 5, 2007	10.6
10.79	Loan Agreement, dated as of September 27, 2006, among Aspen Technology Funding 2006-II LLC, Aspen Technology, Inc., Portfolio Financial Servicing Company, Inc., Key Equipment Finance Inc., Keybank National Association, and Relationship Funding Company, LLC	10-Q	November 14, 2006	10.1
10.80	Eleventh Loan Modification Agreement, dated as of September 27, 2006, by and among Silicon Valley Bank and Aspen Technology, Inc.	10-Q	November 14, 2006	10.3
10.81	Seventh Loan Modification Agreement — EXIM dated as of September 27, 2006, by and among Silicon Valley Bank and Aspen Technology, Inc.	10-Q	November 14, 2006	10.5
10.82	Partial Release and Acknowledgement Agreement, dated as of September 27, 2006, by and among Silicon Valley Bank and Aspen Technology, Inc.	10-Q	November 14, 2006	10.6
10.83^	Form of Terms and Conditions of Stock Option Agreement Granted Under 2001 Restated Stock Option Plan	10-Q	November 14, 2006	10.7
10.84^	Form of Terms and Conditions of Stock Option Agreement Granted Under 2005 Stock Incentive Plan	10-Q	November 14, 2006	10.8

10.85^	Form of Restricted Stock Unit Agreement Granted under 2005 Stock Incentive Plan.		10-Q	November 14, 2006	10.9
10.86^	Form of Restricted Stock Unit Agreement-G Granted under 2005 Stock Incentive Plan.		10-Q	November 14, 2006	10.10
10.87^	Form of Executive Retention Agreement entered into as of September 26, 2006, by Aspen Technology, Inc. and each of Frederic G. Hammond, Manolis E. Kotzabasakis, Bradley T. Miller, C. Steven Pringle and Blair F. Wheeler		10-Q	November 14, 2006	10.11
14.1	Code of Conduct and Business Ethics		10-K	September 13, 2005	14.1
21.1	Subsidiaries of Aspen Technology, Inc.		10-K	September 28, 2006	21.1
23.1	Consent of Deloitte & Touche LLP	X
23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)	X

*
To be filed by amendment.

^
Management contract or compensatory plan.

+
Confidential treatment requested as to certain portions.